Exhibit 10.30

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

LINCOLN MERGER SUB TWO LLC,

COMPUCOM SUPER HOLDINGS LLC,

solely with respect to Section 9.11, THE ODP CORPORATION

AND

PROJECT HERITAGE ACQUISITION, LLC

_______________________

Dated as of December 31, 2021

TABLE OF CONTENTS

Page

Article I DEFINITIONS	4
Section 1.1.	Definitions4
Section 1.2.	Other Defined Terms14
Article II PURCHASE AND SALE; CLOSING	17
Section 2.1.	Purchase and Sale17
Section 2.2.	Purchase Price17
Section 2.3.	Closing Date17
Section 2.4.	Closing Deliveries17
Section 2.5.	Adjustment to Base Purchase Price18
Section 2.6.	Withholding21
Article III REPRESENTATIONS AND WARRANTIES OF SELLER	22
Section 3.1.	Organization and Qualification; Subsidiaries22
Section 3.2.	Capitalization23
Section 3.3.	Authority; Execution and Delivery; Enforceability23
Section 3.4.	No Conflict23
Section 3.5.	Required Filings and Consents24
Section 3.6.	Permits; Compliance with Law24
Section 3.7.	Financial Statements25
Section 3.8.	No Undisclosed Liabilities26
Section 3.9.	Absence of Certain Changes or Events26
Section 3.10.	Employee Benefit Plans26
Section 3.11.	Labor and Other Employment Matters28
Section 3.12.	Contracts29
Section 3.13.	Litigation32
Section 3.14.	Environmental Matters33
Section 3.15.	Intellectual Property33
Section 3.16.	Taxes35
Section 3.17.	Insurance37
Section 3.18.	Properties and Assets37
Section 3.19.	Real Property37
Section 3.20.	Brokers38
Section 3.21.	Affiliated Transactions38
Section 3.22.	Title; Sufficiency of Assets38
Section 3.23.	CARES Act39
Section 3.24.	No Other Representations or Warranties39
Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER	39
Section 4.1.	Organization and Qualification39

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Section 4.2.	Authority; Execution and Delivery; Enforceability40
Section 4.3.	No Conflicts40
Section 4.4.	Required Filings and Consents40
Section 4.5.	Financial Ability to Perform41
Section 4.6.	Guaranty42
Section 4.7.	Litigation42
Section 4.8.	Brokers42
Section 4.9.	Investigation; Acquisition of Equity Interests for Investment42
Section 4.10.	Solvency43
Section 4.11.	No Other Representations or Warranties43
Article V COVENANTS	44
Section 5.1.	Efforts44
Section 5.2.	Covenants Relating to Conduct of Business46
Section 5.3.	Confidentiality49
Section 5.4.	Access to Information50
Section 5.5.	Publicity52
Section 5.6.	Intercompany Accounts and Intercompany Arrangements52
Section 5.7.	Shared Contracts53
Section 5.8.	General Assurances54
Section 5.9.	Employee Matters54
Section 5.10.	Financial Obligations57
Section 5.11.	Intellectual Property Matters58
Section 5.12.	Insurance60
Section 5.13.	Litigation Support61
Section 5.14.	Payments61
Section 5.15.	Non-Solicitation of Employees; Non-Competition61
Section 5.16.	Misallocated Assets63
Section 5.17.	Exclusivity64
Section 5.18.	Financing65
Section 5.19.	Financing Assistance67
Section 5.20.	Holding Fee.70
Section 5.21.	Cash Sweep.72
Section 5.22.	Collection on Certain Accounts Receivables.72
Section 5.23.	Remittance of Certain Excess Cash.72
Article VI CERTAIN TAX MATTERS	72
Section 6.1.	Tax Returns; Allocations72
Section 6.2.	Notice of Tax Contests74
Section 6.3.	Cooperation on Tax Matters74
Section 6.4.	Tax Sharing Agreements75
Section 6.5.	No Section 338 Election75
Section 6.6.	Transfer Taxes75
Article VII CONDITIONS PRECEDENT	75

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Section 7.1.	Conditions to Each Party’s Obligations to Close75
Section 7.2.	Conditions to Obligations of Purchaser to Close75
Section 7.3.	Conditions to Obligations of Seller to Close76
Section 7.4.	Frustration of Closing Conditions76
Article VIII TERMINATION; EFFECT OF TERMINATION	77
Section 8.1.	Termination77
Section 8.2.	Effect of Termination78
Section 8.3.	Notice of Termination79
Article IX INDEMNIFICATION AND PARENT GUARANTY	79
Section 9.1.	Survival79
Section 9.2.	Indemnification by Seller80
Section 9.3.	Indemnification by Purchaser80
Section 9.4.	Procedures81
Section 9.5.	Exclusive Remedy and Release82
Section 9.6.	Additional Indemnification Provisions82
Section 9.7.	Limitation on Liability83
Section 9.8.	Indemnification After-Tax83
Section 9.9.	Mitigation83
Section 9.10.	Interpretation83
Section 9.11.	Parent Guaranty83
Article X GENERAL PROVISIONS	83
Section 10.1.	Entire Agreement83
Section 10.2.	Assignment84
Section 10.3.	Amendments and Waivers84
Section 10.4.	No Third-Party Beneficiaries84
Section 10.5.	Notices84
Section 10.6.	Specific Performance85
Section 10.7.	Governing Law and Jurisdiction87
Section 10.8.	Waiver of Jury Trial88
Section 10.9.	Severability88
Section 10.10.	Counterparts88
Section 10.11.	Expenses89
Section 10.12.	Interpretation; Absence of Presumption89
Section 10.13.	Debt Financing Sources90
Section 10.14.	Non-Recourse91

EXHIBITS

Exhibit AForm of Transition Services Agreement

Exhibit BPromissory Note

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SECURITIES PURCHASE AGREEMENT

This SECURITIES Purchase Agreement, dated as of December 31, 2021 (this “Agreement”), is by and between Lincoln Merger Sub Two LLC, a Delaware limited liability company (“Seller”), CompuCom Super Holdings LLC, a Delaware limited liability company (the “Company”), Project Heritage Acquisition, LLC, a Delaware limited liability company (“Purchaser”), and solely with respect to Section 9.11 hereof, The ODP Corporation, a Delaware corporation (“Parent”).

WHEREAS, Seller is the sole member of all of the issued and outstanding limited liability company interests (collectively, the “Equity Interests”) of the Company;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Equity Interests (the “Transaction”);

WHEREAS, on the terms and subject to the conditions set forth herein, Parent is a party to this Agreement solely for purposes of Section 9.11 hereof to guaranty certain obligations of Seller in connection with this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Variant Equity II, LP a Delaware limited partnership (“Guarantor”), is entering into a limited guaranty in favor of Seller (the “Guaranty”) pursuant to which Guarantor is guarantying certain obligations of Purchaser in connection with this Agreement; and

WHEREAS, simultaneously with the Closing under this Agreement, Seller, Purchaser and certain of their respective Affiliates desire to enter into certain other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1.Definitions

. As used herein, the following terms have the meanings set forth below:

“Action” means any Proceeding, audit, review, inquiry, examination, or investigation.

“Adjustment Amount” means (a) the Closing Working Capital minus (b) the Target Working Capital (which resulting amount may be a positive or negative number).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this

Agreement, neither Seller nor any of its Affiliates shall be deemed an Affiliate of Purchaser, nor, as of and after Closing, of the Company Group.

“Approval” means the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, fringe benefit, collective bargaining or other benefit plan, program, policy, agreement or arrangement, including any Seller Benefit Plan, Company Group Benefit Plan and Foreign Plan.

“Books and Records” means all books, records (including Tax records), lists, reports, files, work papers, work product, correspondence, manuals, sales, marketing and promotional information, literature and studies, and other materials, documents and data in any form or medium (whether in hard copy or computer, digital, mobile or other electronic format).

“Business” means the business of the Company Group as conducted on the date hereof.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York.

“Business Employee” means any employee of Seller or its Affiliates who is employed by a Group Company immediately prior to the date hereof and any other employee of Seller or any of its Affiliates set forth on Section 1.1(a)(ii) of the Seller Disclosure Schedules under the title “Other Employees”, subject in each case to, and updated by, new hirings, terminations of employment and other changes in employment status, in each case in the ordinary course of business of the Company Group and permitted by the terms of this Agreement, between the date of this Agreement and the Closing and, in the case of the Other Employees, with the prior consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as may be amended or modified.

“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, held by a bank and in other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments or securities and brokerage accounts, in each case of such Person as of such time, calculated in a manner consistent with the Transaction Accounting Principles; provided, that “Cash Amounts” shall, without duplication, (i) be net of the total amount of outstanding checks and drafts issued but not yet debited against the applicable amount and the Cash Sweep Withholding Amount, and (ii) include the total amount of outstanding checks and drafts issued for the benefit of such Person but not yet cleared and deposits in transit.

“Cash Sweep Withholding Amount” means, with respect to any Group Company, all amounts required to be withheld under any applicable Laws in connection with the transfer of cash pursuant to Section 5.21, including any withholding Tax.

“Cause” means, with respect to a Transferred Business Employee, any of the following: (a) a breach by such Transferred Business Employee of the provisions of any employment agreement, noncompetition agreement, confidentiality agreement or other Contract with Purchaser or any applicable Affiliate of

Purchaser, or of Purchaser’s or any such Affiliate’s code of ethics or other policy, as then in effect, that, if capable of being cured, and is not cured by such Transferred Business Employee within ten (10) days following receipt of notice of such breach; (b) conduct by such Transferred Business Employee rising to the level of gross negligence or willful misconduct in the course of employment with Purchaser or an applicable Affiliate of Purchaser; (c) an act or omission by such Transferred Business Employee that results in his or her being convicted of or pleading guilty or nolo contendere to a criminal offense that involves moral turpitude or constitutes a felony; or (d) a breach of any fiduciary duty to Purchaser or an applicable Affiliate of Purchaser.

“Closing Cash Amounts” means an amount equal to the Cash Amounts of the Company Group as of 11:59 p.m. Eastern Time on the date immediately before the Closing Date; provided, however that in no event shall Closing Cash Amounts to be used for the purposes of the calculation of the Final Purchase Price exceed $2,500,000 in each of CompuCom — CSI Systems India Private Limited and CCSI – CompuCom GSC Mexico, S. de R.L. de C.V., and zero in each of the other Group Companies, and Closing Cash Amounts in excess of that amount shall be the “Excess Cash” for purposes of calculating the Final Purchase Price.

“Closing Company Transaction Expenses” means an amount equal to the Company Transaction Expenses measured as of immediately prior to the Closing but, to the extent applicable (including with respect to expenses contemplated in clause (II) of “Company Transaction Expenses”), giving effect to the Closing.

“Closing Funded Debt” means an amount equal to the Funded Debt of the Company Group as of immediately prior to the Closing.

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Closing Cash Amounts, plus (c) the Estimated Adjustment Amount (which may be a positive or negative number), minus (d) the Estimated Closing Funded Debt, minus (e) the Estimated Closing Company Transaction Expenses.

“Closing Working Capital” means the Working Capital as of 11:59 p.m. Eastern Time on the date immediately before the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and all of the Company Subsidiaries.

“Company Group Benefit Plan” means each Benefit Plan that is established, sponsored or maintained by any Group Company or with respect to which any Group Company has any liability, in any case, for the benefit of any current or former Business Employee, other than any Multiemployer Plan and other than a plan, policy, program or arrangement which is maintained by a Governmental Entity to which any Group Company contributes pursuant to applicable Law.

“Company Group Employee” means any employee of Seller or its Affiliates who is employed by a Group Company immediately prior to the Closing.

“Company Material Adverse Effect” means any event, change, development, occurrence or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition, or results of operations of the Company Group, taken as a whole; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute or contribute to, and that none of the following will be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (a) the general conditions in the industries in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates or exchange rates); (c) any condition or change generally affecting the global economy, financial markets or political, economic or regulatory conditions in any geographic region in which the Business operates; (d) any act of civil unrest, war, sabotage or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war, or any material worsening of such conditions threatened or existing as of the date of this Agreement; (e) any conditions resulting from natural disasters or weather developments, including pandemics declared as such by the World Health Organization (including COVID-19), earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God; (f) changes in any applicable Law or GAAP or other applicable accounting principles or standard or any interpretations thereof after the date hereof; (g) the failure of the financial or operating performance of Seller or any of its Affiliates (including any Group Company) or the Business to meet any published or internally prepared internal, Purchaser or analyst projections, forecasts or budgets for any period (provided, that this clause (g) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any internal, Purchaser or analyst projections, forecasts or budgets and no such representations or warranties are being made other than to the extent expressly made in Article III hereof; provided, further, that any underlying event, change, development, occurrence or effect that caused such failure to meet such projections, forecasts or estimates shall not be excluded by virtue of this clause (g) except to the extent such event, change, development, occurrence or effect would be excluded by operation of another clause of this definition); (h) the execution, announcement, pendency or consummation of the Transaction, or the identity of Purchaser, including any litigation or any loss or threatened loss of, or disruption or threatened disruption in, the relationship of the Company and the Company Subsidiaries with respect to their respective customers, employees, labor unions, financing sources, suppliers, strategic partners or similar relationships, in each case, solely resulting from the execution, announcement or pendency of the transactions contemplated hereby (provided, that this clause (h) shall not apply to any of the representations or warranties contained in Section 3.4 of this Agreement to the extent that it purports to address the effect of this Agreement or the transactions contemplated hereby (or any condition to Closing as it relates to such representations or warranties)); (i) the effect of Seller’s compliance with the express terms of this Agreement that require action or inaction of the Seller, or actions taken at Purchaser’s express written request, including the covenants and agreements contained in this Agreement; provided, however, that the events, changes, developments, occurrences or effects in clauses (a) through (f) may be taken into account for purposes of determining whether there has been or will be, a Company Material Adverse Effect to the extent, and only to the extent, they have a materially disproportionate effect on the Company Group, taken as a whole, compared to other Persons operating in the industry or geographic regions in which the Company Group primarily operates.

“Company Owned Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by the Company Group.

“Company Transaction Expenses” means, all fees, costs, charges, expenses and obligations that are incurred, payable or subject to reimbursement by the Company Group in connection with or relating to the preparation, negotiation and execution of this Agreement and the Transaction Documents or the consummation of the Transaction, whether accrued for or not, including fees, commissions, expenses and disbursements of counsel, accountants, bankers, brokers, financial advisors, consultants and other advisors and service providers. For the avoidance of doubt, Company Transaction Expenses shall (I) exclude all fees, costs, charges, expenses and obligations that (i) are incurred, payable or actually reimbursed by Parent or its Affiliates other than the Company Group, (ii) are incurred, payable or subject to reimbursement by Purchaser or any of its respective Affiliates other than the Company Group (including in connection with the Debt Financing), (iii) are out-of-pocket and are reasonably incurred by the Company Group in connection with the Debt Financing pursuant to Section 5.19 or (iv) are accrued in the Closing Working Capital, and (II) include all “single trigger” severance obligations, retention bonuses, “stay” bonuses, change in control bonuses, sale bonuses and other similar compensatory amounts (or acceleration thereof) that are or become payable by the Company Group solely as a result of the consummation of the transactions contemplated by this Agreement (including the employer portion of any employment, payroll, social security, unemployment or other withholding Taxes related to all such amounts).

“Contract” means any written contract, lease, license, commitment, customer order, loan or credit agreement, indenture or agreement, other than a Permit.

“Covered Losses” means, subject to Section 9.7, losses, Liabilities (excluding contingent liabilities), claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Action), penalties, expenses and reasonable attorneys’ and accountants’ fees and disbursements, in each case that are due and payable.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.

“Debt Financing Sources Related Party” means the Debt Financing Sources and the commitment parties that are parties to any Alternative Financing Commitment Letter, together with their respective Affiliates, and the respective officers, directors, employees, agents, advisors, controlling persons and the other representatives and successors of each of the foregoing.

“Environmental Laws” shall mean Laws regarding pollution, protection of the environment and natural resources, or protection of human health (from exposure to Hazardous Materials), including those relating to the Release or threatened Release of Hazardous Materials or to the distribution, use, treatment, storage, disposal, transport, import, export, sale, marketing, labelling or handling of Hazardous Materials (including products containing Hazardous Materials).

“Equity Securities” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excess Cash” means the definition given to such term in the definition of “Closing Cash Amounts”.

“Foreign Plan” means each Seller Benefit Plan and Company Group Benefit Plan that primarily covers Business Employees or other individual service providers providing services to a Group Company based outside of the U.S. and/or that is subject to any Law other than U.S. federal, state or local Law (other than any plan or program that is maintained by a Governmental Entity to which the Company Group, the Seller or any Affiliate of any Seller contributes pursuant to applicable Law).

“Fraud” means, with respect to any party hereto, an actual and intentional fraud by such Person with respect to the making of representations and warranties contained in this Agreement or any certificate delivered hereunder; provided, that such actual and intentional fraud of such Person specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (a) such Person made a false representation with knowledge of its falsity when made, (b) the statements made by such Person were made with the intent to deceive another party hereto to rely thereon (or with the expectation that such other party would rely thereon) and that such other party would take action or inaction to such other party’s detriment (including consummation of the transactions contemplated by this Agreement), (c) such reliance and subsequent action or inaction by such other party was reasonable and (d) such action or inaction resulted in damages, losses or Liabilities, to such other party.

“Funded Debt” means, of any Person (including in the case of any member of the Company Group, any of the following incurred by or on behalf of any such Person) and as of any time, the aggregate amount of the following (including all accrued and unpaid interest and all prepayment penalties, breakage fees, penalties and exit or similar fees that would be incurred in connection with the repayment thereof at such time), without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business to the extent included in Working Capital), including all accrued but unpaid interest thereon; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon; (c) all capital lease obligations that are classified as a capital or finance lease in accordance with GAAP, but excluding all right of use liabilities under any operating leases in accordance with GAAP and those classified as such in the Financial Statements; (d) all letters of credit or similar facilities incurred by or on behalf of such Person, in each case solely to the extent drawn; (e) all net obligations under any cap, swap, collar or other hedging or derivative arrangements (other than any such arrangements entered into or left in place at Closing at the written request of Purchaser); (f) any unpaid payroll Taxes attributable to a Pre-Closing Tax Period or portion thereof deferred pursuant to section 2302 of the CARES Act; (g) all obligations secured by a Lien (other than Permitted Liens); (h) any Liability in respect of any International Benefit Plan that is a Company Group Benefit Plan and is an unfunded defined benefit or defined contribution plan; (i) the balance of deferred revenue, in accordance with GAAP, multiplied by eighty one percent (81.0%); and (j) the deferred purchase price of businesses, properties, securities, goods or services (including any “earn-outs”, mile-stone or similar consideration in respect of property or services, but excluding current trade payables arising in the ordinary course of business), in each case of clauses (a) through (j), of such Person as of such time, calculated in a manner consistent with the Transaction Accounting Principles; provided, that “Funded Debt” of the Company Group shall exclude any amounts owed solely between or among members of the Company Group and any liability or obligation to the extent taken into account in the calculation of Working Capital.

“GAAP” means U.S. generally accepted accounting principles, consistently applied except for changes in the application thereof in order to comply with changes in such principles from time to time.

“Government Official” means (i) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) any official, officer, employee, representative, or any person acting in an official capacity for or on behalf of any public international organization or any department or agency thereof.

“Governmental Entity” means any national, state, local, provincial, supranational or foreign government or any court of competent jurisdiction, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality.

“Group Company” means any of the Company and the Company Subsidiaries.

“Hazardous Materials” shall mean any substance defined or regulated as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar meaning, by any applicable Environmental Law and per- and polyfluoroalkyl substances (PFAS).

“Indebtedness” means, of any Person and as of any time, all (a) Funded Debt of such Person; and (b) any obligations of such Person to guarantee or otherwise provide collateral or credit support for any of the obligations described in clause (a) on behalf of any Person other than, in the case of any Group Company, any other Group Company.

“Intellectual Property Rights” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including: (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, inventions, invention disclosures, discoveries and improvements, whether or not patentable, (b) U.S. and foreign trademarks, service marks, trade dress, logos, certification marks, service names, brands, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively, “Trademarks”), (c) U.S. and foreign copyrights and rights under copyrights and works of authorship, whether registered or unregistered, and any registrations and applications for registration thereof, (d) rights in software, firmware, databases and data collections under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor, (e) trade secrets, non-public information, know-how, business information and technical information (including formulas, techniques and processes) and other rights in know-how and confidential or proprietary information deriving economic value from the secret nature of the information, and rights to limit the use or disclosure thereof by any Person, and (f) URL and Internet domain name registrations.

“International Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to principally for the benefit of International Business Employees.

“International Business Employee” means each Business Employee primarily employed outside the United States.

“IT Assets” means any computer systems (including computers, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) but, for clarity, not any Intellectual Property Rights covering the foregoing.

“Judgment” means any injunction, judgment, decree, ruling or other order issued by a Governmental Entity of competent jurisdiction.

“Knowledge” means, with respect to Seller, the actual knowledge, after due inquiry of such Person’s direct reports, of any Person listed in Section 1.1(b) of the Seller Disclosure Schedules, and, with respect to Purchaser, the actual knowledge, of any Person listed in Section 1.1(b) of the Purchaser Disclosure Schedules.

“Law” means any national, state, provincial, local, supranational or foreign law (including common law), statute, code, order, ordinance, directive, rule, regulation, treaty (including any Tax treaty) or other enforceable requirement, in each case promulgated or issued by a Governmental Entity.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind (including any Liability for Taxes), whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, lease, right of way, encroachment, restriction or encumbrance of any kind, other than restrictions on transfer arising under applicable securities Laws.

“Malicious Code” means any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any material way such Software’s operation, (ii) cause such software to damage or corrupt any data, storage media, programs, equipment or communications of the Company Group or its clients, or otherwise interfere with the Company Group’s operations or (iii) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “back doors” “Trojan horses,” “time bombs,” “worms,” or “drop dead devices”).

“Malware Incident” means the malware incident affecting the Business as reported by Parent on its current report on Form 8-K filed with the Securities Exchange Commission on March 26, 2021.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Entity.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) statutory Liens of landlords and Liens of vendors, carriers, warehousemen, mechanics, materialmen, workmen, repairmen or similar Liens and other Liens imposed by Law and in the ordinary course of business; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, in each case, that are not resulting from a breach, default or violation by the Company or any Company Subsidiary of any Contract or Law; (d) with respect to real property, (i) defects or imperfections of title; (ii) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate; (iii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (iv) Liens not created by Seller or any of its Affiliates that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show; provided, that (with respect to this clause (d) only) any such item does not materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of such real property for the purpose for which it is used as of the Closing Date; and (e) Liens listed on Section 1.1(e) of the Seller Disclosure Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Data” means any information that allows the identification of or contact with, or can be used to identify, an individual natural person including (i) a natural person’s name, street address, telephone number, email address, photograph, passport number, credit card number, bank information, or account number, and (ii) any other piece of non-publicly available information that is defined as “personal data”, “personal information”, “personally identifiable information”, “PII” or any similar term under applicable Law.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Pre-Closing Taxes” means all (i) Taxes of Parent or Seller and any Affiliates thereof (other than, prior to the Closing, the Company Group); (ii) Taxes of the Company Group or of any Group Company  attributable to a Pre-Closing Tax Period or portion thereof (determined without regard to any carryback of any deduction, loss or credit arising on or after the Closing Date); (iii) Taxes arising as a result of being or having been a member of any consolidated, combined, unitary or other group for which Parent or Seller (or any Affiliate thereof that is not a Group Company) is the common parent including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law); (iv) all Taxes related to the Canadian wage subsidy and any employer related Taxes payable after Closing that are attributable to compensation paid or accrued in a Pre-Closing Tax Period; (v) the Seller’s share of any Taxes pursuant to the second sentence of Section 6.6; and (vi) any liability for the payment of any amount of a type described in clause (i) through (v) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Proceeding” means any suit, claim, action, charge, complaint, examination, hearing, arbitration, audit, inspection, citation, investigation or other proceeding, whether civil, criminal, administrative or investigative, by or before any Governmental Entity.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules delivered contemporaneously with the execution and delivery of this Agreement by Purchaser to Seller.

“Purchaser’s Fundamental Representations” means those representations and warranties set forth in Section 4.1 and Section 4.2.

“Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the indoor or outdoor environment.

“Representative” of a Person means any officer, director or employee of such Person or any consultant, investment banker, attorney, accountant, agent or other advisor or representative of such Person.

“Required Financial Information” means, for each fiscal quarter of the Company Group ending on or after December 31, 2021, trial balances for such quarter, detailed and summary accounts receivable agings for such quarter, inventory reports for such quarter, inventory reports by location for such quarter, sales credits and collection reports for such quarter, and detailed and summary accounts payable agings for such quarter. Notwithstanding anything to the contrary in this definition, nothing will require Seller or any of its Subsidiaries to provide (or be deemed to require Seller to prepare) any Excluded Information.

“Seller Benefit Plan” means each Benefit Plan that is established, sponsored, maintained or contributed to by Seller or its Affiliates (other than any Group Company) or with respect to which Seller or its Affiliates (other than any Group Company) has any liability, in any case, for the benefit of any current or former Business Employee, other than any Multiemployer Plan and other than a plan, policy, program or arrangement which is maintained by a Governmental Entity to which Seller or its Affiliates contributes pursuant to applicable Law, and excluding the Company Group Benefit Plans.

“Seller Debt Documents” means all Contracts governing Indebtedness where both (i) the Seller and/or its Affiliates (other than the Company Group), and (ii) any Group Company, is a party (in each case, other than Contracts governing solely Indebtedness of any Group Company).

“Seller Debt Obligations” means (i) any guarantee by the Group Company and (ii) any Lien encumbering the Business or the assets of the Company Group and securing the repayment, in each case of clauses (i) and (ii), of the loans made under, the notes issued pursuant to and/or any obligations under the Seller Debt Documents.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules delivered contemporaneously with the execution and delivery of this Agreement by Seller to Purchaser.

“Seller’s Fundamental Representations” means those representations and warranties set forth in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.2, Section 3.3 and Section 3.20.

“Seller Marks” means any and all Trademarks owned by Seller or any of its Affiliates including those containing or comprising the “Office Depot”, “ODP”, “OfficeMax”, “Grand & Toy”, “Varis” and “Veyer” names, or any variations, translations, transliterations, abbreviations or derivatives thereof, whether used alone or in combination with other words.

“Senior Management of the Business” means the individuals listed in Section 1.1(d) of the Seller Disclosure Schedules.

“Shared Contract” means a Contract of Seller or any of its Affiliates with one or more third parties, that relates to, or under which the rights or obligations of Seller or its Affiliates are exercised for the benefit of (A) both (x) any member of the Company Group or the Business and (y) Seller and its Affiliates (other than the Company Group) or their business, or (B) the Company Group or the Business (excluding any Contract to which any Group Company is a party), in each case of clauses (A) and (B), other than Seller Benefit Plans and insurance policies set forth on Section 3.17 of the Seller Disclosure Schedules, any Contract pursuant to which any of the services contemplated by the Transition Services Agreement are provided and any Contract which is immaterial to the usual and ordinary course business operations of any Group Company.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member; provided, that each Group Company shall be deemed to be a Subsidiary, prior to Closing, of Seller and, after the Closing, of Purchaser.

“Target Working Capital” means $128,000,000.

“Tax” means any tax of any kind, including any federal, state, local, provincial or foreign income, estimated, sales, use, ad valorem, receipts, value added, escheat, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, premium, property, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative or add-on minimum, occupation, or other tax of any nature or any other fees, assessments, or charges of a similar nature, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority relating to Taxes, including any amendment thereof or attachment thereto.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Promissory Note, the Confidentiality Agreement and the Foreign Closing Documents.

“Willful Breach” means a knowing and intentional act, or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, by a party with the knowledge that the taking of such act or failure to take such act would be reasonably likely to cause a material breach of this Agreement.

“Working Capital” means, as of any time, the net working capital of the Company Group as of such time, calculated by subtracting (a) the sum of the amounts as of such time for the current liabilities of the Company Group and only including the line items and the general ledger accounts shown on the Sample Closing Statement, from (b) the sum of the amounts as of such time for the current assets of the Company Group and only including the line items and general ledger accounts shown on the Sample Closing Statement, in each case determined in accordance with the Transaction Accounting Principles; provided, that in no event shall Working Capital include (i) any amount included within the definition of Cash Amounts, Company Transaction Expenses or Funded Debt or (ii) any current or deferred income Tax assets or liabilities or any Taxes accounted for in the definition of Cash Sweep Withholding Amount.

Section 1.2.Other Defined Terms

. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

TermSection

Acquisition Proposal	5.17
Affiliate Transactions or Interests	3.21
Agreement	Preamble
Alternative Financing	5.18(b)
Alternative Financing Commitment Letter	5.18(b)
Antitrust Law	5.1(b)
Back-to-Back Arrangement	5.7(b)
Balance Sheet Date	3.7(a)
Base Purchase Price	2.2
Business Balance Sheet	3.7(a)
Business Financial Statements	3.7(a)
Capital Investment	5.20(d)(i)
Capital Transaction	5.20(d)(ii)
Closing	2.3

Closing Date	2.3
Closing Statement	2.5(b)
Commitment Letters	4.5
Company	Preamble
Company Data	3.15(h)
Company IPR Agreements	3.12(a)(v)
Company IT Systems	3.15(i)
Company Material Contract	3.12(a)
Company Permits	3.6(a)
Company Proceeds	5.20(d)(iii)
Company Software	3.15(g)
Company Subsidiary	3.1(c)
Competing Business	5.15(b)
Confidential Information	5.3
Confidentiality Agreement	5.3
Contract Separation	5.7(a)
Covered Person	5.15(a)
Credit Enhancements	5.10(a)

Credit Support……………………………………………………………………………   Section 5.10(c)

Data Protection Program	3.15(h)
Debt Commitment Letter	4.5
Debt Financing	4.5
Debt Financing Sources	4.5
Definitive Financing Agreements	5.18(a)
Dispute Notice	2.5(d)
Dispute Resolution Period	2.5(d)
Divestiture Period	5.15(b)(iii)
DOJ	5.1(b)
Enforceability Exceptions	3.3
Equity Commitment Letter	4.5
Equity Financing	4.5
Equity Interests	Recitals
Estimated Adjustment Amount	2.5(b)
Estimated Closing Cash Amounts	2.5(b)
Estimated Closing Company Transaction Expenses	2.5(b)
Estimated Closing Funded Debt	2.5(b)
Excluded Information	5.19(a)
Exclusivity Period	5.17
Exempt Transaction	5.17
Extraordinary Action	5.8
Final Purchase Price	2.5(f)
Financing	4.5
Financing Uses	4.5
Foreign Closing Documents	2.4(v)
FTC	5.1(b)
Guarantor	Recitals
Guaranty	Recitals
Heritage Name	5.11(a)
Holding Fee Payment	5.21
HSR Act	5.1(b)
Indemnified Party	9.4(a)

Indemnifying Party	9.4(a)
Independent Accounting Firm	2.5(d)
Insurance Policies	3.17
Inventions	5.11(b)(i)
Inventor	3.15(f)
Labor Agreement	3.11(b)
Leased Real Property	3.19
Organizational Documents	3.1(d)
Outside Date	8.1(d)
Post-Closing Statement	2.5(c)
Promissory Note	2.4(iv)
Purchaser	Preamble
Purchaser 401(k) Plan	5.9(g)
Purchaser Covenant Parties	5.11(b)(ii)
Purchaser Group	5.1(a)
Purchaser Indemnified Parties	9.2(a)
Purchaser Material Adverse Effect	4.1, 4.1
Real Property Leases	3.19
Regulatory Remedy	5.1(c)
Related Parties	10.14
Review Period	2.5(d)
Sample Closing Statement	2.5(a)
Securities Act	4.9
Seller	Preamble
Seller 401(k) Plans	5.9(g)
Seller Consolidated Returns	6.1(b)
Seller Covenant Parties	5.11(b)(i)
Seller Indemnified Parties	9.3
Seller Pre-Closing Covenants	9.1
Seller Prepared Returns	6.1(b)
Seller Separate Returns	6.1(b)
Solvent	4.10
Stranded Shared Contract	5.7(b)
Tax Sharing Agreements	3.16(h)
Termination Fee	8.2(b)
Third Party Claim	9.4(a)
Transaction	Recitals
Transaction Accounting Principles	2.5(a)
Transfer Taxes	6.6
Transferred Business Employee	5.9(a)(ii)
Transferred International Business Employees	5.9(i)
Transition Period	5.11(a)
Transition Services Agreement	2.4(iii)

Article II
PURCHASE AND SALE; CLOSING

Section 2.1.Purchase and Sale

. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Equity Interests, free and clear of all Liens (other than Liens arising under applicable securities Laws or restrictions on transfer arising under the Organizational Documents), in exchange for the Closing Purchase Price, as adjusted in accordance with Section 2.5.

Section 2.2.Purchase Price

. In consideration for the Equity Interests and the other obligations of Seller pursuant to this Agreement, at the Closing, Purchaser shall pay to Seller an aggregate of one hundred twenty-five million Dollars ($125,000,000) in cash (the “Base Purchase Price”), as adjusted in accordance with Section 2.5, which amount shall be paid by Purchaser in accordance with the terms of this Agreement.

Section 2.3.Closing Date

. The closing of the Transaction (the “Closing”) shall take place at 8:00 a.m. Eastern Time remotely by exchange of documents and signatures (or their electronic counterparts), in each case, on the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as may be agreed among Seller and Purchaser; provided, that at Seller’s or Purchaser’s request at Seller’s or Purchaser’s discretion, the parties shall delay the Closing until the next day following the satisfaction or waiver of such conditions that is the first day or first Business Day of a calendar month. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4.Closing Deliveries

. (a) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller or its designee the following:

(i)Payment in immediately available funds of an amount equal to the Closing Purchase Price, by wire transfer(s) to one or more bank accounts designated in writing by Seller and in Dollars, which amount shall be paid by Purchaser in full;

(ii)the certificate to be delivered pursuant to Section 7.3(c);

(iii)a counterpart of the Transition Services Agreement attached as Exhibit A hereto (the “Transition Services Agreement”), duly executed by the Purchaser;

(iv)a counterpart of the Promissory Note attached as Exhibit B hereto (the “Promissory Note”), duly executed by the Obligor (as defined therein); and

(v)with respect to jurisdictions outside the United States, a counterpart to any agreement or other instrument (in form and substance reasonably satisfactory to Seller and Purchaser that is consistent with the terms and conditions of this Agreement and otherwise customary in such jurisdictions) to the extent necessary to effect the transfer of the Equity Interests to Purchaser pursuant to this Agreement (collectively, the “Foreign Closing Documents”), in each case duly executed by Purchaser, to the extent applicable (it being understood that such Foreign Closing Documents shall not require any party hereto or any of its Affiliates to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement).

(b)At the Closing, Seller and the Company shall deliver, or cause to be delivered, to Purchaser the following:

(i)the certificate to be delivered pursuant to Section 7.2(c);

(ii)a counterpart of the Transition Services Agreement duly executed by Seller;

(iii)a counterpart of the Promissory Note duly executed by Seller;

(iv)instrument of assignment of the Equity Interests to Purchaser duly executed by Seller and in a form reasonably acceptable to Purchaser;

(v)a counterpart of the Foreign Closing Documents duly executed by Seller, to the extent applicable; and

(vi)a duly executed Internal Revenue Service Form W-9 or certificate of non-foreign status from Seller meeting the requirements of Treasury Regulations Section 1.1445-2(b).

Section 2.5.Adjustment to Base Purchase Price

.

(a)Section 2.5 of the Seller Disclosure Schedules sets forth a calculation of the Working Capital, the Cash Amounts, the Company Transaction Expenses and the Funded Debt of the Company Group, in each case, as of the Balance Sheet Date (the “Sample Closing Statement”). The Sample Closing Statement has been and the Closing Statement and the Post-Closing Statement shall be prepared (i) in accordance with the accounting principles, practices, methodologies and policies set forth in Section 2.5 of the Seller Disclosure Schedules, (ii) to the extent not inconsistent with clause (i), the accounting principles, practices, methodologies and policies as interpreted and applied in preparing the Business Financial Statements dated December 31, 2020 (which have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto)), and (iii) to the extent not addressed in clause (i) or (ii), GAAP as in effect as of December 31, 2020 (the principles, practices, methodologies and policies set forth in clauses (i) through (iii), collectively, the “Transaction Accounting Principles”).

(b)At least three (3) Business Days prior to the Closing Date, or such later date as approved by Purchaser, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth Seller’s good-faith estimate of (i) the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”) and the components thereof, (ii) the Closing Cash Amounts (which shall not exceed, with respect to each of CSI Systems India Private Limited and CCSI – CompuCom GSC Mexico, S. de R.L. de C.V., respectively, $2,500,000, and $0 for each other Group Company,  (i.e., $5,000,000 in the aggregate)), the “Estimated Closing Cash Amounts”), (iii) the Company Transaction Expenses (such estimate, the “Estimated Closing Company Transaction Expenses”), accompanied by invoices, to the extent applicable, and appropriate wire instructions for payment from the applicable Persons to whom such Company Transaction Expenses are owed, (iv) the Closing Funded Debt (such estimate, the “Estimated Closing Funded Debt”), and (v) the resulting calculation of the Closing Purchase Price. The Closing Statement shall be in substantially the same format as the Sample Closing Statement and be prepared in good faith by the Seller, consistent with the definitions in this Agreement, and in accordance with the Transaction Accounting Principles. Seller shall consider in good faith and reasonably cooperate with Purchaser regarding any comments provided by Purchaser no later than two (2) Business Days, or such later time as is approved by Seller, prior to the Closing Date with respect to the Closing Statement, and if Seller accepts any such comments, Seller shall deliver to Purchaser an updated version of the Closing Statement, which updated version shall replace the prior version for all purposes hereunder. The Estimated Adjustment Amount, the Estimated Closing Cash Amount, the Estimated Closing Company Transaction Expenses and the Estimated Closing Funded Debt shall be used to calculate the Closing Purchase Price to be paid by Purchaser to Seller at the Closing. Purchaser agrees that, following the Closing through the date that the Post-Closing Statement becomes final and binding in accordance with this Section 2.5, it will not take any actions with respect to any accounting books, records, policies or procedures on which the Sample Closing Statement or the Closing Statement is based, or on which the Post-Closing Statement is to be based, that are inconsistent with the ordinary course past practice of the Business (or of Seller or any of its

Affiliates with respect to the Business) with respect to its application of the Transaction Accounting Principles or that would impede or delay the final determination of the Post-Closing Statement.

(c)As promptly as reasonably possible and in any event within ninety (90) days after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth the Adjustment Amount, the Closing Cash Amounts, the Closing Company Transaction Expenses and the Closing Funded Debt. The Post-Closing Statement shall set forth in reasonable detail the Purchaser’s good faith calculations of such amounts in substantially the same format as the Sample Closing Statement, and in a manner consistent with the definitions in this Agreement and the Transaction Accounting Principles and not reflect any accounting principles, policies, methods, and practices, other than the Transaction Accounting Principles.

(d)Within forty-five (45) days following receipt by Seller of the Post-Closing Statement (such period, the “Review Period”), Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided, that if Seller does not deliver any Dispute Notice to Purchaser within such Review Period, the Post-Closing Statement will be final, conclusive and binding on the parties hereto. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes and (ii) Seller’s calculation of the correct amount of such item; provided, that Seller may not dispute the accounting principles, practices, methodologies and policies used in preparing the Post-Closing Statement unless they are inconsistent with the Transaction Accounting Principles. Any items not disputed or objected to in the Dispute Notice timely delivered by Seller to Purchaser shall be deemed to have been accepted by the parties hereto. The Post-Closing Statement shall be deemed to have been accepted by the parties hereto and shall become final and binding upon the parties hereto as of the expiration of the Review Period with respect to any matters set forth therein not then subject to an unresolved dispute set forth in the Dispute Notice. Upon receipt by Purchaser of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. All such discussions and communications related thereto shall (unless otherwise agreed by the Purchaser and the Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any resolution by them agreed to in writing as to any disputed amounts shall be final, binding and conclusive. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then, within ten (10) Business Days following the expiration of the Dispute Resolution Period, a nationally recognized independent accounting firm mutually reasonably acceptable to Seller and Purchaser (the “Independent Accounting Firm”) shall be engaged to resolve any such dispute; provided, that, if such accounting firm is unwilling or unable to perform the services required under this Section 2.5(d), then each of Seller and Purchaser shall select a nationally recognized major accounting firm, and the two (2) firms will mutually select a third internationally recognized independent public accounting firm to serve as the Independent Accounting Firm. The Seller and the Purchaser each agree to promptly sign an engagement letter, in commercially reasonable form, as may reasonably be required by the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a written presentation detailing each party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (it being understood that the content of each such presentation shall be limited to whether the Adjustment Amount, the Closing Cash Amounts, the Closing Company Transaction Expenses and the Closing Funded Debt were properly calculated in accordance with the definitions in this Agreement and the Transaction Accounting Principles, the proposed resolution of each disputed issue by such party and reasonable supporting detail for the foregoing). Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, acting as an expert in accounting and not as an arbitrator, make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice. None of the Seller, the Purchaser, nor any of their respective Affiliates shall have any ex parte communications or meetings with the Independent Accounting Firm regarding the subject matter hereof without the other party’s prior written consent. The Independent Accounting Firm shall agree that between the time the Seller delivered the Dispute Notice and the date on which any disputed item was submitted to the Independent Accounting Firm, the Purchaser and the Seller and their respective Representatives may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions, and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing or in respect of the Independent Accounting Firm’s engagement in the dispute, and the Independent Accounting Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed items. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser in the Dispute Notice and the Post-Closing Statement, respectively. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any disputed determinations of the Adjustment Amount, the Closing Cash Amounts, the Closing Company Transaction Expenses and the Closing Funded Debt were properly calculated in accordance with the definitions in this Agreement and the Transaction Accounting Principles. The fees and expenses of the Independent Accounting Firm shall be allocated to be paid by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm. For example, if Seller claims in a Dispute Notice that the Adjustment Amount is $1,000 greater than the amount determined by Purchaser in the Closing Statement, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Seller $600 of the $1,000 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 600 ÷ 1,000) to Purchaser and 40% (i.e., 400 ÷ 1,000) to Seller. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the parties hereto. The parties hereto agree that any adjustment as determined pursuant to this Section 2.5(d) shall be treated as an adjustment to the Final Purchase Price, except as otherwise required by Law.

(e)For purposes of complying with the terms set forth in this Section 2.5, each of Seller and, following the Closing, Purchaser shall reasonably cooperate with and promptly make available to each other and their respective Representatives any personnel, information, records, data and final drafts of working papers (subject to customary confidentiality agreements and access letters, as applicable), in each case to the extent related to the Company or the Transaction and to the extent reasonably required in connection with the preparation and analysis of the Closing Statement and Post-Closing Statement and the resolution of any disputes thereunder, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and Post-Closing Statement and the resolution of any disputes thereunder; provided, that Seller or Purchaser may withhold any document (or portions thereof) or information that may constitute privileged attorney-client communications or attorney work product, the transfer of which, or the provision of access to which, on the advice of legal counsel, would reasonably be expected to risk a waiver of such privilege or if the provision of access to such document (or portion thereof) or information, on the advice of legal counsel, would reasonably be expected to conflict with applicable Law (it being agreed, that, in the event any of the restrictions in the foregoing apply, the disclosing party shall provide the other party with a reasonably detailed description and summary of the information not provided but that would otherwise be required to be provided under this Section 2.5(e) and cooperate in good faith with such other party to design and implement alternative disclosure arrangements to enable such other party and its Representatives to reasonably evaluate any such information without resulting in such violation or jeopardizing such attorney-client privilege or contravening such Laws).

(f)The “Final Purchase Price” shall mean the Base Purchase Price, plus (i) the Closing Cash Amounts plus the Excess Cash (subject to Section 2.5(h)), if any, plus (ii) the Adjustment Amount (which may be a positive or negative number), minus (iii) the Closing Funded Debt, minus (iv) the Closing Company Transaction Expenses, in each case of clauses (i), (ii), (iii) and (iv), as finally determined pursuant to Sections 2.5(c) and 2.5(d).

(g)If the Closing Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller; or if the Final Purchase Price shall exceed the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser, in each case, taking into account any amount of Excess Cash reflected in the Final Purchase Price that was remitted to Seller prior to the date of such payment pursuant to Section 5.23. Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount, Closing Cash Amounts, Closing Company Transaction Expenses and Closing Funded Debt are finally determined pursuant to this Section 2.5. The parties hereto agree that any payment pursuant to this Section 2.5(d) shall be treated as an adjustment to the Closing Purchase Price, except as otherwise required by Law.

(h)To the extent that there is Excess Cash in any Group Company, that Excess Cash, net of any Taxes or other fees and expenses that would be payable with respect to any repatriation to the United States of such amounts of Excess Cash, shall be added to the Final Purchase Price as described in Section 2.5(f).

Section 2.6.Withholding

. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code or under any applicable Laws; provided, however, that other than in connection with the failure to comply with Section 2.4(b)(vi), Purchaser shall use commercially reasonable efforts to give Seller written notice at least five (5) Business Days prior to Closing of its intent to deduct or withhold and shall cooperate with Seller in good faith to mitigate any such withholding. Amounts withheld pursuant to this Section 2.6 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Schedules (it being agreed, subject to Section 10.12, that the disclosure of any matter in any section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on its face), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1.Organization and Qualification; Subsidiaries

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(a)Each of Seller and the Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)Each of Seller and the Company has all requisite limited liability or corporate power, as applicable, and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Seller and the Company is duly qualified to do business and in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect or would not reasonably be expected to prevent or materially impede the Company’s or the Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party (or will be a party when executed after the date hereof).

(c)Section 3.1(c) of the Seller Disclosure Schedules contains a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) as of the date of this Agreement and sets forth (i) the authorized and issued capital stock or other Equity Securities of each Company Subsidiary as of the date of this Agreement and (ii) the number and type of shares of capital stock or other Equity Securities of such Company Subsidiary that, as of the date of this Agreement, are owned, directly or indirectly by the Company. Each share of capital stock or other Equity Securities of each Company Subsidiary owned directly or indirectly by the Company is owned free and clear of any Liens (other than Permitted Liens). Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and each Company Subsidiary has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have a Company Material Adverse Effect. Except for the capital stock or other Equity Securities of the Company Subsidiaries, the Company does not own or have any contractual obligation or commitment to acquire, directly or indirectly, any capital stock or other Equity Securities of any Person, have any investments in, or hold any Equity Securities, directly or indirectly, in, any Person or have an obligation or requirement (including debt interests) to otherwise make any investment or capital contribution in any Person.

(d)Seller has made available to Purchaser true, correct and complete copies of the currently effective Certificate of Formation and Limited Liability Company Agreement of the Company and all amendments, restatements, supplements and modifications thereto (collectively, the “Organizational Documents”) and the equivalent organizational documents of each material Company Subsidiary. The Seller and each member of the Company Group is in material compliance with its respective Organizational Documents.

Section 3.2.Capitalization

; Ownership of Equity Interests. The Equity Interests comprise all of the issued and outstanding Equity Securities of the Company, and 100% of the Equity Interests are held of record and owned beneficially by Seller. All of the Equity Interests are duly authorized, validly issued and fully paid, and in each case, free and clear of preemptive rights, rights of first offer, rights of first refusal or similar rights to acquire the Equity Interests. The Seller has good, valid and marketable title to the Equity Interests, free and clear of all Liens (other than Liens arising under applicable securities Laws or restrictions on transfer arising under the Organizational Documents or the Transaction Documents) and has the right to transfer and sell the Equity Interests to Purchaser in accordance with the terms of this Agreement. There are no preemptive or other outstanding rights, options, warrants, calls, put, convertible securities, exchangeable securities, subscription right, conversion rights, redemption rights, repurchase rights, stock appreciation, phantom stock, profit participation or other similar rights, agreements, arrangements or commitments with respect to the Equity Interests. There are no outstanding Equity Securities of the Company (other than the Equity Interests) or Contracts or other commitments or arrangements of any kind to which the Company or a Company Subsidiary is subject or bound (other than this Agreement) (i) restricting or requiring the issuance, transfer, granting, delivery or sale, of any Equity Securities or other voting interests of the Company, (ii) granting, extending, or entering into any such option, warrant, call, put, subscription right, conversion right, redemption right, repurchase right, stock appreciation right, phantom stock right, profit participation right or other similar rights, agreements, arrangements or commitments, (iii) requiring the Company to repurchase, redeem or otherwise acquire any of the Equity Interests or voting interests of the Company, and (iv) requiring the Company to provide any funds to, or make any investment (in the form of a loan, capital contribution, or otherwise) in, any Group Company. There are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which bonds, debentures, notes or obligations are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of the Equity Interests on any matter required to be voted on by the holders of such Equity Interests.

Section 3.3.Authority; Execution and Delivery; Enforceability

. Each of Seller and the Company has all necessary limited liability or corporate power, as applicable, and authority to execute this Agreement, the Transaction Documents to which Seller or the Company, as applicable, is a party (or will be a party when executed after the date hereof) and to perform Seller’s or the Company’s, as applicable, obligations hereunder and thereunder, and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery by each of Seller and the Company of this Agreement and any Transaction Document to which Seller or the Company, as applicable is a party (or will be a party when executed after the date hereof), the performance of Seller’s or the Company’s, as applicable, obligations hereunder and thereunder and the consummation by Seller or the Company, as applicable, of the Transaction and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action of Seller or the Company, as applicable. Each of Seller and the Company has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Purchaser, this Agreement and the other Transaction Documents to which Seller or the Company, as applicable, is a party (or will be a party when executed after the date hereof) will constitute a valid and binding obligation of Seller or the Company, as applicable, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 3.4.No Conflict

. None of the execution, delivery or performance by Seller or the Company of this Agreement or any Transaction Document to which Seller or the Company, as applicable is a party (or will be a party when executed after the date hereof), the consummation by Seller or the Company, as applicable, of the Transaction or any other transaction contemplated by this Agreement or any such applicable Transaction Document, or Seller’s or Company’s compliance with any of the provisions of this Agreement or any such applicable Transaction Document will (with or without notice or lapse of time, or both):

(a)conflict with, breach or violate any provision of the Organizational Documents or the organizational documents of Seller or of any Company Subsidiary;

(b)assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or result in a violation or breach of any Law applicable to Seller, the Company or any Company Subsidiary or any of their respective properties or assets; or

(c)require any notice, consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the rights, respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract or any material Company Permit, except, in each case of clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens as would not have a Company Material Adverse Effect or would not reasonably be expected to prevent or materially impede the Company’s or the Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party (or will be a party when executed after the date hereof).

Section 3.5.Required Filings and Consents

. None of the execution, delivery or performance by Seller or any Group Company of this Agreement or any Transaction Document to which it is a party (or will be a party when executed after the date hereof), the consummation of the Transaction or any other transaction contemplated by this Agreement, or Seller’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any declaration, consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) compliance with any applicable Antitrust Laws of the jurisdictions set forth on Section 3.5 of the Seller Disclosure Schedules and (b) where the failure to obtain such declarations, consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, or would not reasonably be expected to, individually or in the aggregate, prevent or materially impede the Company’s or the Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party (or will be a party when executed after the date hereof).

Section 3.6.Permits; Compliance with Law

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(a)Except where the failure to hold Company Permits, failure of the Company Permits to be in full force or effect or failure to comply would not have a Company Material Adverse Effect: (i) the Company and each Company Subsidiary holds all authorizations, permits, certificates, exemptions, approvals, orders, consents, franchises, variances, easements, exemptions, registrations, licenses and clearances of any Governmental Entity (the “Company Permits”) necessary for the operation of the Business as conducted as of the date hereof, (ii) all such Company Permits are in full force and effect and none of the Company Permits will be terminated, materially impaired, or require material amendment or transfer or will become terminable, materially impaired or require material amendment or transfer, in whole or in part, as a result or in connection with the consummation of the Transactions contemplated by this Agreement, (iii) the Company and each Company Subsidiary is operating in compliance and not in default or in violation of the terms of such Company Permits, (iv) all fees and charges with respect to such Company Permits have been timely paid in full except where such non-payment would not have a material impact that is adverse on the Company Group and (v) no Proceeding or written notice seeking the revocation, cancellation, termination, limitation or nonrenewal of any material Company Permit is pending before any Governmental Entity or, to the Knowledge of the Seller, threatened;

(b)Except as would not have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is, and since January 1, 2018 has been, in compliance with all Laws applicable to the Company or any Company Subsidiary or any assets owned or used by the Company or any Company Subsidiary, (ii) neither the Company nor any Company Subsidiary has received any written communication since January 1, 2018 from a Governmental Entity that alleges that the Company or any Company Subsidiary has, at any time, not been in compliance with any such Law or threatening to rescind, revoke, suspend, modify or not renew any material Company Permit, and (iii) there has not been any investigation or inquiry by a Governmental Entity pending or, to the Knowledge of Seller, threatened against the Company or any Company Subsidiary at any time since January 1, 2018.

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company, nor the Company Subsidiaries, nor, to the

Knowledge of Seller, any Representatives acting on their behalf, have, in the past four (4) years, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) given, offered, promised, or authorized to give, any money or thing of value to any foreign or domestic Government Official corruptly for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision in order to obtain or retain business for the Company or any of the Company Subsidiaries; (iii) given, offered, promised, or authorized to give, any money or thing of value to a Government Official or any other Person in violation of any applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, any applicable laws enacted pursuant to, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable laws or regulations relating to bribery or corruption; or (iv) engaged in any activities in violation of any applicable export control, import/customs, antiboycott, anti-money laundering, or economic sanctions laws or regulations, including measures implemented by the U.S. Treasury Department’s Office of Foreign Assets Control and Global Affairs Canada, or any other applicable Governmental Entity.

Section 3.7.Financial Statements

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(a)Seller has made available to Purchaser true, correct and complete copies of the following financial statements (and any applicable notes and schedules thereto) (collectively, the “Business Financial Statements”): (i) the unaudited consolidated balance sheet of the Company Group as of September 30, 2021 (the “Business Balance Sheet” and such date the “Balance Sheet Date”) and as of December 31, 2020 and as of December 31, 2019 and the related unaudited consolidated statement of operations and income (loss) and cash flows of the Company Group, in each case, for the fiscal years ended December 31, 2020 and December 31, 2019 and the fiscal year-to-date period ended September 30, 2021.

(b)The Business Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and in accordance with the Books and Records of the Company Group and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations of the Company Group, taken as a whole, as of the respective dates for the respective periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments); provided, that (A) throughout the periods covered by the Business Financial Statements, the Company Group has not operated as separate stand-alone entities of the Seller, and instead the balance sheet and results of operations of the Company Group have been reported within the consolidated financial statements of Parent and their applicable Affiliates, (B) stand-alone financial statements have not historically been prepared for the Company Group and, (C) the Business Financial Statements are not necessarily indicative of what the financial position and results of operations of the Business will be in the future.

Section 3.8.No Undisclosed Liabilities

. Except for those (a) Liabilities and obligations as reflected or reserved against in the Business Balance Sheet (including in the notes thereto), (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of or relates to any breach or violation of, or default under, any Contract to which the Company is a party or by which the Company is bound, or to which any of the Company’s properties or assets are subject, or any breach of warranty, tort, infringement or violation of applicable Law or otherwise as a result of any cause of Action, claim, or lawsuit), (c) Liabilities and obligations incurred as expressly contemplated by this Agreement (and not in violation of this Agreement or any Transaction Document) or (d) Liabilities or obligations not required to be reflected on a consolidated balance sheet of the Company or not required to be disclosed in the notes of the Parent’s Form 10-K as of the Balance Sheet Date, in each case prepared in accordance with GAAP, the Company Group has no material Liabilities (contingent or otherwise).

Section 3.9.Absence of Certain Changes or Events

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(a)Except as expressly contemplated by this Agreement, since the Balance Sheet Date until the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its businesses in all material respects in the ordinary course of business, and no member of the Company Group has taken any action that, if taken after the date of this Agreement and prior to the Closing, would have required the prior written consent of the Purchaser pursuant to clauses (iii), (v), (vi), (ix), (x), (xi) and (xix) (but only to the extent that clause (xix) would relate to the aforementioned clauses) of Section 5.2(b).

(b)Since the Balance Sheet Date, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10.Employee Benefit Plans

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(a)Section 3.10(a)(i) of the Seller Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of each material Seller Benefit Plan. Section 3.10(a)(ii) of the Seller Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Group Benefit Plan. Section 3.10(a)(iii) of the Seller Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of each material Foreign Plan, other than any Contract entered into with a non-US employee that is substantially consistent with a form employment agreement maintained by any Group Company as of the date of this Agreement and made available to Purchaser for the benefit of any current, former or retired Business Employee. For the avoidance of doubt, and except to the extent any Benefit Plan impacts in any manner Purchaser’s commitments and obligations under Section 5.7, no Benefit Plan will be deemed material hereunder to the extent that all Liabilities under such Benefit Plan, and all obligations thereunder, (x) are, as of the date hereof, solely borne by, and (y) from and after the Closing, will be solely retained by, in each case, the Seller or its Affiliates (other than any Group Company).

(b)With respect to each material Benefit Plan, Seller has made available to Purchaser complete and accurate copies of (i) each such Benefit Plan, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent summary plan description, (iv) the most recent financial statement and actuarial or other valuation report prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto, and (vii) all material written Contracts relating to each Benefit Plan, including administrative service agreements and group insurance contracts.

(c)Each Benefit Plan has been established, maintained and administered in accordance with its terms in all material respects and is in compliance in all material respects with ERISA, the Code and all other applicable Laws. No material Actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending, threatened in writing or, to the Knowledge of the Seller, anticipated, relating to or otherwise in connection with any Business Employees under any Benefit Plan, the assets thereof, or fiduciaries or parties-in- interest, as defined under ERISA, and no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, suits or claims. No material administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Entity are pending, threatened in writing or, to the Knowledge of the Seller, anticipated with respect to any Benefit Plan. All payments required by each Benefit Plan or by Law with respect to the Business Employees (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for in accordance with the provisions of each of Benefit Plan, applicable Laws and GAAP.

(d)Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of the Company, no event or circumstance exists that would reasonably be expected to adversely affect such qualification or exemption.

(e)No Benefit Plan is, and none of Seller, the Company, any Company Subsidiary or any of their respective ERISA Affiliates has now or in the past six (6) years sponsored, maintained, contributed to, been obligated to contribute to, or had any liability with respect to any (i) single employer pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any Multiemployer Plan, (iii) any “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(f)No Group Company has incurred any material liability in respect of, or obligation to provide, post-retirement health, medical, disability, life insurance benefits or other welfare benefits for former or current employees or directors of any Group Company (or the spouses, dependent or beneficiaries of any such individuals) under any Company Group Benefit Plan except as required to comply with Section 4980B of the Code or any similar Law, or through the end of the month of termination of employment.

(g)Except as would not reasonably be expected to be materially adverse to the Company Group, taken as a whole, each Foreign Plan (i) has been maintained, operated and administered in compliance with its terms and in compliance with applicable Laws; (ii) if required to be registered or approved by a non-US Governmental Entity, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iv) if required to be fully funded, book-reserved or fully insured, is fully funded, book-reserved or fully insured, as applicable, on an ongoing and termination or solvency basis (in each case, determined using reasonable actuarial assumptions) in compliance with applicable Laws; and (v) is not subject to any pending, threatened in writing or, to the Knowledge of the Seller, anticipated claims by or on behalf of any participant in any Foreign Plan, or otherwise involving any such Foreign Plan or the assets of any Foreign Plan, other than routine claims for benefits in the ordinary course of business.

(h)None of the execution, delivery or performance of this Agreement by Seller, the consummation of the Transaction or any other transaction contemplated by this Agreement, or Seller’s compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Closing), except as required by this Agreement, (i) entitle any current or former Business Employee to any compensation or benefit payable by, or creating any Liability of, any Group Company, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other economic obligation under any Benefit Plan, (iii) result in any forgiveness of indebtedness with respect to any current or former Business Employee or trigger any funding obligation under any Benefit Plan, (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” under Section 280G of the Code or (v) restrict the ability of any member of the Company Group to amend or terminate any Company Group Benefit Plan at any time.

Section 3.11.Labor and Other Employment Matters

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(a)The Company, the Seller and its Affiliates (in connection with the Business, the Business Employees, or any personnel who have performed or are performing services for the Business, the Company, or any Company Subsidiary), and each Company Subsidiary are, and have been in the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor, employment, and employment practices, including terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, wages and hours, overtime, classification (as exempt/non-exempt employees and as contractors, employees, or otherwise), meal and rest breaks, equal employment opportunity, collective bargaining, record-keeping, immigration, sexual or other harassment, employee privacy, drug testing, background checks, leaves of absence and unemployment insurance. The Company, Seller and any Affiliates (in connection with the Business, the Business Employees, or any personnel who have performed or are performing services for the Business, the Company, or any Company Subsidiary), and the Company Subsidiaries have paid all wages, commissions, bonuses, fees and other compensation that have come due and payable to their respective current and former employees, independent contractors, consultants, and other service providers under Law, Contract or policy. There are no material outstanding Liabilities, Liens, or other amounts due or owing under the Occupational Safety and Health Act or any similar Laws, and no open Actions that could be reasonably expected to result in such Liabilities, Liens, or other amounts.

(b)None of the Company, Seller or any Affiliates (in connection with the Business or the Business Employees), or any Company Subsidiaries is a party to, is bound by or has a duty to bargain for any collective bargaining, works council or other Contract with a labor union, works council or similar labor organization (each, a “Labor Agreement”). None of the Business Employees are represented by a labor union, works council, labor organization, or similar Person.

(i)There are no material grievances, arbitrations or legal or administrative Proceedings which allege the violation of any Labor Agreement pending or, to the Knowledge of Seller, threatened; there is no material unfair labor practice charge pending or, to the Knowledge of Seller, threatened against the Company, Seller or any Affiliates (in connection with the Business or Business Employees), or any Company Subsidiaries before the National Labor Relations Board or any comparable labor relations authority; and there is no pending or, to the Knowledge of Seller, threatened material grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any current or former employees of the Company, Seller or any Affiliates (in connection with the Business or the business as conducted by the Company or any Company Subsidiary at such time), or any Company Subsidiary in their capacities as such;

(ii)There are no, and there have not been in the past three (3) years any, labor strikes, slowdowns, work stoppages, picketings, union election petitions, negotiated industrial actions or lockouts pending or, to the Knowledge of Seller, threatened, against the Company, Seller or any Affiliates (in connection with the Business or the business as conducted by the Company or any Company Subsidiary at such time), or any of the Company Subsidiaries; and

(iii)No labor union, labor organization, works council, or similar labor organization is making or has made a demand for recognition or certification to the Company, Seller or any Affiliates (in connection with the Business, the Business Employees, or any personnel who have performed or are performing services for the Business, the Company, or any Company Subsidiary), or any of the Company Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with any labor relations tribunal or authority.

(d)Seller has made available to Purchaser an accurate list of all Business Employees, along with: (i) their titles; (ii) their employer and location of employment; (iii) their dates of hire; (iv) their status as full-time or part-time; (v) their current base salary or wage rate; (vi) the amount of any target bonuses, commissions or other compensation (whether payable in cash, securities or other property) to which they are entitled; (vii) their classification as overtime exempt or overtime nonexempt under applicable Laws; and (viii) their current leave status (and, if on a leave of absence, expected return to work date). No Business Employee who is an officer or key employee has submitted his or her resignation or, to the Knowledge of the Seller, intends to resign within the twelve (12) months following the Closing Date. No material allegations of sexual or other harassment have been made against any Business Employee or with respect to the Business during the past three (3) years.

(e)Section 3.11(e) of the Seller Disclosure Schedules contains an accurate list of each employee who was terminated, furloughed, or laid off for any reason other than for cause, during the ninety (90) days preceding the date hereof, along with each such employee’s: (i) employer; (ii) location of work; and (iii) the date of such termination, furlough or layoff. Section 3.11(e) of the Seller Disclosure Schedules shall be updated to reflect all such terminations, furloughs and layoffs as reasonably requested in writing by Purchaser during the ninety (90) days preceding the Closing Date. In the past three (3) years, there has been no plant closing, mass layoff, or similar event within the meaning of the Worker Adjustment and Retraining Notification Act or any similar Law.

Section 3.12.Contracts

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(a)Section 3.12 of the Seller Disclosure Schedules contains a true, accurate and complete list of each Contract (other than purchase orders, statements of work and invoices) (together with all amendments and supplements thereto) in effect as of the date hereof to which the Company, any Company Subsidiary or any of their respective assets is a party to or bound by and which falls within any of the following categories (each, a “Company Material Contract”):

(i)any Contract that (A) limits or restricts in any material respect the Company or any Company Subsidiary from competing, engaging in any line of business, developing, marketing or distributing products or services or in any geographic area or with any Person or that would otherwise materially limit the freedom of the Company from engaging in any material line of business after the Closing, (B) grants any right of first refusal, right of first offer, or similar preferential right with respect to the Equity Interests or any material assets, rights, or properties of the Company or the Company Subsidiaries, or (C) is with one of the twenty (20) largest customers of the Company Group (determined on the basis of consolidated revenues received by the Company Group in the fiscal year ended December 31, 2020) and which obligates the Company or any Company Subsidiary to conduct business on an exclusive basis or that contains a “most favored nation” or similar covenant, except with respect to (A) through (C) above, for any such Contract that may be cancelled without penalty by the Company or any other Group Company upon notice of ninety (90) days or less;

(ii)any Contract (excluding purchase orders, statements of work or similar ancillary documents) with the twenty (20) largest customers of the Company Group (determined on the basis of consolidated revenues received by the Company Group in the fiscal year ended December 31, 2020) and (A) pursuant to which any Group Company received aggregate payments in excess of

$5,000,000 during the fiscal year ended December 31, 2020, or (B) that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments to any Group Company in excess of $5,000,000 within the twelve (12) month period from and after the date of this Agreement;

(iii)any master purchase, supply or service Contract (for the avoidance of doubt, excluding purchase orders, statements of work and standard confidentiality agreements) with the twenty (20) largest suppliers to or subcontractors for the Company or the Company Subsidiaries (determined on the basis of consolidated purchase orders issued to, or purchase commitments binding on, the Company Group in the fiscal year ended December 31, 2020) and (A) pursuant to which the Company made aggregate payments in excess of $3,000,000 during the fiscal year ended December 31, 2020, or (B) that the Company reasonably anticipates will, in accordance with its terms, involve aggregate payments by the Company in excess of $3,000,000 within the twelve (12) month period from and after the date of this Agreement;

(iv)any Contract (i) relating to Indebtedness (such term being used in this clause (iv) without giving effect to the proviso at the end of the definition of “Funded Debt” in excess of $500,000 individually or $1,000,000 in the aggregate or (ii) constituting a guarantee by the Company or the Company Subsidiaries in support of any such Indebtedness, performance or payment obligation of (x) Seller or any of its Affiliates (other than a Group Company) or (y) any Group Company, except, in each case of clauses (i) and (ii), for Contracts relating to Indebtedness solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(v)any Contract pursuant to which (i) the Company or any Company Subsidiary is a licensee or has been granted license or other rights (including rights granted on a service basis) of any Intellectual Property Rights that are owned by any other Person and material to the Business (other than “off-the-shelf” or “shrink-wrap” licenses for commercially available software or standard commercial service offerings that are not negotiated, and generally available on standard terms with annual license fees of less than $500,000 per software title), (ii) the Company or any Company Subsidiary is a licensor or has granted to any other Person any license or other rights under any material Company Owned Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business), and (iii) any Intellectual Property Right that is or has been developed by or for, or assigned to, any Group Company, or assigned by any Group Company to any other Person in the last twelve (12) months or makes any such future commitments and is material to the Business (the agreements listed in subsections (i) through (iii) above, the “Company IPR Agreements”);

(vi)any partnership, joint venture, limited liability company agreement, or other Contract relating to the formation, creation, operation, management, or control of any material joint venture or similar co-investment arrangement between the Company or any Company Subsidiary, on the one hand, and a third party, on the other hand (for the avoidance of doubt, other than in respect of an Affiliate Transaction or Interest);

(vii)any Contract for employment with any Business Employee or engagement with any independent contractor providing for annual base compensation in excess of $300,000;

(viii)any Labor Agreement;

(ix)any Contract in respect of an Affiliate Transaction or Interest;

(x)any agreement relating to any interest rate, foreign exchange, derivatives or hedging transactions;

(xi)settlement, conciliation, or similar Contracts with respect to any Action pursuant to which the Company or any of the Company Subsidiaries will be required to pay an amount in excess of $500,000 or satisfy material non-monetary obligations after the date of this Agreement;

(xii)any “take or pay” agreements involving obligations of the Company or its Subsidiaries in excess of $100,000; and

(xiii)any Contract relating to (A) the acquisition (by merger, consolidation, purchase of stock or assets, or otherwise) by the Company or any Company Subsidiary of any Person, a material portion of the assets of any Person, or any business, division or product line or (B) the divestiture or disposition by the Company or any Company Subsidiary of a material portion of its properties or assets, or any of its Equity Securities, in each case of clauses (A) and (B), pursuant to which, after the date hereof, the Company Group will have a material obligation;

(xiv)any Contract pursuant to which the Company Group is obligated to make future capital expenditures in excess of $500,000 individually, or in excess of $1,000,000 in the aggregate;

(xv)any Contract that obligates the Company or any Company Subsidiary to make a loan or capital contribution to, or investment in, any Person (other than any other Group Company and other than advances to employees in the ordinary course of business), in each case, (A) in excess of $100,000 on an annual basis or $250,000 in the aggregate and (B) under which the Business or any Group Company has any outstanding obligation to make such loan or capital contribution;

(xvi)any Contract under which: (A) the Company or any Company Subsidiary is the lessor of, or makes available for use by any third party, any equipment or other tangible property owned by the Company Group (other than IT Assets) or (B) the Company or any Company Subsidiary is the lessee of, or is provided the use of, any equipment or other tangible property owned by any third party (other than IT Assets), in each case of clauses (A) and (B) for outstanding payment obligations as of the date hereof of more than $500,000 in the aggregate;

(xvii)any material distribution, dealer, representative, sales agency or similar Contract;

(xviii)any Contract with any Governmental Entity providing for annual payments paid or received by the Company Group during the 12-month period ended December 31, 2020 in excess of $300,000;

(xix)any Shared Contract; and

(xx)all agreements that prohibit the payment of distributions in respect of the Equity Interests or the capital stock of any Company Subsidiary, prohibit the pledging of the Equity Interests or the capital stock of the Company or any Company Subsidiary or prohibit the issuance of guarantees by the Company or any of Company Subsidiary, in each case that will not be terminated at or prior to the Closing.

True, correct and complete copies of each Company Material Contract, including all amendments and supplements thereto have been made available by Seller to Purchaser prior to the date of this Agreement.

(b)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) subject to the Enforceability Exceptions, each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiary party thereto and, to the Knowledge of Seller, of the other party or parties thereto, enforceable in accordance with its terms against the Company or the Company Subsidiary party thereto and, to the Knowledge of Seller, the other party or parties thereto, and is in full force and effect, in each case, subject to the Enforceability Exceptions; (ii) the Company and/or each Company Subsidiary party thereto has performed all material obligations required to be performed by it under each Company Material Contract and is not otherwise in default or breach thereof and, to the Knowledge of Seller, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract; (iii) as of the date of this Agreement, neither the Company nor any Company Subsidiary has received or delivered written notice of any actual or alleged violation or default under or the intention to terminate (nor, to the Knowledge of Seller, does there exist any condition which upon the passage of time or the giving of notice or both would cause a violation of or default under or give rise to a right to terminate) any Company Material Contract; and (iv) no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default under any Company Material Contract.

Section 3.13.Litigation

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(a)Except for Proceedings and Judgments that would not reasonably be expected to involve, individually or in the aggregate, losses to the Company of more than $250,000, as of the date of this Agreement (i) there is no Proceeding pending or, to the Knowledge of Seller, threatened against or directly related to any Group Company (including in relation to Seller’s Equity Interests in the Company), and (ii) neither Seller nor any Group Company is subject to any Judgment.

(b)As of the date of this Agreement, there are no Proceedings (excluding counterclaims) that Seller or any Group Company presently intends to initiate against another Person that, if determined adversely to Seller or any Group Company, as applicable, would have a Company Material Adverse Effect.

Section 3.14.Environmental Matters

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(a)Except where failure to comply would not have a Company Material Adverse Effect: (i) no Group Company is, or during the past three (3) years has been, in violation of any applicable Environmental Law; (ii) the Company Group has all permits, authorizations and approvals required under any applicable Environmental Laws for the operation of its respective businesses as currently conducted, and is, and for the past three (3) years has been, in compliance with the requirements of such permits, authorizations and approvals; (iii) no Group Company has received written notice of any pending or threatened Proceedings under any Environmental Law against any Group Company; (iv) there has been no Release of Hazardous Materials by any Group Company or, to the Knowledge of Seller, by any other Person, at, on, under or affecting any real property currently or formerly owned, leased or operated by any Group Company in violation of Environmental Law, that requires investigation or remediation by any Group Company, or that would reasonably be expected to result in a Proceeding by any private party or Governmental Entity under any applicable Environmental Laws against any Group Company; and (v) no Group Company has exposed any Person to Hazardous Materials in violation of Environmental Law or in a manner or amount that would reasonably be expected to result in a Proceeding by any private party or Governmental Entity against any Group Company.

Section 3.15.Intellectual Property

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(a)Section 3.15(a) of the Seller Disclosure Schedules identifies, as of the date of this Agreement, each registration or application for registration of (i) patents, (ii) trademarks, (iii) copyrights and (iv) domain names, in each case of the foregoing, included in the Company Owned Intellectual Property and, specifying as to each such item, as applicable, the owner(s) of record (and, in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number, and the date of application and/or registration. Except as would not have a Company Material Adverse Effect, and except as set forth in Section 3.15(a) of the Seller Disclosure Schedules, each item of Intellectual Property Right required to be identified in Section 3.15(a) of the Seller Disclosure Schedules: (X) is registered and/or recorded in the name of any Group Company, is in full force, has been duly applied for and registered, as applicable, in accordance with applicable Law; and (Y) is not involved in any opposition, cancellation, interference, inter partes review, reissue, reexamination or other similar proceeding.

(b)The Company Group exclusively owns the Company Owned Intellectual Property, free from any Lien, except for Permitted Liens and the Company IPR Agreements listed in Section 3.12(a)(v)(ii). The Company Owned Intellectual Property are subsisting, unexpired and, to the Knowledge of the Company, valid and enforceable.

(c)Since January 1, 2017, (i) no Proceedings have been instituted or are pending, or have been threatened in writing against, the Company or any of the Company Subsidiaries, that challenge the Company’s or the Company Subsidiaries’ ownership or use of the Company Owned Intellectual Property, (ii) neither the Company nor any Company Subsidiary has received any written notice or written threat alleging the invalidity or unenforceability of any Company Owned Intellectual Property or that any Group Company requires any license with respect to, or is infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any third party, (iii) neither the Company nor any Company Subsidiary has sent any written notice or written threat of any action or claim against any Person involving or relating to any Company Owned Intellectual Property, and (iv) no Person has notified the Company or any Company Subsidiary in writing that it is claiming any ownership of or right to use any Company Owned Intellectual Property, in each case, other than any such matters that have been resolved prior to the date of this Agreement.

(d)The Company and each Company Subsidiary have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of all trade secrets included in the Company Owned Intellectual Property (including any confidential information owned by any Person to whom any member of the Company Group has confidentiality obligations).

(e)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, taken as a whole, the conduct of the Business as currently conducted and the products and services of the Company Group do not infringe, misappropriate or otherwise violate, and since January 1, 2018 have not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third party. To Knowledge of Seller, no third party is infringing on, misappropriating or otherwise violating, and since January 1, 2018 has not infringed, misappropriated or otherwise violated, any Company Owned Intellectual Property in any material respect.

(f)The Company Group have secured from all inventors, authors and other persons who participated in the conception, reduction to practice, creation or development of any Intellectual Property Rights owned or purported to be owned by the Company Group (each, an “Inventor”) (including the Company Group’s employees, consultants or contractors), sole legal and beneficial ownership of each Inventor’s right, title and interest in such Intellectual Property Rights. Without limiting the foregoing and except as would not have a Company Material Adverse Effect, each Inventor has executed a written and, to the Knowledge of Seller, enforceable agreement in favor of the Company Group providing for the non-disclosure by such Person of confidential information and assignment of all right, title and interest to such

Intellectual Property Rights to the Company Group, which agreement includes a present tense assignment of present and future inventions.

(g)All material software included in the Company Owned Intellectual Property (“Company Software”) that is distributed to customers is distributed pursuant to an end user license agreement that has been made available to the Purchaser. No Company Software nor tangible embodiments thereof have been placed in escrow. No material Company Software were developed in whole or in part using any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms in a manner that requires or purports to require the Company Group to grant any license or other right with respect to Intellectual Property Rights included in such Company Software.

(h)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group has established and maintains appropriate technical, physical and organizational measures and security systems and technologies, and policies and procedures, including a written information security program, regarding data security, privacy, data transfer and the use of data (the “Data Protection Program”) designed to (i) comply with all applicable Laws in relation to data protection and the security of all confidential or proprietary information of the Company Group, including Personal Data (“Company Data”) and contractual commitments of the Company Group and any published privacy policies, and (ii) protect Company Data against accidental or unlawful access, processing or use. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group’s practices with regard to the collection, dissemination and use of Company Data are and have been at all times since January 1, 2018 in compliance with all applicable Laws relating to data protection and Personal Data, contractual commitments of the Company Group and any published privacy policies. Since January 1, 2018, (i) the Company Group have not received any notification or allegation from any competent authority (including any information or enforcement notice, or any transfer prohibition notice) alleging that any Group Company has not complied in any respect with applicable Laws relating to data protection or Personal Data, (ii) there has been no loss of, or unauthorized access, use, disclosure or modification of any Company Data, (iii) no individual has received compensation (or an offer for compensation) from the Company Group for breaches of applicable data protection Laws or for loss or unauthorized disclosure of Personal Data and (iv) no individual has received compensation from the Company Group for any malware or ransomware attacks.

(i)The Company Group’s owned or controlled IT Assets relating to the transmission, storage, maintenance, processing or collection of data, including Company Data (“Company IT Systems”), are sufficient for the Company Group’s current needs in the operation of the Business as presently conducted in all material respects and have not materially malfunctioned or failed since January 1, 2018 (other than temporary problems that did not materially disrupt the operations of the Company Group and which have been corrected) and, to the Knowledge of the Company, are free of any Malicious Code and, since January 1, 2018, the Company Group has taken reasonable measures to provide for the back-up and recovery of the data and information, including personally identifiable information, necessary to the conduct of the business as currently conducted without disruption to, or interruption in, the conduct of the Business as currently conducted. Since January 1, 2018, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no person has gained unauthorized access to any Company IT Systems. The Company Group have taken commercially reasonable precautions (including by way of outsourcing to third parties), including establishing and maintaining contingency plans, back-up facilities and disaster recovery technology processes necessary to protect (a) the Company IT Systems against (i) failure and other interruptions of regular business operations, (ii) fire, explosion, flood, any other calamity and other interruptions of regular business operations and (iii) unauthorized access or manipulation by third parties.

Section 3.16.Taxes

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(a)All income and other material Tax Returns that are required to have been filed with respect to any Group Company have been duly and timely filed, and all such Tax Returns were true, correct and complete in all material respects, and all income and other material Taxes due and owing by any Group Company (whether or not shown on any Tax Return) have been paid. No Group Company is the beneficiary of any extension of time within which to file any Tax Return which extension has continuing effect.

(b)The Company Group has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)No Tax audit, examination, investigation or other proceeding relating to Taxes with respect to any Group Company is currently pending or being conducted. No Group Company has received from any foreign, federal, state, or local Taxing Authority (including where such Group Company does not file Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against such Group Company.

(d)No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has continuing effect.

(e)No Group Company has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(f)There are no Liens with respect to any Taxes on any of the assets of any Group Company, other than Permitted Liens.

(g)No written claim has ever been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular Tax Return to the effect that such Group Company is required to file such a Tax Return or may be subject to Tax in such jurisdiction.

(h)No Group Company (i) has been a member of an affiliated group or filed or been included in a consolidated federal income Tax Return or any consolidated, combined, unitary, aggregate group or similar affiliated group for tax purposes under any state, local or foreign law (in each case, other than any consolidated, affiliated, combined, unitary or other Tax group of which a Group Company or Parent is the common parent); (ii) has any liability for the Taxes of any Person (other than any other Group Company or Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or as a transferee, successor or by contract, (iii) is a party to or bound by or liable for any Taxes as a result of, any Tax allocation, Tax indemnification or Tax sharing agreement or arrangement (other than commercial agreements or arrangements entered into in the ordinary course of business and the principal subject matter of which is not Taxes) (“Tax Sharing Agreements”), or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 or Section 361 of the Code.

(i)The U.S. federal income tax classification of each Group Company is set forth on Section 3.16(i) of the Seller Disclosure Schedules.

(j)The unpaid Taxes of the Company Group (A) do not exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Business Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Returns.

(k)No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) an election pursuant to Section 965(h) of the Code; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) relief from Taxes granted under Section 2302 of the CARES Act and any other relief from U.S. federal income tax granted with respect to Taxes in response to the COVID-19 pandemic.

(l)No Group Company has been party to a transaction that is a “listed transaction” or a “transaction of interest” within the meaning of Code §6707A and Treasury Regulations Section 1.6011-4 (or analogous provisions of state, local, or non-U.S. Tax Law). No Group Company has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Taxing Authority).

(m)No Group Company (A) is a “controlled foreign corporation” as defined in Code §957, (B) is a “passive foreign investment company” within the meaning of Code §1297, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)Neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) in respect of calendar year 2020 pursuant to Section 2302 of the CARES Act, which Taxes would otherwise have been payable by the Company or any of its Subsidiaries in respect of calendar year 2020 but for the application of the CARES Act.

(o)Notwithstanding anything in this Agreement to the contrary, this Section 3.16 contains the sole and exclusive representations and warranties of Seller regarding Tax matters, other than the representations and warranties set forth in Section 3.8 or Section 3.10. Nothing in this Agreement, including this Section 3.16, shall be construed as providing a representation or warranty with respect to (i) any Post-Closing Tax Period or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

Section 3.17.Insurance

. The Seller and its Affiliates maintain insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to the Business. Section 3.17 of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all material policies or binders of insurance covering the Company Group, including material self-insurance arrangements, relating to the business, equipment, properties, employees, officers, directors, assets or operations of the Company Group, in each case held by the Seller or its Affiliates (the “Insurance Policies”) and denotes those held directly by the Company Group which will remain with the Company Group after Closing. Seller has made available to Purchaser true, correct and complete copies of all Insurance Policies. Each of the Insurance Policies is in full force and effect, all premiums due and payable covering all periods up to and including the date hereof have been timely paid in full when due and each of Seller, its Affiliates and the Company Group are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since January 1, 2018, neither Seller, any of its Affiliates nor any Group Company has received any written notice regarding any invalidation, cancellation, non-renewal or termination of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage. Since January 1, 2018, there has not been any material claim pending or notice received by Seller, its Affiliates or any Group Company under any such Insurance Policy that (a) to the Knowledge of Seller, has been denied or disputed by the insurer thereof or (b) if not paid, would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company Group , taken as a whole.

Section 3.18.Properties and Assets

. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company Group, taken as a whole, (a) each of the Company and the Company Subsidiaries has good and valid title to, or a valid leasehold interest in or valid license to, each of its assets and properties used by them that are reflected in the Business Financial Statements or acquired after the date thereof or that are otherwise material to the Business, in each case, free from any Lien, except for Permitted Liens, (b) any Permitted Liens on the assets and properties, individually or in the aggregate, do not materially interfere with the current use of any such asset or property by the Company or any of the Company Subsidiaries or materially detract from the value of any such asset or property, (c) all the tangible personal property owned by the Company Group is in good operating condition and repair for its continued use as it has been used in the ordinary course of business, subject to reasonable wear and tear, and (d) to the Knowledge of Seller, there are no facts or conditions affecting any assets or properties that, with or without notice or the lapse of time, or both, would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such assets or properties as of the date of this Agreement and as of the Closing Date.

Section 3.19.Real Property

. Section 3.19 of the Seller Disclosure Schedules sets forth an accurate and complete list of all real property leased, licensed or occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”). Except for the Leased Real Property, there are no other real properties leased, licensed or occupied by the Company or any Company Subsidiary. All Leased Real Property is held under written leases, subleases, licenses or other occupancy agreements (including all amendments, modifications, guaranties and other agreements with respect thereto, collectively, the “Real Property Leases”) that are valid instruments and binding obligations of the Group Company party thereto and, to the Knowledge of Seller, of the other party or parties thereto, enforceable in accordance with their respective terms against the Group Company party thereto and, to the Knowledge of Seller, the other party or parties thereto, in each case subject to the Enforceability Exceptions. Section 3.19 of the Seller Disclosure Schedules sets forth an accurate and complete list of all Real Property Leases, specifying the name of the lessor, lessee or current occupant (if different from lessee) and the address thereof. The Company has made available, or caused to be made available, to Purchaser true, correct and complete copies in all material respects of the Real Property Leases. The Company or the applicable Company Subsidiary party to the respective Real Property Lease has good and valid title to the leasehold estate under such Real Property Lease, free and clear of any Liens other than Permitted Liens, and, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company Group, taken as a whole, none of the Company nor any of the Company Subsidiaries is in default under any Real Property Lease. All of the material buildings, fixtures and other improvements located on the Leased Real Property are reasonably adequate and suitable for the purpose of conducting the Business as presently conducted (ordinary wear and tear excepted). Neither the Company nor any of its Subsidiaries is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property. No member of the Company Group owns or, since January 1, 2018 has owned, any real property. Notwithstanding this Section 3.19, no representation is made under this Section 3.19 with respect to any Intellectual Property Rights.

Section 3.20.Brokers

. None of Seller, the Company Group or any director, officer, employee or Affiliate of the Company Group has incurred or will incur on behalf of Seller or the Company Group any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Transactions.

Section 3.21.Affiliated Transactions

. Except (x) as set forth on Section 3.21 of the Seller Disclosure Schedules, (y) pursuant to any employment or director indemnification agreement or arrangement or Contract with any employee, officer or director with respect to the issuance of Equity Securities of the Company or any Company Subsidiary, or (z) for Contracts between the Company and any wholly owned Company Subsidiary or between any wholly owned Company Subsidiaries, no officer, member of the board of directors (or similar governing body) or Affiliate of the Company or any of its Subsidiaries or any individual in any officer’s or director’s immediate family is a party to any Contract or has in the past 12 months been party to any transaction with the Company or any of its Subsidiaries or has any interest in any material property used by the Company or any of its Subsidiaries (collectively, “Affiliate Transactions or Interests”), nor do any such Persons have any claim against any Group Company.

Section 3.22.Title; Sufficiency of Assets

. Except as disclosed in Section 3.22 of the Seller Disclosure Schedules, and except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, immediately following the Closing, the Company Group will, (x) assuming the receipt of all Approvals required for the consummation of the Transaction and the other transactions contemplated by this Agreement and the Company Permits and (y) taking into account the Transaction Documents and all of the assets, services, products, real property, Intellectual Property Rights to be provided, acquired, leased or licensed under the Transaction Documents, own or be licensed to use all of the assets, rights and properties currently owned by Seller or any of its Affiliates (other than the Company Group) that are necessary to conduct the Business in all material respects in the substantially same manner as it is conducted as of the date hereof and as of immediately prior to the Closing; provided, however, that nothing in this Section 3.22 shall be deemed to constitute a representation or warranty as to the adequacy of amounts of cash or working capital (or the availability of the same) or the non-infringement of Intellectual Property Rights; provided, further, that this Section 3.22 shall not be deemed to be breached as a result of (i) any action that Seller or the Company is required or expressly permitted to take pursuant to this Agreement or the Transaction Documents or for which Purchaser has provided its written consent or (ii) the failure to obtain any third party Approval.

Section 3.23.CARES Act

. Except as listed in Section 3.23 of the Seller Disclosure Schedule, no Group Company has received or applied for any CARES Act benefits and no CARES Act benefits are payable to any Group Company. As of the Closing Date, the Company Group will have submitted all attestations and other reports required in connection with the CARES Act and any CARES Act benefits received by, applied for by, or payable to any Group Company, except where the failure of any of the preceding does not have, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company Group, taken as a whole.

Section 3.24.No Other Representations or Warranties

. Purchaser acknowledges that (a) none of Seller or any of its Affiliates has made any representation or warranty, expressed or implied, as to the Equity Interests, the Business, the Company Group or any of its assets, the Company Group’s financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Equity Interests, the Business, the Company Group or any of its assets furnished or made available to Purchaser or any of its Affiliates or Representatives, except as expressly set forth in either (i) this Article III as modified by the Seller Disclosure Schedules, or (ii) in any certificate delivered hereunder or in any other Transaction Document, (b) Purchaser has not relied on any representation or warranty from Seller, the Company Group or any of their respective Affiliates in determining to enter into this Agreement, except as expressly set forth in either (i) this Article III as modified by the Seller Disclosure Schedules, or (ii) in any certificate delivered hereunder or in any other Transaction

Document, and (c) none of Seller, the Company Group or any of their respective Affiliates shall have or be subject to any Liability to Purchaser or any of its Affiliates or Representatives resulting from the distribution to Purchaser or its Affiliates or Representatives, or Purchaser’s or its Affiliates’ or Representatives’ use of, any such information, including any information, documents or material made available to Purchaser or any of its Affiliates or Representatives in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the Transaction and the other transactions contemplated hereby. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Equity Interests and the assets of the Company Group without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Purchaser Disclosure Schedules shall be deemed to have been disclosed in any other section in the Purchaser Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on its face), Purchaser hereby represents and warrants to Seller as follows:

Section 4.1.Organization and Qualification

. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all the requisite limited liability or corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, or would not reasonably be expected to, prevent or materially impede the ability of Purchaser to (a) perform its obligations under this Agreement or any other Transaction Document or (b) consummate the Transaction and the other transactions contemplated hereby (each of clause (a) and clause (b), a “Purchaser Material Adverse Effect”).

Section 4.2.Authority; Execution and Delivery; Enforceability

. Each of Purchaser and its Affiliates has all necessary power and authority to execute this Agreement and the Transaction Documents to which Purchaser or such Affiliate, as applicable, is a party (or will be a party when executed after the date hereof) and to perform Purchaser’s or such Affiliate’s, as applicable, obligations hereunder and thereunder, and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser and its Affiliates of this Agreement and the Transaction Documents to which Purchaser or any of its Affiliates, as applicable, is a party (or will be a party when executed after the date hereof), the performance of Purchaser’s or such Affiliate’s, as applicable, obligations hereunder and thereunder and the consummation by Purchaser or such Affiliate, as applicable, of the Transaction and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action of Purchaser or such Affiliate, as applicable. Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Seller, this Agreement and other Transaction Documents to which Purchaser or any of its Affiliates, as applicable, is a party (or will be a party when executed after the date hereof) will constitute a valid and binding obligation of Purchaser or such Affiliate, as applicable, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3.No Conflicts

. None of the execution, delivery or performance by Purchaser or any of its Affiliates, as applicable, of this Agreement or any Transaction Document to which Purchaser or such Affiliate, as applicable, is a party (or will be a party when executed after the date hereof), the consummation by Purchaser or such Affiliate, as applicable, of the Transaction or any other transaction contemplated by this Agreement or any such applicable Transaction Document, or Purchaser’s or such Affiliate’s compliance with any of the provisions of this Agreement or any such applicable Transaction Document will (with or without notice or lapse of time, or both):

(a)conflict with, breach or violate any provision of the organizational documents of Purchaser;

(b)assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or result in a violation or breach of any Law applicable to Purchaser or any of its properties or assets; or

(c)require any notice, consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the rights, respective properties or assets of Purchaser or any of its Affiliates pursuant to any Contract to which Purchaser or any of its Affiliates is a party, except, in each case of clauses (b) and (c) of this Section 4.3, for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens as would not have a Purchaser Material Adverse Effect.

Section 4.4.Required Filings and Consents

. None of the execution, delivery or performance of this Agreement or any Transaction Document to which Purchaser is a party by Purchaser, the consummation of the Transaction or any other transaction contemplated by this Agreement, or Purchaser’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any declaration, consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) compliance with any applicable Antitrust Laws of the jurisdictions set forth on Section 4.4 of the Purchaser Disclosure Schedules, and (b) where the failure to obtain such declarations, consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not have a Purchaser Material Adverse Effect.

Section 4.5.Financial Ability to Perform

. Purchaser affirms that it is not a condition to the Closing that Purchaser obtain financing for the consummation of the transactions contemplated by this Agreement. Purchaser has delivered to Seller true, complete and correct copies of: (a) the executed commitment letter, dated as of the date hereof between Purchaser and PNC Bank, National Association (together with any other Person that provides a commitment under the Debt Commitment Letter or any Alternative Financing Commitment Letter, the “Debt Financing Sources”) (including all exhibits, schedules and annexes thereto, and the executed fee letter associated therewith redacted in a manner as described below, collectively, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide the aggregate amounts set forth therein (the “Debt Financing”) for the purposes of funding the Financing Uses and (b) the executed commitment letter, dated as of the date hereof, among Purchaser, the Guarantor and the other parties thereto (including all exhibits, schedules and annexes thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which the Guarantor has committed, subject to the terms and conditions set forth therein, to invest cash in the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, subject to the terms and conditions thereof, that Seller is a third party beneficiary thereto.

None of the Commitment Letters have been amended, supplemented or modified prior to the date of this Agreement, no such amendment, supplement or modification is contemplated or pending as of the date of this Agreement, and as of the date of this Agreement, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. Except for the fee letter referred to above, a complete copy of which has been provided to Seller, with only fee amounts and other economic terms contained therein redacted (provided that Purchaser represents and warrants that such redacted provisions in such fee letters do not permit the imposition of any new or additional conditions (or the modification or expansion of any existing conditions) with respect to the Debt Financing to be funded on the Closing Date or any reduction in the amount of the Debt Financing) and customary expense reimbursement letters with respect to the Debt Financing (none of which contain provisions adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing), there are no side letters or Contracts to which Purchaser is a party related to the provision, funding or investing, as applicable, of the Financing or the transactions contemplated hereby other than as expressly set forth in the Commitment Letters delivered to Seller prior to the date hereof. Purchaser has fully paid any and all commitment fees or other fees in connection with the Commitment Letters to be paid on or before the date of this Agreement, and, subject to the terms of the Commitment Letters, will pay any and all such fees due on or before the Closing Date in accordance with the terms of the Commitment Letters. As of the date hereof, the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Purchaser and, to the Knowledge of Purchaser, each of the other parties thereto, subject to the Enforceability Exceptions, and, assuming satisfaction or waiver of the conditions to Closing in Section 7.1 and Section 7.2, Purchaser is not aware of any fact or occurrence existing on the date hereof that would or would reasonably be expected to prevent the funding of the Financing on the Closing Date in an amount not less than the Financing Uses. There are no conditions or other contingencies related to the provision, funding or investing of the amount of the Financing on the Closing Date in an amount not less than the Financing Uses (including pursuant to any market flex provisions in the fee letter or otherwise), other than as expressly set forth in the Commitment Letters delivered to Seller prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Purchaser or, to the Knowledge of Purchaser, any other party thereto under any of the Commitment Letters, (ii) constitute a failure to satisfy a condition on the part of Purchaser or, to the Knowledge of Purchaser, any other party thereto under the Commitment Letters or (iii) result in any portion of the amounts to be funded on the Closing Date in accordance with the Commitment Letters being unavailable on the Closing Date in an amount at least equal to the amount of Financing Uses.  Assuming the Financing is funded and/or invested in accordance with the Commitment Letters, Purchaser will have on the Closing Date funds sufficient to (i) pay the aggregate Closing Purchase Price, (ii) pay any and all fees and expenses required to be paid by Purchaser on the Closing Date in connection with the transactions contemplated by this Agreement and the Financing, and (iii) assuming the accuracy of the representations in Section 3.12(a)(iv) and compliance with the covenant contained in Section 5.2(b)(vii) pay for any refinancing of any outstanding Indebtedness of the Company Group or the Business contemplated by this Agreement to be paid by Purchaser on the Closing Date (clauses (i) through (iii), the “Financing Uses”). Each of Purchaser affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Purchaser obtain the Financing or any other financing for or related to any of the transactions contemplated hereby.

Section 4.6.Guaranty

. Concurrently with the execution of this Agreement, each Guarantor has delivered to Seller a duly executed Guaranty. As of the date hereof, the Guaranty is valid, binding and enforceable in accordance with its terms, and is in full force and effect, subject in each case to the effect of any applicable Enforceability Exceptions. As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of any Guarantor under the terms and conditions of the Guaranty.

Section 4.7.Litigation

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(a)As of the date of this Agreement, (i) there is no Proceeding pending or, to the Knowledge of Purchaser, threatened against or directly related to Purchaser or that challenges or seeks to prevent, enjoin or otherwise delay the Transaction, and (ii) Purchaser is not subject to any Judgment, in each case, that if determined adversely to Purchaser or any of its Affiliates, as applicable, would have a Purchaser Material Adverse Effect.

(b)As of the date of this Agreement, there are no Proceedings (excluding counterclaims) that Purchaser or any of its Affiliates presently intends to initiate against another Person that, if determined adversely to Purchaser or any of its Affiliates, as applicable, would have a Purchaser Material Adverse Effect.

Section 4.8.Brokers

. None of Purchaser or any director, officer, employee or Affiliate of Purchaser has incurred or will incur on behalf of Purchaser or any of its Affiliates any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Transactions.

Section 4.9.Investigation; Acquisition of Equity Interests for Investment

. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement. Purchaser acknowledges that Seller has made available to Purchaser and its Affiliates and Representatives the opportunity to ask questions of the officers and management of Seller, the Company and the Business, as well as access to the documents, information and records of or with respect to the Business and the Company Group and to acquire additional information about the business and financial condition of the Company Group, and Purchaser acknowledges that it has made an independent investigation, analysis and evaluation of the Business and the Company Group. Purchaser is acquiring the Equity Interests for investment purposes and not with a view toward or for offer or sale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Equity Interests. Purchaser acknowledges that the Equity Interests have not been registered under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or any state securities Laws, and agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available, or in a transaction not subject to registration, under the Securities Act and without compliance with foreign securities Laws, in each case, to the extent applicable. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and any Equity Interests that Purchaser receives hereunder will be received only on its own behalf and its Affiliate assignees and not for the account or benefit of any other person or entity. Purchaser is able to bear the economic risk of holding the Equity Interests for an indefinite period (including, without limitation, total loss of its investment).

Section 4.10.Solvency

. On the Closing Date, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the payment of the Closing Purchase Price, the Financing and payment of all related fees and expenses) and assuming (a) the accuracy of the representations and warranties contained in Article III, (b) the compliance by Seller and Company in all material respects with their respective obligations under this Agreement, (c) the satisfaction of the conditions to Purchaser’s obligations to effect the Closing set forth in Sections 7.1 and 7.2, and (d) immediately prior to the Closing, the Company was Solvent, Purchaser will be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, “Solvent” means that, with respect to any Person, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

Section 4.11.No Other Representations or Warranties

. None of Purchaser or any of its Affiliates has made any representation or warranty, expressed or implied, except as expressly set forth in either (i) this Article IV as modified by the Purchaser Disclosure Schedules, or (ii) or in any certificate delivered hereunder or in any Transaction Document. Purchaser acknowledges that (a) none of Seller, the Company or any of their respective Affiliates has made any representation or warranty, express or implied, as to Seller, the Company or any of their respective Affiliates, their financial condition or the accuracy or completeness of any information regarding Seller, the Company or any of their respective Affiliates furnished or made available to Purchaser and its Affiliates and Representatives, except as expressly set forth in either (i) Article III as modified by the Seller Disclosure Schedules, or (ii) in any certificate delivered hereunder or in any other Transaction Document, and (b) Purchaser has not relied on any representation or warranty from Seller, the Company or any of their respective Affiliates in determining to enter into this Agreement, except as expressly set forth in either (i) Article III, as modified by the Seller Disclosure Schedules or (ii) any other Transaction Document.

Article V
COVENANTS

Section 5.1.Efforts

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(a)Subject to the terms and conditions of this Agreement, each party hereto shall (and, in the case of Purchaser, cause each of its subsidiaries and Affiliates (collectively, the “Purchaser Group”) to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the Outside Date) and consummate the Transaction and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings, obtaining as promptly as reasonably practicable (and in any event no later than the Outside Date) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement and executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make the appropriate foreign antitrust filings (or, for jurisdictions where submission of a draft prior to formal notification is appropriate, a draft thereof) listed in Section 5.1(a) of the Seller Disclosure Schedules with respect to the transactions contemplated hereby as promptly as practicable.

(b)Each of Purchaser, on the one hand, and Seller, on the other hand, shall, in connection with the efforts and obligations referenced in Section 5.1(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under any applicable Antitrust Law, use its respective best efforts to (i) consult and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other party of any substantive communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between them and the FTC, the DOJ or any other Governmental Entity with respect to the transactions contemplated by this Agreement; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the FTC, the DOJ or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other party hereto to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person; provided however that information may be shared with the other party in redacted form or on an “Outside-Counsel-Only” basis if the party producing the information determines in good faith that such procedures are reasonably necessary to prevent disclosure of privileged information, information about valuation of the transaction, or commercially or competitively sensitive information. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. No party hereto shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to Section 5.1(a) or Section 5.1(b) without giving the other party hereto sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such substantive meeting or communication.

(c)Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Purchaser shall, and shall cause each member of the Purchaser Group to, take any and all steps necessary, proper or advisable to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the contemplated transactions, so as to enable the parties hereto to close the Transaction and the other transactions contemplated by this Agreement as expeditiously as reasonably practicable and advisable (but in no event later than the Outside Date), including (i) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity (including any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and (ii) (A) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Purchaser or any member of the Purchaser Group, or Company or its subsidiaries or any interest therein, (B) otherwise taking or committing or agreeing to restrictions or actions that after the Closing would limit Purchaser’s, any member of the Purchaser Group’s, or the Company’s or its subsidiaries’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Purchaser, the Purchaser Group or the Company or its subsidiaries or any interest or interests therein or (C) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Purchaser, the Purchaser Group, or the Company or its subsidiaries or any interest or interests therein and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto or to such restrictions or actions (such sale, lease, license, defense through litigation, divestiture, disposal and holding separate or other action described in clauses (i) or (ii), a “Regulatory Remedy”). Nothing in this Section 5.1(c) shall require Purchaser or Seller to effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the Closing and only effective following the Closing.

(d)Subject to the obligations under Section 5.1(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Transaction or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Purchaser and Seller shall, and Purchaser shall cause each member of the Purchaser Group to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, modified, suspended, eliminated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prevents, restrains, enjoins, prohibits, makes unlawful, restricts or delays consummation of the transactions contemplated by this Agreement, and (ii) Purchaser and Seller must defend, at its own cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

(e)Neither Purchaser nor any member of the Purchaser Group shall, and Purchaser shall cause each member of the Purchaser Group not to, take any action, including acquiring or agreeing to acquire, including by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any Person, corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, properties or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation or such other action could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the Transaction and the other transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the Transaction or any of the other transactions contemplated by this Agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(f)Notwithstanding the foregoing and except as otherwise mutually agreed by the parties hereto (or any of their respective Affiliates) in a any separately executed clean team agreement, commercially and/or competitively sensitive information and materials of a party hereto will be provided to the other party hereto on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party hereto. Materials provided to the other party hereto or its counsel may be redacted to remove references (i) concerning the valuation of the Company Group, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address reasonable attorney-client privilege or confidentiality concerns, or (iv) other competitively sensitive material.

Section 5.2.Covenants Relating to Conduct of Business

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(a)Except as (w) set forth in Section 5.2 of the Seller Disclosure Schedules, (x) required by applicable Law, (y) required by, or in response to, but in each case, in a manner consistent with past practice, any COVID-19 Measures or (z) otherwise required or expressly contemplated by the terms of this Agreement, from the date of this Agreement to the Closing, and except as Purchaser may otherwise consent in writing to, Seller and the Company shall (and shall cause the Company Group to) (i) conduct the Business and the operation thereof in all material respects in the ordinary course and consistent with past practice and (ii) use commercially reasonable efforts to preserve substantially intact the Business and present material business relationships of the Business (including lenders, suppliers and customers); provided, that no action by Seller or any Group Company with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of such other provision. Nothing in this Section 5.2 shall be deemed to limit the transfer of assets of, or the operation by Parent and its Subsidiaries (including Seller) of, the businesses and assets of Parent and its Subsidiaries (including Seller) other than the Company Group, so long as such activities (x) would not result in a breach of (I) a representation or warranty made in Article III or any certificate delivered pursuant to the requirements of this Agreement or (II) any covenant of Seller or the Company expressly set forth herein, and are not adverse to the Business in any material respect and would not, without the consent of the Purchaser, impose any Liability on the Company Group that would not have existed absent such action.

(b)With respect to the Company Group and the Business, except as (w) set forth in Section 5.2 of the Seller Disclosure Schedules, (x) required by applicable Law, (y) required by, or in response to, but in each case, in a manner consistent with past practice, any COVID-19 Measures or (z) otherwise required or expressly contemplated by the terms of this Agreement, from the date of this Agreement to the Closing, and solely with respect to the Company Group and the Business, Seller and the Company shall not, and shall cause the Company Group not to, do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed other than with respect to Section 5.2(b)(vi)):

(i)amend the Organizational Documents or equivalent documents of any Company Subsidiary;

(ii)issue, sell, or dispose of (or authorize the issuance, sale, or disposition of) any Equity Securities of any Group Company;

(iii)sell, exclusively license, assign or otherwise dispose of any property or assets of any Group Company, other than (A) sales, dispositions or licensing of equipment and/or inventory and other assets, excluding real property, in the ordinary course of business or pursuant to existing Contracts of the Company Group (other than Indebtedness), (B) assignments of leases or sub-leases, in each case, in the ordinary course of business, (C) sales of obsolete assets, (D) sales, licensing, assignment or dispositions of any property or assets solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, or (E) sales, licensing, assignment or dispositions of any property or assets with a fair market value or purchase price not in excess of $250,000 in the aggregate;

(iv)reclassify, adjust, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or other Equity Securities of the Company or reclassify, adjust, combine, split or subdivide any capital stock or other Equity Securities of any wholly owned Subsidiary of the Company;

(v)adopt or enter into a plan of complete or partial liquidation or adopt resolutions providing for a complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization or file a petition in bankruptcy or consent to the filing of any bankruptcy petition under any applicable Law;

(vi)acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or Person or division thereof, other than (A) acquisition of assets in the ordinary course of business or pursuant to existing Contracts of the Company Group, (B) acquisitions or investments with a fair market value or purchase price not in excess of $100,000 in the aggregate, or (C) acquisitions or investments solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries;

(vii) amend, modify, incur, assume or guarantee any Indebtedness (such term being used in this clause (vii) without giving effect to the proviso at the end of the definition of “Funded Debt”)  or issue or sell any debt securities (or rights to acquire debt securities) or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person for Indebtedness, in each case other than (A) any such Indebtedness (or any guarantee of such Indebtedness) solely (x) between the Company and a wholly owned Subsidiary of the Company, (y) between wholly owned Subsidiaries of the Company or (z) between Seller or any of its Affiliates (other than the Company Group), on the one hand, and any Group Company, on the other hand, (B) any Indebtedness incurred in the ordinary course of business pursuant to letters of credit, performance bonds or other similar arrangements or under any existing lines of credit, (C) guarantees by the Company or any Subsidiary of the Company of Indebtedness of the Company or any other Subsidiary of the Company, (D) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging Contracts, in each case of this clause (D), solely to the extent entered into for legitimate business purposes and (E) other Indebtedness in an aggregate amount not to exceed $500,000;

(viii)make or authorize any capital expenditure or commitments in respect thereof in excess of $1,000,000 in the aggregate during any consecutive 3-month period, except for any such expenditures (A) not in excess of $1,500,000 (net of insurance proceeds) in the aggregate that the Company reasonably determines are necessary to avoid a material business interruption or maintain the safety and integrity of any asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments or (B) subject to an aggregate cap of $1,500,000, reasonably incurred to meet a customer commitment pursuant to any Company Material Contract with a customer;

(ix)except to the extent required by (A) applicable Law, (B) the existing terms of any Benefit Plan as disclosed to Purchaser, or (C) this Agreement: (1) increase the compensation or benefits payable or to become payable to any Business Employee or other personnel (except for increases in annual base salary and target annual bonus opportunity and commission rates for employees of the Company or any Company Subsidiary whose total annual compensation is less than or equal to $200,000 in connection with promotions or periodic reviews in the ordinary course of business), (2) amend or terminate any Company Group Benefit Plan (or any Benefit Plan as it relates to a Business Employee) or establish, adopt, or enter into any arrangement that would be a Company Group Benefit Plan (or a Benefit Plan as it relates to a Business Employee), that would, in either case, increase the annual cost of any such Benefit Plan by more than $100,000 (or any group of Benefit Plans by more than $300,000 in the aggregate), (3) hire or terminate any Business Employee holding the title of Vice President, or a more senior title, other than for cause, or (4) transfer any Business Employee outside the Business or the Company Group; or (5) transfer any other employee of Seller or any of its Affiliates (other than the Company Group) into the Business or the Company Group that is not otherwise identified as a Business Employee on Section 1.1(a)(ii) of the Seller Disclosure Schedules;

(x)except as it relates to a Seller Consolidated Return and to the extent that it would not reasonably be expected to adversely affect any Group Company following Closing, (A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax claim; (C) file any material Tax Return other than on a timely basis in the ordinary course, or file any material amended Tax Return; (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (E) knowingly surrender any material claim for a refund of Taxes; (F) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar legal requirement) with any Governmental Entity with respect to Taxes; or (G) make any change (or request to change) in any accounting principles, methods or practices used by the Company Group or the Business, other than as required by applicable Law or GAAP;

(xi)voluntarily recognize any labor union, works council or similar labor organization;

(xii)take any action which would trigger the notification requirements of the Worker Adjustment and Retraining Notification Act or any similar Law;

(xiii)enter into any Affiliate Transactions or Interests or amend or otherwise modify, in each case in a manner adverse to the Business or the Company Group, any Contracts listed on Section 5.6 of the Seller Disclosure Schedules;

(xiv) enter into, transfer, terminate, modify, amend, waive any rights under, or discharge any other party of any obligation under, any Company Material Contract other than in the ordinary course of business and in a manner that will not constitute a breach of such Contract;

(xv)enter into any settlement or compromise with respect to any Action, other than settlements, compromises or releases with respect to (A) any litigation in the ordinary course of business, (B) any stockholder litigation related to this Agreement, the Transaction or the other transactions contemplated by this Agreement brought against Parent, any of its Affiliates (including Seller and the Company Group) or any of their respective officers or any members of the board of directors or similar governing body after the date of this Agreement, (C) any litigation where the amount paid (net of insurance proceeds receivable) does not exceed $250,000 in the aggregate (net of any insurance proceeds and indemnity, contribution or similar payments actually received by the Company or its subsidiaries in respect thereof) or, if greater, does not materially exceed the total amount reserved for such matter in the applicable Group Company’s financial statements, or (D) where the entire amount is paid or reimbursed by an insurance carrier or third party under an indemnity or similar obligation;

(xvi)create or incur or suffer to exist any Lien (other than Permitted Liens) on any asset of the Company Group, except for Liens that are created or incurred in the ordinary course of business and released at or prior to Closing in accordance with Section 5.10(c);

(xvii)between 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date and the Closing, (A) make or pay any dividends or distributions, (B) incur or pay off any Indebtedness or (C) incur or pay any Company Transaction Expenses;

(xviii)fail to maintain in full force and effect in all material respects, or fail to use commercially reasonable efforts to replace, extend or renew, any Insurance Policy existing as of the date hereof; or

(xix)authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing in clauses (i) through (xvii).

(c)Anything to the contrary in this Agreement notwithstanding, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way (i) the operation of the business of Seller or its Affiliates, except solely with respect to the conduct of the Business by Seller, the Company Group and their respective Affiliates, or (ii) Parent or any of its Affiliates from taking steps to effect the separation of Parent into two independent, publicly traded companies as reported by Parent on its current report on Form 8-K filed with the Securities Exchange Commission on May 5, 2021, in each case which would not (x) have an adverse effect on the benefit of the consummation of the Transaction to the Purchaser or (y) prevent or materially delay the consummation of the Transaction.

Section 5.3.Confidentiality

. Purchaser and Seller acknowledge that the information being provided to Purchaser in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidentiality agreement between Variant Equity Advisors, LLC and Parent, dated as of February 2, 2021 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing in accordance with its terms; provided, that actions taken by the parties hereunder to the extent necessary in order to comply with their respective obligations under Section 5.1 hereunder shall not be deemed to be in violation of this Section 5.3 or the Confidentiality Agreement; provided, that the foregoing shall not affect Section 5.1(b) to the extent that Section 5.1(b) specifies that it is subject to this Section 5.3 or the Confidentiality Agreement. Notwithstanding the foregoing, effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business or the Company Group; provided, that Purchaser acknowledges that its obligations of confidentiality, non-disclosure and use with respect to any and all other information concerning Seller or any of its Affiliates (other than solely with respect to the Business and the Company Group) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement, any termination of the Confidentiality Agreement that has or would otherwise occur notwithstanding. From and after the Closing until the second (2nd) anniversary of the Closing Date, Seller shall, and shall cause each of its Affiliates and each of its and their respective Representatives to, unless required to disclose by judicial or administrative process or applicable Law or the applicable requirements of any Governmental Entity (including the federal securities laws, rules and regulations of any national securities exchange) or requested to disclose (by court order, deposition, interrogatory questions, request for information or documents, subpoena, civil investigative demand, regulatory demand or similar process), hold in confidence and not use all non-public and confidential information concerning the Business or the Company Group (the “Confidential Information”); provided, that for purposes of this Agreement, “Confidential Information” shall not include any information to the extent such information (i) is in the public domain other than directly as a result of a disclosure by Seller or its Affiliates (excluding, after the Closing, the Company Group) in violation of their confidentiality obligations of this Section 5.3, (ii) was acquired after the Closing by Seller or any of its Affiliates from sources other than those related to its prior ownership of the Business and not, to the knowledge of Seller or its Affiliates, in violation of an obligation of confidentiality owed to the Company Group or Purchaser with respect to such information, or (iii) is generated independently by Seller or any of its Affiliates without reference to or use of any non-public and confidential information exclusively concerning the Business or the Company Group. If Seller, any of its Affiliates, or any of their Representatives are required by Law to disclose Confidential Information, Seller or such Affiliate or such Representative will (unless prohibited by Law) (a) promptly (and, to the extent practicable, prior to such disclosure) notify Purchaser and cooperate with Purchaser (at Purchaser’s expense) in any efforts by Purchaser or any of its Affiliates (including the Company Group) to oppose such disclosure, and (b) disclose only that portion of the Confidential Information that is legally required to be disclosed and exercise commercially reasonable efforts to ensure that such Confidential Information will be afforded confidential treatment. The parties agree that each of the Debt Financing Sources shall be deemed a “Representative” of Variant Equity Advisors LLC under the Confidentiality Agreement.

Section 5.4.Access to Information

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(a)Subject to applicable Law (including, for the avoidance of doubt, any COVID-19 Measures), from and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable notice, Seller and the Company shall afford to Purchaser and its Representatives reasonable access during normal business hours in a manner that does not unreasonably interfere with the operation of the business of Seller or any of its Affiliates (including the Business), under the supervision of Seller’s or the Company Group’s personnel, at the Purchaser’s expense, and in accordance with the reasonable procedures established by Seller (including the requirement that any third party for whom access is requested to enter into customary access letters), to the information, properties, books, Contracts, records (including Tax records) and personnel of Seller and of the Company Group related to the Business and the Company Group; provided, that neither Seller nor any Group Company shall be required to permit the Purchaser or any of its Representatives to, and neither Purchaser nor any of its Representatives shall be permitted to, (x) perform or conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or other environmental media or any building material at, on, under or within any facility on the Leased Real Property, or any other property of Seller, any Group Company or any of their respective Affiliates or (y) access any real property to perform any title or survey work; provided, further, that such access may be limited to the extent Seller or any Group Company determines, in light of COVID-19 or COVID-19 Measures, that such access could jeopardize the health and safety of any employee of Seller or any of its Affiliates (including the Company Group), it being understood that Seller shall, and shall cause the Company to, use its commercially reasonable efforts to provide such access in a manner that would not jeopardize the health and safety of any such employees; and provided, further, that neither Seller nor any of its Affiliates shall be required to make unreimbursed material expenditures to provide any such access. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Affiliates (including the Company Group) shall be required to provide access to Purchaser or any of its Representatives any information, properties, books, Contracts, records and personnel (i) if doing so would violate any Contract (including any obligation of confidentiality thereunder) to which Seller or any of its Affiliates is a party or may be subject; (ii) if Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; (iii) to the extent any such information, Contracts or other documents are related to the sale or divestiture process conducted by Seller and/or its Affiliates for the Business vis-à-vis any Person other than Purchaser and its Affiliates, or Seller’s or its Affiliates’ and direct or indirect equity holders’ (or their respective Representatives’) evaluation of the Business in connection therewith, including projections, financial and other information relating thereto; (iv) to the extent any such information, properties, books, Contracts or records include any trade secret or other confidential and proprietary information which would reasonably be expected to cause material harm to the disclosing Person; or (v) if, upon the advice of counsel, such access or disclosure would jeopardize any legal privilege (including attorney work product doctrine and attorney-client privilege) or contravene any Laws (it being understood that Seller shall use its commercially reasonable efforts to provide such access in a manner that would not violate the foregoing clauses (i) through (v)). Purchaser agrees that any investigation undertaken pursuant to the access granted under this Section 5.4(a) shall be conducted in such manner as not to unreasonably interfere with the operation of the Business, and none of Purchaser or any of its Affiliates or Representatives shall initiate communication with any of the employees of the Business without the prior written consent of Seller. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit any of Purchaser’s or any of its Affiliates’ rights of discovery.

(b)Subject to applicable Law (including, for the avoidance of doubt, any COVID-19 Measures), from the Closing until the sixth (6th) anniversary of the Closing Date, upon reasonable notice, Purchaser shall, and shall cause the Company to, afford to Seller, its Affiliates and their respective Representatives reasonable access during normal business hours in a manner that does not unreasonably interfere with the operation of the Business, under the supervision of the Company Group’s personnel, at Seller’s expense, and in accordance with the reasonable procedures established by Purchaser (including the requirement that any third party for whom access is requested to enter into customary access letters), to the information, properties, books, Contracts, records (including Tax records) and personnel of the Business and the Company Group in connection with any reasonable business purpose, including for purposes of complying with any applicable Law, Tax, reporting or regulatory requirements, preparing financial statements, or determining any matter relating to the rights or obligations of the Seller or the Company or direct or indirect equity holders under any of the Transaction Documents; provided, that such access may be limited to the extent Purchaser determines, in light of COVID-19 or COVID-19 Measures, that such access could jeopardize the health and safety of any employee of Purchaser or any of its Affiliates (including the Company Group), it being understood that Purchaser shall, and shall cause the Company to, use its commercially reasonable efforts to provide such access in a manner that would not jeopardize the health and safety of any such employees; and provided, further, that neither Purchaser nor any of its Affiliates shall be required to make unreimbursed material expenditures to provide any such access. Notwithstanding anything to the contrary set forth in this Agreement, neither Purchaser nor any of its Affiliates (including the Company Group) shall be required to provide access to Seller, its Affiliates or any of their respective Representatives any information, properties, books, Contracts, records and personnel (i) if doing so would violate any Contract (including any obligation of confidentiality thereunder) to which Purchaser or any of its Affiliates is a party or may be subject; (ii) if Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; (iii) to the extent any such information, properties, books, Contracts or records include any trade secret or other confidential and proprietary information which would reasonably be expected to cause material harm to the disclosing Person; or (iv) if, upon the advice of counsel, such access or disclosure would jeopardize any legal privilege (including attorney work product doctrine and attorney-client privilege) or contravene any Laws (it being understood that Purchaser shall use its commercially reasonable efforts to provide such access in a manner that would not violate the foregoing clauses (i) through (iv)). Seller agrees that any investigation undertaken pursuant to the access granted under this Section 5.4(b) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and none of Seller or any of its Affiliates or Representatives shall communicate with any of the employees of the Company Group without the prior written consent of Seller. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery.

(c)Purchaser agrees to hold all the Books and Records of the Business and the Company Group existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if it desires to destroy or dispose of such Books and Records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

Section 5.5.Publicity

. The initial press release regarding the transactions contemplated by this Agreement shall be a joint press release and thereafter Seller and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transaction and the other transactions contemplated by this Agreement, including any Regulatory Remedy, (unless the information contained in such releases or announcements has been previously approved by

Seller and Purchaser, in which case such consultations shall not be required) and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in each case, as determined in the good faith judgment of the party hereto proposing to make such release or other public announcement (in which case, such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party hereto); provided, that (a) any such press release or public statement as may be required by applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party hereto making the release or statement has used its reasonable best efforts to consult with the other party hereto on a timely basis and (b) each party hereto may issue public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby that consist solely of information previously disclosed in press releases or public statements previously approved by either party hereto or made by either party hereto in compliance with this Section 5.5 to the extent such disclosure is consistent in all material respects with the information previously disclosed and still accurate at the time of such disclosure; provided, further, that the first sentence of this Section 5.5 shall not apply to (x) any disclosure of information concerning this Agreement in connection with any dispute between the parties hereto regarding this Agreement and (y) internal announcements to employees which are not made public. Notwithstanding the foregoing, Purchaser and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 5.6.Intercompany Accounts and Intercompany Arrangements

. Immediately prior to the Closing, but subject to Section 5.2(b)(xv), all intercompany balances and accounts (other than accounts set forth in Section 5.6 of the Seller Disclosure Schedules) between Seller and any of its Affiliates (other than the Company Group), on the one hand, and any Group Company, on the other hand, shall be settled or otherwise eliminated in such a manner as Seller shall determine in its sole discretion (including by Seller or any of its Affiliates removing from any Group Company any Cash Amounts or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise); provided, however, that no member of the Company Group shall have any ongoing Liability to Seller or any of its Affiliates (other than the Company Group) from or after the Closing as a result thereof. Intercompany balances and accounts solely among members of the Company Group shall not be affected by this provision. Immediately prior to the Closing, except for the Transaction Documents to be entered into in connection with this Agreement or as set forth on Section 5.6 of the Seller Disclosure Schedules, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between Seller or any of its Affiliates (other than the Company Group), on the one hand, and any Group Company, on the other hand, shall automatically be terminated without further payment, performance or any Liability to any Group Company and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liability therefor or thereunder.

Section 5.7.Shared Contracts

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(a)From the date of this Agreement until the Closing, with respect to each of the Shared Contracts, including those listed in Section 5.7(a) of the Seller Disclosure Schedules, Seller shall, and Seller shall cause its Affiliates to, use commercially reasonable efforts to cause the counterparty to such Shared Contracts to consent to the assignment of those rights and obligations of Seller and its applicable Affiliates under such Shared Contracts to the extent related to the Company and its Subsidiaries or the Business, or to otherwise reasonably cooperate with Purchaser in Purchaser’s efforts to enter into replace such Shared

Contract into a stand-alone new Contract between a member of the Company Group and such counterparty on substantially the same terms (to the extent relating to the Company Group or the Business) as those that exist under such Shared Contract (such assignment or entry into a new Contract, the “Contract Separation”); provided, however, that nothing in this Section 5.7(a) shall require Purchaser, Seller or any of their Affiliates to pay any fee or other payment or consideration (monetary or otherwise), take any Extraordinary Action, make a concession to any third party or provide any material right to any third party, make any material amendments or material modifications in any manner materially adverse to the extent of the rights and obligations related to Seller or any of its Affiliates (other than the Business), or otherwise incur any liability or out-of-pocket expense, in each case, in connection with the obligations or efforts set forth in this Section 5.7(a) (together the “Pre-Closing Proviso”); provided, further, that in the case of Shared Contracts which are Contracts primarily for the provision of material Intellectual Property Rights to the Business or any Company Group, Seller and its Affiliates shall be required to pay any one-time cost or expense reasonably required in connection with the Contract Separation of such Shared Contracts (except for any increases in the cost of licensing any such Intellectual Property Rights as a result of such Contract Separation, which shall be borne by the relevant licensee). If the parties hereto receive such consent to the partial assignment of such portion of such rights and obligations of Seller and its Affiliates under such Shared Contract (or if no such consent is required), subject to the Pre-Closing Proviso, if applicable, Seller or its Affiliates shall assign such portion of such Shared Contract to the Company in accordance with the terms thereunder, to the extent permitted under applicable Law.

(b)For any Shared Contract for which the arrangements described in Section 5.7(a) could not be entered into prior to the Closing (such Shared Contract, a “Stranded Shared Contract”), then from the Closing until the earliest of (x) completing the Contract Separation, (y) the expiration of the Stranded Shared Contract in accordance with its terms (without any extensions or renewals thereof), and (z) the date that is eighteen (18) months following the Closing Date, each of Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall use commercially reasonable efforts to continue the Contract Separation of such Stranded Shared Contract and cooperate with Purchaser in a mutually agreeable arrangement under which Purchaser and all applicable Group Companies would obtain all of the benefits and assume all of the obligations and liabilities to the extent related to the Company Group or the Business under such Stranded Shared Contract to the extent permitted under applicable Law (such arrangement, a “Back-to-Back Arrangement”); provided, however, that nothing in this Section 5.7(b) shall require Purchaser, Seller or any of their Affiliates to pay any fee or other payment or consideration (monetary or otherwise), take any Extraordinary Actions, make a concession to any third party or provide any material right to any third party, make any material amendments or material modifications in any manner materially adverse to the extent of the rights and obligations related to Seller or any of its Affiliates (other than the Business), or otherwise incur any liability or expense, in each case, in connection with the obligations or efforts set forth in this Section 5.7(b) (together the “Post-Closing Proviso”); provided, further, that in the case of Stranded Contracts which are Contracts primarily for the provision of material Intellectual Property Rights to the Business or any Company Group, Seller and its Affiliates shall be required to pay any one-time cost or expense reasonably required in connection with the Contract Separation and/or the provision of a Back-to-Back Arrangement of such Stranded Contracts (except for any increases in the cost of licensing any such Intellectual Property Rights as a result of such Contract Separation or provision of such Back-to-Back Arrangement, which shall be borne by the relevant licensee). Following the date hereof, other than as set forth in Section 5.7(a) neither Seller nor the Company shall, and each shall cause their Affiliates not to, enter into, terminate (other than expirations in accordance with their terms) or amend any Shared Contract.

Section 5.8.General Assurances

. Subject to the terms and conditions of this Agreement, each party hereto agrees that, from time to time after the Closing Date, it will use commercially reasonable efforts to execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and use commercially reasonable efforts to take (or cause its Affiliates to take) such other action, as may be reasonably necessary, to the extent permitted by Law, to carry out the purposes and intents of this Agreement; provided, however, that none of Purchaser, Seller or any of their respective Affiliates or the Company or any of its Affiliates shall be required to commence, defend or participate in any litigation, or offer, grant or otherwise be liable or responsible for any payments, other amounts payable or required to be paid or other accommodation (financial or otherwise) (each an “Extraordinary Action”), make a material concession or provide any material right, or otherwise incur any liability or expense, in each case, in connection with the obligations set forth in this Section 5.8 except as expressly set out in this Agreement.

Section 5.9.Employee Matters

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(a)Continuation of Employment.

(i)At or prior to Closing, Seller shall (or shall cause its Affiliates to) use commercially reasonable efforts to transfer the employment of each Business Employee who is not employed by a Group Company to a Group Company as designated by a Seller or an Affiliate of any Seller. Notwithstanding the foregoing, to the extent any such individual cannot practicably be transferred to a Group Company, Purchaser shall extend an offer of employment to such employee on terms consistent with this Agreement and following such individual’s acceptance of such offer of employment, such individual will be a Transferred Business Employee for purposes of this Agreement.

(ii)As of the Closing Date, Purchaser shall (i) cause each Group Company to continue to employ on the Closing Date its respective Company Group Employees, and (ii) with respect to each other Business Employee, either (A) continue to employ such other Business Employee, to the extent employment continues by operation of Law, or (B) offer, or cause its applicable Affiliate to offer, employment to such other Business Employee, to the extent employment does not continue by operation of Law, in all cases, on terms consistent with this Section 5.9. Each Company Group Employee, each other Business Employee whose employment continues by operation of Law, each Business Employee who accepts Purchaser’s offer of employment pursuant to this Section 5.9(a), and each Business Employee who accepts an offer of employment from Purchaser in accordance with Section 5.9(f), shall be referred to herein as a “Transferred Business Employee.” Except as otherwise expressly set forth herein, from and after the Closing, Seller and its Affiliates shall retain all Liabilities under Seller Benefit Plans, and Purchaser and its Affiliates shall assume or retain, as applicable, all Liabilities under Company Group Benefit Plans.

(b)Terms and Conditions of Employment. With respect to each Transferred Business Employee who is not covered by a Labor Agreement, Purchaser shall maintain, for a period of at least twelve (12) months following the Closing Date, (A) the same wage rate or base salary level in effect for such Transferred Business Employee immediately prior to the Closing, (B) incentive compensation opportunities for such Transferred Business Employee that are no less favorable than those in effect immediately prior to the Closing, and (C) employee benefits (other than equity-based, defined benefit pension, and retiree health and welfare benefits) comparable to, in the aggregate, those in effect for such Transferred Business Employees immediately prior to the Closing. Notwithstanding the foregoing, nothing herein shall require Purchaser or its Affiliates to provide any compensation or benefits in any particular form or under any particular employee benefit plan. The compensation, benefits and work location of Transferred Business Employees who are covered by a Labor Agreement shall be provided in accordance with the applicable Labor Agreement. As of and after the Closing, Purchaser shall provide to each Transferred Business Employee full credit for all purposes under any Company Group Benefit Plan and each other employee benefit plan, policy or arrangement by Purchaser or any of its Affiliates for such Transferred Business Employee’s service prior to the Closing with Seller or any of its Affiliates, to the same extent such service is recognized by Seller and its Affiliates immediately prior to the Closing;

provided, that such service shall not be credited for purposes of benefit accrual under any final average pay defined benefit pension plan or to the extent it would result in a duplication of benefits.

(c)Health Coverages. Purchaser shall use its commercially reasonable efforts to cause each Transferred Business Employee (other than those Transferred Business Employees covered by a Labor Agreement) and his or her eligible dependents to be covered on and after the Closing by a group health plan or plans maintained by Purchaser or any of its Affiliates that (i) do not limit or exclude coverage on the basis of any preexisting condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan, and (ii) provide each Transferred Business Employee full credit under Purchaser’s or such Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Transferred Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or Purchaser’s or such Affiliate’s group health plans.

(d)Severance. With respect to each Transferred Business Employee whose employment is terminated without Cause during the period commencing on the Closing Date and ending twelve (12) months after the Closing Date, and who is not covered by a Labor Agreement, Purchaser shall provide such Transferred Business Employee with severance benefits substantially equal in value to the severance benefits determined in accordance with the policy set forth on Section 5.9(d) of the Seller Disclosure Schedules, in each case, taking into account such Transferred Business Employee’s service with Seller and its Affiliates prior to the Closing and with Purchaser and its Affiliates on and after the Closing.

(e)Accrued Vacation, Sick Leave and Personal Time. Purchaser will recognize and assume all Liabilities with respect to accrued but unused vacation time for all Transferred Business Employees (including, without limitation, any Liabilities to Transferred Business Employees for payments in respect of earned but unused vacation time that arise as a result of the transfer of employment contemplated by this Section 5.9) as reflected in Working Capital on the agreed upon or deemed final Closing Statement or Post-Closing Statement, as applicable. Purchaser shall promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Seller for any payments made by Seller or its Affiliates to any Transferred Business Employees in respect of earned but unused vacation time that become due as a result of the transfer of employment contemplated by this Section 5.9 so long as such earned but unused vacation time is reflected in Working Capital. Purchaser shall allow Transferred Business Employees to use the vacation, sick leave and personal time recognized or established in accordance with the first sentence of this Section 5.9(e) in accordance with the terms of Seller’s and its applicable Affiliates’ programs in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of Purchaser or its Affiliates on or following the Closing).

(f)Disability Benefits. Seller shall be responsible for providing short- or long-term disability benefits to any Business Employee who was on short- or long-term disability leave immediately prior to the Closing Date. If any Business Employee who is receiving short- or long-term disability benefits as of the Closing Date is, within twelve (12) months following the Closing Date, able to return to work, Purchaser shall offer employment to such employee on terms consistent with those applicable to Transferred Business Employees generally under this Section 5.9. Purchaser shall return to work any inactive employee of the Business who is subject to a Labor Agreement and who is receiving short or long term disability benefits as of the Closing Date, but who subsequently becomes able to return to work within the period provided in the Labor Agreement that applied to him or her immediately prior to the Closing Date.

(g)401(k) Plan. Effective reasonably promptly after the Closing, Purchaser shall establish participation by the Transferred Business Employees in Purchaser’s tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Affiliates (collectively, the “Seller 401(k) Plans”). As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Transferred Business Employees, and the Purchaser 401(k) Plan shall accept any such distribution (including loans) as a direct rollover contribution if so directed by the applicable Transferred Business Employee. In addition, Purchaser may elect to cause the Purchaser 401(k) Plan and the trust established thereunder to accept a trust to trust plan asset transfer from the Seller 401(k) Plan and the trust established thereunder in respect of account balances (including any loan balances) of Transferred Business Employees, and if so elected, Purchaser and Seller shall cooperate with each other to take such actions as may be necessary to cause such trust to trust plan asset transfer to occur as of the Closing or as promptly as administratively and commercially practicable thereafter.

(h)Annual Bonuses. Purchaser or its applicable Affiliate shall continue any Benefit Plan that is an annual bonus plan for the year in which Closing occurs and will pay such annual bonuses for the year in which the Closing occurs to the applicable Transferred Business Employees at such time as Seller or its applicable Affiliate has historically paid such bonuses, subject to the continued employment of the applicable Transferred Business Employees with Purchaser or its Affiliates at the time of payment; provided, that each such Transferred Business Employee’s bonus in respect of the year in which Closing occurs shall not be less than the accrued amount of such annual bonus in respect of such Transferred Business Employee.

(i)Labor Agreements. Seller shall, or shall cause the Company Group or any of its Affiliates, as applicable, to satisfy all bargaining obligations as of the Closing. Purchaser agrees that as of and following the Closing Date, to the extent required by applicable Law, Purchaser shall recognize the unions and works councils that are signatories to the Labor Agreements covering Transferred Business Employees as the representatives of the Transferred Business Employees of the bargaining units described therein.

(j)Treatment of International Business Employees. The following terms and conditions shall, in addition to the applicable terms and conditions of this Section 5.9, apply to International Business Employees who become Transferred Business Employees (“Transferred International Business Employees”): in the case of Transferred International Business Employees, Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of this Section 5.9, comply with any additional obligations or standards arising under applicable Laws or Contracts governing the terms and conditions of their employment or severance of employment in connection with the Transaction or otherwise.

(k)No Third-Party Beneficiaries. Without limiting the generality of Section 10.4, the provisions of this Section 5.9 are solely for the benefit of the parties to this Agreement. Nothing in this Agreement shall confer upon any Business Employees or Transferred Business Employee any right to continue in the employ or service of Seller, Purchaser, any Group Company or any their respective Affiliates, or shall interfere with or restrict in any way the rights of Seller, Purchaser, any Group Company or any their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Business Employees or Transferred Business Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Seller, Purchaser, any Group Company or any their respective Affiliates and the Business Employees or Transferred Business Employee or any severance, benefit or other applicable plan, policy or program covering such Business Employees or Transferred Business Employee, in each case as has been disclosed to Purchaser. Notwithstanding any provision in this Agreement to the contrary, nothing in this

Section 5.9 shall (i) be deemed or construed to be an amendment or other modification of any Benefit Plan, (ii) prevent Seller, Purchaser, any Group Company or any of their respective Affiliates from amending or terminating any Benefit Plan or other employee benefit plan in accordance with their terms, (iii) create any third-party rights in any current or former service provider of the Seller, Purchaser, any Group Company or any their respective Affiliates (or any beneficiaries or dependents thereof), or (iv) prevent the Company, after the Closing, from terminating the employment of any Transferred Business Employee.

Section 5.10.Financial Obligations

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(a)After the Closing, Purchaser shall use its commercially reasonable efforts to (x) assume all obligations entered into by or on behalf of Seller or any of its Affiliates (other than the Company Group) in connection with or relating to the Business or the assets of the Company Group under all letters of credit (which Seller shall cause to remain in place for (extending if necessary) , and Purchaser shall replace within, 365 days after Closing), surety, performance and other bonds, bankers’ acceptances and similar facilities and guarantees, in each case, relating to the Business or the assets thereof that are directly or indirectly acquired by Purchaser under this Agreement that are listed in Section 5.10 of the Disclosure Schedules (collectively, “Credit Enhancements”), and (y) use its commercially reasonable efforts to obtain from such applicable creditor or other counterparty a full and irrevocable release of Seller and its Affiliates that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with such Credit Enhancements. Purchaser further agrees that to the extent Seller or any of its Affiliates incurs any cost or expense, or is required to make any payment, in connection with the exercise by any third party of its rights against Seller or its Affiliate with respect to any such Credit Enhancements arising out of actions taken or failed to be taken by Purchaser or the Company Group with respect to assets of the Business directly or indirectly acquired pursuant to this Agreement, after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid by Seller or its Affiliates, and shall in any event promptly and in no event later than ten (10) Business Days after written demand therefor from Seller, reimburse Seller and any of its Affiliates to the extent that any Credit Enhancement is called upon and Seller or any of its Affiliates makes any payment or incurs any Liability in respect of any such Credit Enhancement; provided that in all circumstances, Seller shall provide reasonably prompt written notice to Purchaser of any claim, correspondence, demand or other applicable set of facts and circumstances giving rise to or reasonably likely to give rise to, any such indemnity obligation, which notice shall reasonably summarize all pertinent facts and circumstances and demand related to the same. Subject to Section 5.10(b), in relation to any Credit Enhancement which is not a letter of credit, Seller shall not, and shall procure that its Affiliates shall not, terminate, or knowingly encourage the counterparty to terminate, such Credit Enhancement and shall leave it in place for the benefit of the Company Group until the earliest to occur of (i) 18 months from the Closing and (ii) the date when, without the Seller or its applicable Affiliate terminating, or knowingly encouraging the counterparty to terminate, such Credit Enhancement, such Credit Enhancement terminates in accordance with its terms.

(b)Without limiting Purchaser’s undertaking in the foregoing Section 5.10(a), to the extent that Seller or any of its Affiliates has performance obligations under any Credit Enhancements after the Closing, Purchaser shall, and shall cause its Affiliates to, not renew or extend the term of, increase its obligations (in the aggregate in excess of the Seller’s or its Affiliates’ liability under such Credit Enhancements as at Closing, including by entering into any new or additional service order or work orders for customers secured by any such Credit Enhancements) under, or (without the consent of Seller) transfer to a third party, any such Credit Enhancements. In addition, until such time as Purchaser replaces any particular Credit Enhancement, Seller shall use commercially reasonable efforts (and shall cause its applicable Affiliates to use commercially reasonable efforts) to comply with the terms of, and not to breach (or allow to be breached), such Credit Enhancement solely to the extent (x) it is reasonably foreseeable that Purchaser or any member of the Company Group could incur any Liability or be subject to any obligation in connection therewith, including the ultimate replacement thereof and (y) the transactions contemplated by this Agreement do not constitute a breach of any of the terms of such Credit Enhancement and the continuation of Seller or its applicable Affiliate (other than a Group Company) as a party to such Credit Enhancement following the Closing is permissible thereunder.

(c)Seller shall cause the termination or release of all Seller Debt Obligations at or prior to the Closing and shall provide Purchaser with a confirmation from the holder(s) of such Seller Debt Obligations with respect to such release, which shall, if necessary, include an authorization in favor of Seller, an Affiliate of Seller or other Representatives of Seller or any such Affiliate to file UCC-3 termination statements or amendments. On or as soon as reasonably practicable after the Closing Date, Seller shall make all filings (including UCC-3 termination statements or amendments if and as necessary) that may be made by Seller without the signature of any other party, or use its commercially reasonable efforts to cause the holders of the Seller Debt Obligations to make such filings, in all local, state and foreign jurisdictions necessary to give public notice of the termination and release of such Seller Debt Obligations (in each case to the extent that such filing or public notice is necessary for the release of the relevant Seller Debt Obligation) it being understood that certain releases (including mortgage releases) of Seller Debt Obligations may require the signatures of the applicable secured parties and/or counterparties, as the case may be, which Seller agrees to use commercially reasonable efforts to obtain promptly after the Closing Date.

Section 5.11.Intellectual Property Matters

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(a)Trademarks. Effective as of the Closing Date, other than as set forth in this Section 5.11(a), (i) neither Seller nor any of its Affiliates (other than the Company Group) shall use any Trademark containing or comprising the “CompuCom” name, or any variations, translations, transliteration, abbreviations or derivatives thereof, whether used alone or in combination with other words (collectively, the “CompuCom Name”) and (ii) neither Purchaser nor any of its Affiliates (including the Company Group) shall use any Seller Mark. As promptly as practicable following the Closing Date, and in any event no longer than ninety (90) days following the Closing (the “Transition Period”), each of Seller and Purchaser shall, and shall cause its respective Affiliates (excluding or including the Company Group, as applicable) to, (x) cease all use of the CompuCom Name or the Seller Marks, as applicable, (y) take necessary actions to replace materials, including signage, stationery and promotional materials in any media (including digital and electronic) that bear such names or marks and (z) cause each of its Affiliates whose corporate, trade or other names include the CompuCom Name or the Seller Marks, as applicable, to change its name to remove such Trademarks from such name. Each party hereto hereby grants to the other parties hereto a non-exclusive, non-assignable, limited license during the Transition Period to the CompuCom Name or the Seller Marks, as applicable, solely to the extent, in the same manner and on the same materials that such other party used such names or marks as of the Closing Date. Notwithstanding the deadlines of each party hereto as the licensee herein, if a party hereto uses commercially reasonable efforts to comply with its obligations in this Section 5.11(a) and substantially performs same before such deadline, the other parties hereto shall not unreasonably withhold its consent to a request for a reasonable extension of such deadline for such party to complete performance of its obligations. Notwithstanding anything to the contrary in this Section 5.11(a), each party hereto and its respective Affiliates shall have the right at all times after the Closing to use (i) plain-text, non-stylized versions of CompuCom Name or the Seller Marks, as applicable in a neutral, non-trademark manner to describe the history of the parties’ relationship or otherwise as required by applicable Law and (ii) CompuCom Name or the Seller Marks, as applicable, in historical legal and business documents and internal materials not visible to the public.

(b)Inventions. Effective as of the Closing Date:

(i)Seller, on behalf of itself and its Affiliates (as of the Closing Date, excluding the Company Group) (the “Seller Covenant Parties”), hereby covenants to Purchaser that none of the Seller Covenant Parties shall bring any Action against Purchaser or the Company Group anywhere in the world that alleges that the current or future operation of the Company Group infringes any Intellectual Property Rights other than Trademarks (the “Inventions”) that, in each case, is (A) owned by the Seller Covenant Parties as of the Closing Date and (B) used in the Business as of the Closing Date or at any time during the twelve (12) month period prior to the Closing Date.

(ii)Purchaser, on behalf of itself and its Affiliates (as of the Closing Date, including the Company Group) (the “Purchaser Covenant Parties”) hereby covenants to the Seller Covenant Parties that none of the Purchaser Covenant Parties shall bring any Action against Seller or any of its Affiliates anywhere in the world that alleges that the current or future operation of any business of Seller or any of its Affiliates infringes any Inventions that are (A) owned by the Company Group as of the Closing Date and (B) used in any business of Seller or any of its Affiliates as of the Closing Date or at any time during the twelve (12) month period prior to the Closing Date.

(iii)The covenants in Section 5.11(b)(i) and Section 5.11(b)(ii) extend to the contractors, service providers, distributors, resellers and customers of the Seller Covenant Parties or the Purchaser Covenant Parties, as applicable, with respect to the covered businesses of the Seller Covenant Parties or the Purchaser Covenant Parties, as applicable, but not with respect to other products or services of such third parties.

(iv)The parties intend and agree that, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and any amendment thereto) and any equivalent Law in any foreign jurisdiction, each of the above covenants will be treated as a license to intellectual property (as defined in Section 101(35A) of the U.S. Bankruptcy Code).

(v)The covenants in Section 5.11(b)(i) and Section 5.11(b)(ii) are intended to run with the Inventions subject to such covenant. The Seller Covenant Parties and the Purchaser Covenant Parties, as applicable, may and must transfer their respective covenants granted in Section 5.11(b)(i) and Section 5.11(b)(ii), in whole or in part, to the successor or acquirer of any Inventions subject thereto, and such successor or acquirer shall be deemed to assume their respective obligations under this Section 5.11(b) by operation of Law. Each Seller Covenant Party and Purchaser Covenant Party may transfer the covenants in Section 5.11(b)(i) and Section 5.11(b)(ii), as applicable, granted thereto in whole or in part, to an acquirer of any business to which the covenant relates (or in a merger, reorganization or equity sale of any entity owning same), provided that such covenants will not extend to any other businesses of any such acquirer.

Section 5.12.Insurance

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(a)The Purchaser acknowledges that all insurance coverage for the Company Group under policies of Seller and its Affiliates (including the Company Group) shall terminate as of the Closing. Purchaser shall be solely responsible for procuring, paying for and maintaining insurance coverage for the Company Group effective from and after the Closing.

(b)Notwithstanding Section 5.12(a), with respects to acts, omissions, events or circumstances relating to the Company Group or the Business that occurred or existed prior to the Closing that are covered by occurrence-based insurance policies of Seller or any of its Affiliates provided to the Company Group by third parties or by Seller or any of its Affiliates prior to the Closing, such Group Company may make claims under such occurrence-based policies subject to the terms and conditions of such occurrence-based policies and this Agreement, to the extent such coverage and limits are available; provided, that the Purchaser: (i)

shall notify, or cause the applicable Group Company to notify, Seller in writing of all such covered claims; and (ii) shall exclusively bear, or cause the applicable Group Company to exclusively bear, and neither Seller nor any of its Affiliates (other than the Company Group) shall have any obligation to repay or reimburse the Purchaser or any Group Company for, the amount of any deductibles or self-insured retentions associated with claims under such occurrence-based policies and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims.

(c)For the avoidance of doubt, from and after the Closing, none of the Purchaser or the Company Group shall have any right to make claims or seek coverage under any claims-made insurance policies provided to the Company Group by third parties or by Seller or any of its Affiliates, and, to the extent the Purchaser or any Group Company, or any of their employees or third parties, make claims under such claims-made policies after the Closing, the Purchaser agrees to indemnify Seller and its Affiliates (excluding the Company Group) for the full amount of all fees, costs and expenses incurred by Seller or any such Affiliate as a result of such claims.

(d)To the extent any claims were made or coverage sought by or on behalf of the Seller or any Affiliate thereof in respect of the Business at or prior to Closing, Seller hereby covenants and agrees to use commercially reasonable efforts to continue to prosecute and otherwise pursue any outstanding claim or coverage, shall promptly keep Purchaser informed of all material developments in relation thereto and shall promptly upon receipt thereof provide purchaser or the applicable members of the Company Group all proceeds received in respect of such claim or coverage (net of any expenses or costs reasonably incurred by Seller or any of its Affiliates in connection with making such claim or seeking such coverage).

(e)Purchaser shall cause the Company Group to cooperate with Seller and its Affiliates and share such information as is reasonably necessary in order to permit Seller and its Affiliates (excluding the Company Group) to manage and conduct their insurance matters in a commercially reasonable manner. Seller shall and shall cause its applicable Affiliates to cooperate with Purchaser (and from and after Closing the Company Group) and share such information as is reasonably necessary to facilitate its obligations set forth in this Section 5.12 and otherwise in order to permit Purchaser and the Company Group to manage and conduct their insurance matters in a commercially reasonable manner.

Section 5.13.Litigation Support

. In the event that and for so long as Seller or any of its Affiliates or Purchaser or any of its Affiliates is prosecuting, contesting or defending any Proceeding or Action or claim by a third party or otherwise for legal compliance in connection with (a) the Transaction or any of the other transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Company Group, to the extent permitted by Law, Purchaser and Seller shall, and shall cause their respective Affiliates (and its and their officers and employees) to, reasonably cooperate with Purchaser and Seller, respectively, and its counsel (at such requesting party’s cost) in such prosecution, contest or defenses, including by using commercially reasonable efforts to make available its personnel, and provide such testimony and access to its Books and Records as shall be reasonably necessary and requested by such requesting party in connection with such prosecution, contest or defense; provided that (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the cooperating party, and (ii) the cooperating party shall not be obligated to provide access to or disclose information where such cooperating party determines, upon advice of counsel, that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law (it being understood that such cooperating party shall use its commercially reasonable efforts to provide such access or to make such disclosure in a manner that would not jeopardize such attorney-client privilege or contravene any such Law); provided, further, that Purchaser and Seller acknowledge and agree that this Section 5.13 shall not apply with respect to any Proceeding or Action with respect to which Purchaser and/or its Affiliates are adverse to Seller and/or its Affiliates.

Section 5.14.Payments

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(a)Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliates) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or the Company Group to the extent that they are in respect of the Business or otherwise expressly payable to the Company Group.

(b)Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Purchaser or any of its Affiliates (including the Company Group) after the Closing Date to the extent that they are not in respect of the Business and not otherwise expressly payable to the Company Group but rather payable to Seller or its Affiliates and not included in Working Capital or otherwise addressed in any adjustment made to the Base Purchase Price pursuant to the provisions of Section 2.5.

Section 5.15.Non-Solicitation of Employees; Non-Competition

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(a)For a period of three (3) years from the Closing Date, without the prior written consent of Purchaser, as to any individual who was listed as Senior Management of the Business (a “Covered Person”), Seller agrees that none of Seller or any of its Affiliates will solicit for employment or hire any Covered Person; provided, that neither Seller nor any of its Affiliates shall be precluded from soliciting, hiring or taking any other action with respect to any such individual (i) whose employment with the Business ceased at least six months prior to commencement of employment discussions between Seller or any of its Affiliates and such individual, (ii) who responds to solicitation not specifically targeted at employees of the Business (including by a search firm or recruiting agency); and provided, further, that Seller and its Affiliates shall not be restricted from engaging in general solicitations or advertising not targeted at any such Persons described above. The parties hereto agree that if a Covered Person requests that Purchaser waive the non-solicitation restrictions set forth in this Section 5.15(a) with respect to that Covered Person, Purchaser shall consider such request in good faith.

(b)For a period of three (3) years from the Closing Date, without the prior written consent of Purchaser, Seller shall not, and shall cause its Affiliates not to, engage in any business that directly competes with the Business in the United States or Canada (a “Competing Business”); provided, that nothing herein shall preclude Seller and any of its Affiliates from:

(i)owning ten percent (10%) or less in the aggregate of any class of the outstanding securities or ten percent (10%) or less in the aggregate in value of any class or series of voting debt of any Person;

(ii)acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business if such Competing Business generated less than twenty five percent (25%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(iii)acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business if (A) such Competing Business generated twenty-five percent (25%) or more of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Seller enters, within one (1) year after the consummation of such acquisition, into a definitive agreement to cause the divestiture of a sufficient portion of the Competing Business of such Person such that the restrictions set forth in this Section 5.15(b) would not operate to restrict such ownership and has completed such disposition within eighteen (18) months of the date of such definitive agreement (the “Divestiture

Period”); provided, that if such divestiture has not been consummated due to (x) any applicable waiting period (including extension thereof) applicable to such divestiture under the HSR Act, or under any other applicable Law not having expired or been terminated, or (y) the failure to procure or obtain any required governmental, regulatory or third-party consents, approvals, permits or authorizations applicable to such divestiture, then the Divestiture Period will automatically be extended so that it expires one (1) week following the later of the expiration or termination of such waiting period and the procurement or obtainment of all such consents, approvals, permits and authorizations;

(iv)providing products or services to any Person that is engaged in a Competing Business or offering, facilitating or arranging the provision of products or services by any Person (other than an Affiliate of Seller) that is engaged in a Competing Business to any Person, including any customer of Seller or any of its Affiliates;

(v)providing services that are supplementary to the sale of products, such as the installation and repair of such products;

(vi)engaging in any businesses conducted by Seller or any of its Affiliates as of the date of this Agreement or the Closing Date for which any Group Company acts as a vendor or supplier to Seller or such Affiliate (including pursuant to the Transition Services Agreement);

(vii)exercising its rights or complying with its obligations under this Agreement or any of the Transaction Documents;

(viii)in the event Parent is separated into two independent companies or any business division of Parent is acquired by a third party, providing products or services to such company or acquirer of such division, or any Affiliate thereof to the extent such products or services (or any reasonable extensions thereof) are provided by Seller or any of its Affiliates to Seller or another Affiliate of Seller, as applicable, as of the date of this Agreement or the Closing Date; or

(ix)providing or engaging in activities, services, products or systems of a nature provided by Seller (or any of its Affiliates) apart from the Business as of the date of this Agreement or the Closing Date and reasonable extensions thereof.

(c)The parties understand and acknowledge that immaterial, occasional and non-recurring, de minimis or inadvertent violations of Section 5.15(b) by Seller or any of its Affiliates shall not be deemed a breach of Section 5.15(b).

(d)Notwithstanding anything to the contrary set forth in this Section 5.15(d), Section 5.15 shall not apply to or restrict (i) any Subsidiary or Affiliate of Seller as of such time as such Person is no longer a Subsidiary or Affiliate of Parent, (ii) any Person that purchases assets, operations or a business from Parent, Seller or their Subsidiaries or controlled Affiliates if such Person is not a Subsidiary or controlled Affiliate of Parent after such transaction is consummated or (iii) any acquiror (other than an Affiliate of Parent) of Parent, Seller, any of their Affiliates or any business division of Parent or all or substantially all of any of their respective assets; provided that, during the period specified in Section 5.15(b), any such acquiring party does not, directly or indirectly, use any Confidential Information or Intellectual Property Rights primarily related to the Business (it being understood that the Seller Marks are not deemed to be primarily related to the Business) in the conduct of any Competing Business.

(e)Seller acknowledges and agrees that the covenants set forth in this Section 5.15 (and Section 5.3) were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, that Purchaser would not have entered into this Agreement absent the covenants set forth in this Section 5.15 (and Section 5.3), and that Purchaser and its Affiliates will be irreparably damaged and will not obtain the benefit of the bargain set forth in this Agreement if Seller or any of its Affiliates breached the provisions of this Section 5.15 (or Section 5.3). Seller acknowledges and agrees that such covenants are necessary and a narrowly tailored in terms of duration, scope and all other respects and are intended to protect the legitimate business interests of the Purchaser and its Affiliates. Seller further acknowledges and agrees that the benefits to Seller of the transactions contemplated by this Agreement are sufficient consideration to support Seller’s agreements set forth in this Section 5.15 (and Section 5.3). Any claim that Seller or any of its Affiliates may have against Purchaser or any other Person will not constitute a defense to enforcement of any of the covenants in this Section 5.15 (or Section 5.3).

Section 5.16.Misallocated Assets

. If, following the Closing, any right, property or asset exclusively related to a business of the Seller or its Affiliates thereof (other than any member of the Company Group) other than the Business, or exclusively used by the Seller or Affiliates thereof (other than any member of the Company Group) in a manner unrelated to the Business during the twelve (12) months prior to the Closing is found to have been transferred to Purchaser through its acquisition of the Company Group in error, Purchaser shall cause the Company Group to transfer, for no consideration (but at no cost to Purchaser or any member of the Company Group), such right, property or asset as soon as practicable to Seller or an Affiliate thereof designated by Seller. If, following the Closing, any right, property or asset exclusively related to, or exclusively used in, the Business during the twelve (12) prior to the Closing is found to have been retained by Seller or a controlled Affiliate thereof, either directly or indirectly, and is not otherwise provided pursuant to the Transition Services Agreement, Seller shall transfer, or shall cause such controlled Affiliate to transfer, for no consideration, such right, property or asset as soon as practicable to Purchaser or an Affiliate thereof (including a Group Company) designated by Purchaser.

Section 5.17.Exclusivity

. During the period from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to Article VIII hereof (the “Exclusivity Period”), Seller and the Company shall not (and shall cause the Company’s Subsidiaries not to) take, or authorize, knowingly encourage or instruct any other Person on behalf of Seller or the Company to take, directly or indirectly, any action to (a) initiate, knowingly encourage or engage in discussions or negotiations with, (b) solicit, initiate or knowingly encourage the making, submission or announcement of any proposal by, (c) execute or enter into any letter of intent or other Contract with, (d) provide any confidential and non-public information exclusively relating to the Business to, or (e) approve or recommend a proposal by, in each case of clauses (a) through (e), any Person (other than Purchaser, its Affiliates and any of its or their respective Representatives) concerning any purchase by such Person of all or substantially all of the assets of the Company Group, whether through a stock sale, merger, license, sale of assets or other transaction (each, an “Acquisition Proposal”); provided, however, that any Exempt Transaction (as defined below) shall not be considered an “Acquisition Proposal”. Immediately following the execution of this Agreement, Seller and the Company shall (and shall cause the Company’s Subsidiaries to) cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Purchaser, its Affiliates and any of its or their respective Representatives) conducted heretofore with respect to any Acquisition Proposal, including by shutting down any data room access for such Persons and their Representatives, and promptly after the date hereof, instruct any Person (other than Purchaser, its Affiliates and any of its or their respective Representatives) who has entered into a confidentiality agreement with Seller or any of its Affiliates in connection with an Acquisition Proposal that has not expired or been terminated in accordance with its terms to return or destroy the confidential information previously provided to such Persons thereunder in accordance with the terms of such confidentiality agreement. Seller and the Company shall (and shall cause the Company’s Subsidiaries to) promptly notify Purchaser in writing of any inquiry, indication of interest, proposal, offer or request for information from any Person (other than Purchaser, its Affiliates and any of its or their respective Representatives) relating to an Acquisition Proposal that is received by the Company, any of its

Subsidiaries or Seller during the Exclusivity Period and, upon written request by Purchaser, Seller shall provide to Purchaser the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the material terms and conditions thereof. An “Exempt Transaction” means any inquiry, offer or proposal, or any expression of interest, by any third party relating to (A) a sale of Parent, or any merger, consolidation, recapitalization, tender or exchange offer, or other business combination transaction to acquire Parent, (B) a direct or indirect acquisition or purchase by any person or entity of any business division of Parent (other than the Company Group) or more than 50% of the assets, equity or other property of Parent, (C) any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction which would result, directly or indirectly, in the disposition of more than 50% of the assets, equity or other property of Parent, in each case whether in one transaction or a series of related transactions, in each case of clauses (A), (B) and (C), in which any remaining obligations of Seller and the Company under this Agreement will be fully assumed (including by operation of Law, if applicable) by, or remain with, as applicable, the entity or entities that continue to own the Company Group and the assets necessary for the Seller to perform its obligations hereunder and under any Transaction Agreement. For the avoidance of doubt, nothing in this Agreement shall restrict Parent or any of its Affiliates from taking steps to effect the separation of Parent into two independent, publicly traded companies as reported by Parent on its current report on Form 8-K filed with the Securities Exchange Commission on May 5, 2021.

Section 5.18.Financing

.

(a)Purchaser shall (i) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in or contemplated by the Commitment Letters (including complying with any request requiring the exercise of so-called “market flex” provisions in the fee letter) as promptly as practicable after the date hereof, including using reasonable best efforts to (A) maintain in full force and effect the Commitment Letters, (B) negotiate and execute definitive agreements with respect to the Debt Financing substantially on the terms contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) or on such other terms that do not in any respect expand on the conditions to the funding of the Financing at the Closing or reduce the aggregate amount of the Financing available to be funded at the Closing to an amount less than the Financing Uses (such definitive agreements, the “Definitive Financing Agreements”), (C) enforce its rights under the Commitments Letters and (D) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Purchaser in the Commitment Letters and such Definitive Financing Agreements that are to be satisfied by Purchaser and to consummate the Financing at or prior to the Closing, in each case, to the extent necessary to cause the funding thereunder on the Closing Date to be in an amount, together with amounts funded under the Equity Commitment Letter, not less than the Financing Uses, and (ii) comply with its obligations under the Commitment Letters and the Definitive Financing Agreements to the extent necessary to cause the aggregate amount of funding thereunder on the Closing Date to be in an amount not less than the Financing Uses. Purchaser shall obtain the Equity Financing contemplated by the Equity Commitment Letter upon satisfaction or waiver of the conditions to Closing in Section 7.1 and Section 7.2 (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing).  Purchaser shall keep Seller informed on a reasonably current basis in reasonable detail of any material developments concerning the status of its efforts to arrange the Debt Financing, including such information regarding the Debt Financing as shall be reasonably necessary and requested by Seller to allow Seller to monitor the progress of such financing activities (it being acknowledged and agreed that nothing herein shall obligate Purchaser to provide Seller with copies of any Definitive Financing Agreements).

(b)In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Commitment Letter, Purchaser shall promptly notify Seller, and Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Financing that is and remains available to Purchaser, to pay the Financing Uses on the Closing Date (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain and provide Seller with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”), which Alternative Financing Commitment Letter will not (i) include conditions (including any “market flex” provisions applicable thereto) to the availability of the Debt Financing on the Closing Date that are, taken as a whole, less beneficial in any material respect to Purchaser than those contemplated in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) or (ii) include terms or conditions reasonably expected to prevent, impede, or delay the funding of the Financing on the Closing Date.  In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, but any bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities constituting Alternative Financings obtained in accordance with this Section 5.18(b)) are available on the terms and conditions described in the Debt Commitment Letter (or replacements thereof), then Purchaser shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing (or portion thereof, as the case may be) as promptly as practicable. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Purchaser that speak as of the date hereof) (i) to the Debt Financing shall include Alternative Financing, (ii) to Commitment Letter or Debt Commitment Letter shall include the Alternative Financing Commitment Letter and (iii) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing.

(c)Without limiting the generality of Section 5.18(b), Purchaser shall promptly (and, in any event, within two (2) Business Days of obtaining knowledge thereof) notify Seller in writing of the occurrence of any of the following: (i) termination, repudiation, rescission, cancellation or expiration of any Commitment Letter or Definitive Financing Agreement, (ii) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) under any Commitment Letter or Definitive Financing Agreement by any party to such Commitment Letter or Definitive Financing Agreement (in the case of any such breach or default by Purchaser, limited to any such breach or default that would reasonably be expected to result in the aggregate amount of Financing to be funded on the Closing Date being less than the amount of the Financing Uses), (iii) receipt by any of Purchaser or any of its Affiliates or Representatives of any notice or other communication from any Debt Financing Source with respect to any (A) actual, threatened or alleged breach, default, termination, rescission or repudiation by any party to any Commitment Letter or Definitive Financing Agreement or any provision of any provision of any Commitment Letter or Definitive Financing Agreement (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of (including the amount of Financing contemplated) any Commitment Letter) or (B) material dispute or disagreement between or among any parties to any Commitment Letter or Definitive Financing Agreement to the extent such material dispute or disagreement would reasonably be expected to result in the aggregate amount of Financing to be funded on the Closing Date being less than the amount of the Financing Uses or (iv) if for any reason Purchaser in good faith believes that (A) there is a dispute or disagreement between or among any parties to any Commitment Letter or any Definitive Financing Agreement or (B) there is a possibility that it will not be able to obtain any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or the Definitive Financing Agreements, in each case, that would reasonably be expected to result in the aggregate amount of Financing to be funded on the Closing Date being less than the amount of the Financing Uses. As soon as reasonably practicable, but in any event within three (3) Business Days, Purchaser shall provide to Seller and its Representatives any and all information reasonably requested by Seller relating to any of the circumstances referred to in this Section 5.18(c).

(d)Purchaser shall not permit or consent to or agree to (i) any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder), (ii) any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, the Debt Commitment Letter or Definitive Financing Agreement if such amendment, restatement, supplement, termination, modification or waiver would (A) impose new or additional conditions precedent to the funding of the Debt Financing on the Closing Date or would otherwise change, amend, modify or expand any of the conditions precedent to the funding of the Debt Financing on the Closing Date, in any such case, from those set forth in the Debt Commitment Letter on the date of this Agreement, (B) change the timing of the funding of the Financing on the Closing Date thereunder, (C) be reasonably expected to impair, delay or prevent the availability of all or a portion of the Financing on the Closing Date in such amount, (D) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “market flex” provisions existing on the date of this Agreement)) to be funded on the Closing Date to an amount that, together with the Equity Financing, is less than the amount of the Financing Uses or (E) otherwise adversely affect the ability of Seller or Purchaser to enforce its rights under the Equity Commitment Letter or the Purchaser to enforce its rights under the Debt Commitment Letter, in each case, to cause the funding of the Financing on the Closing Date in an aggregate amount not less than the Financing Uses or by making such funding of the Financing less likely to occur or (iii) the early termination of the Commitment Letters or any Definitive Financing Agreement (except as expressly set forth therein on the date hereof).  Purchaser shall furnish to Seller a copy of any amendment, restatement, replacement, supplement or modification of the Commitment Letters or the Definitive Financing Agreements, or any waiver or consent by Purchaser thereunder that adversely impacts Purchaser’s right to cause the funding thereunder on the Closing Date, in each case promptly upon execution thereof. Purchaser shall use its reasonable best efforts to maintain the effectiveness of the Commitment Letters until the transactions contemplated by this Agreement are consummated; provided however for the avoidance of doubt, Purchaser may amend, replace, supplement and/or modify the Debt Commitment Letter in a manner not in violation of the foregoing provisions of this clause (d), including to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who have not executed the Debt Commitment Letter as of the date hereof. For purposes of this Agreement (other than with respect to representations in this Agreement made by Purchaser that speak as of the date hereof), references to the “Debt Commitment Letter” shall include such document as amended, restated, replaced, supplemented or otherwise modified or waived in a manner not in violation of this clause (d), in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.

(e)If the Debt Commitment Letters are replaced, amended, supplemented or modified, including as a result of obtaining Alternative Financing, or if Purchaser substitutes other debt financing for all or any portion of the Debt Financing in accordance with this Section 5.18, Purchaser shall comply with its obligations under this Agreement, including this Section 5.18, with respect to the Debt Commitment Letters as so replaced, amended, supplemented or modified to the same extent that Purchaser were obligated to comply prior to the date the Debt Commitment Letters were so replaced, amended, supplemented or modified. Notwithstanding anything in this Section 5.18 to the contrary, compliance by Purchaser with this Section 5.18 shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and Purchaser acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Purchaser’s ability to obtain the Financing (or any Alternative Financing) or any specific term with respect to such financing.

(f)Purchaser’s obligations under this Section 5.18 shall automatically terminate upon consummation of the Closing.

Section 5.19.Financing Assistance

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(a)Prior to the Closing Date, Seller agrees to use reasonable best efforts to provide, and shall cause the Company Group and their respective officers, directors and employees to use, reasonable best efforts to provide, in each case at Purchaser’s sole expense, and shall use its commercially reasonable best efforts to direct its and their respective Representatives to provide such cooperation as may be reasonably requested by Purchaser that is necessary or customary for financings of the type contemplated in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter, including using reasonable best efforts to:

(i)furnish to Purchaser (A) the Required Financial Information within 15 days after the end of the applicable fiscal quarter end and (B) such other pertinent and customary information regarding the Business as may be reasonably requested by Purchaser to the extent that such information is required in connection with the Debt Commitment Letter; provided that (I) Seller and the Company Group shall only be obligated to deliver such information to the extent such information may be obtained from the Books and Records of Seller and the Business without undue effort or expense and without any delay in timing of the consummation of the transactions contemplated by this Agreement and (II) in connection with the foregoing clause (B), Seller and the Company Group shall not be obligated to furnish any of the Excluded Information;

(ii)upon reasonable prior notice and at reasonable times and locations to be mutually agreed, cause members of management of the Business to participate in a reasonable number of meetings and presentations with prospective lenders, and sessions with the ratings agencies contemplated by the Debt Commitment Letter, in each case in connection with the Debt Financing and only to the extent customarily needed for financings of the type contemplated by the Debt Commitment Letter;

(iii)cause members of management of the Business to reasonably (A) assist Purchaser in its preparation of any bank information memoranda and related lender presentations, (B) assist Purchaser in its preparation of materials for rating agency presentations; provided that any such bank information memoranda, lender presentations, offering memorandum or similar documents that includes disclosure and financial statements with respect to the Business shall only reflect Purchaser and, following the Closing, the Company Group as the obligor(s) and no such bank information memoranda, lender presentations or materials shall be issued by Seller, its Subsidiaries or the Company Group, and (C) solely with respect to financial information and data derived from the Business’s historical Books and Records, provide information to allow Purchaser to prepare the pro forma financial information and pro forma financial statements in connection with the Debt Commitment Letter, and in each case of clauses (A) through (C), only to the extent customarily needed for financings of the type contemplated by the Debt Financing, it being agreed that information and assistance will not be required relating to (I) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (II) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (III) any financial information related to Purchaser or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Business by Purchaser;

(iv)reasonably facilitating the provision of guarantees and the pledging of collateral (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on Seller, any Group Company or any of their respective officers or employees involved); and

(v)(i) cause the members of management of Company Group, with appropriate seniority and expertise, to reasonably assist in the preparation of the principal Definitive Financing Agreements (including all schedules, exhibits and annexes thereto), (ii) cause the Company Group to execute and deliver as of the Closing (but not prior to Closing) customary Definitive Financing Agreements, in each case, as may be reasonably requested by Purchaser in connection with the Debt Financing (in each case to be held in escrow pending the Closing) (provided, that (A) none of the foregoing documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after or concurrently with, the occurrence of the Closing, and (C) no liability shall be imposed on Seller or its Subsidiaries, any of the Company Group or any of their respective officers or employees involved) and (iii) obtain and facilitate the termination or release of all Seller Debt Obligations as described in Section 5.10(c).

Notwithstanding anything to the contrary in this Section 5.19(a), nothing will require Seller or the Company Group to provide (or be deemed to require Seller or the Company Group to prepare) any (1) pro forma financial statements or (2) projections (“Excluded Information”).

(b)Notwithstanding anything herein to the contrary, (i) such requested cooperation shall not (A) unreasonably disrupt or interfere with the business or the operations of Seller or its Subsidiaries, including the Business or (B) cause significant competitive harm to Seller or its Subsidiaries, including the Business, if the transactions contemplated by this Agreement are not consummated, (ii) nothing in this Section 5.19 shall require cooperation to the extent that it would (A) subject any of Seller’s or its Subsidiaries’, including the Company Group’s, respective directors, managers, officers or employees to any actual or potential personal liability, (B) reasonably be expected to conflict with, or violate, Seller’s and/or any of its Subsidiaries’, including the Company Group’s, organization documents or any Law, or result in the contravention of, or violation or breach of, or default under, any Contract to which Seller or any of its Subsidiaries, including the Company Group, is a party, (C) cause any condition to the Closing set forth in Section 7.1, Section 7.2 or Section 7.3 to not be satisfied or (D) cause any breach of this Agreement, (iii) neither Seller, any Subsidiary thereof nor any Group Company shall be required to (A) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Commitment Letters, the Definitive Financing Agreements or the Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Commitment Letters, the Definitive Financing Agreements, the Financing or any information utilized in connection therewith, (B) deliver or obtain opinions of internal or external counsel, (C) provide access to or disclose information where Seller determines that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract, or (D) waive or amend any terms of this Agreement or any other Contract to which Seller or its Subsidiaries, including the Company Group, is party, (iv) none of Seller or any of its Subsidiaries, other than the Company Group, or their respective directors, officers or employees, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any Definitive Financing Agreement, with respect to the Financing or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Financing is obtained, including any Definitive Financing Agreement, and (v) none of the Group Companies or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any Definitive Financing Agreement, with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date and the directors and managers of the Company Group shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained unless Purchaser shall have determined that such directors and managers are to remain as directors and managers of the Company Group on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing. To the extent that this Section 5.19 requires Seller’s and the Company Group’s cooperation with respect to any of obligations under the Debt Commitment Letter or relating to the Debt Financing, Seller and the Company Group shall be deemed to have complied with this Section 5.19 for purposes of Article VIII of this Agreement if Seller and the Company Group have provided Purchaser with the assistance required under this Section 5.19 with respect to the Debt Commitment Letter and the Debt Financing, in each case without giving effect to any Alternative Financing Commitment Letter or Alternative Financing. Seller hereby consents to the use of logos of the Business in connection with the debt financing contemplated by the Debt Commitment Letter; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage Seller, the Company Group or the Business.

(c)Seller and the Company Group shall have no liability whatsoever to Purchaser in respect of any financial information or data or other information provided pursuant to this Section 5.19; provided that the foregoing shall in no way limit liability in respect of Seller’s or, prior to the Closing, the Company Group’s, gross negligence, bad faith or fraud as determined by a court of competent jurisdiction in a final and non-appealable decision. Purchaser shall indemnify, defend and hold harmless each of Seller, its Subsidiaries, including the Company Group, and their Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing and the performance of their respective obligations under this Section 5.19 and any information utilized in connection therewith, other than in to the extent such liability is a result of the Seller’s or, prior to the Closing, the Company Group’s, gross negligence, bad faith or fraud as determined by a court of competent jurisdiction in a final and non-appealable decision. Purchaser shall, promptly upon written request of Seller, reimburse Seller and its Subsidiaries, including the Company Group, for all reasonable and documented out-of-pocket fees, costs and expenses incurred by Seller or its Subsidiaries, including the Business and the Company Group, (including those of its Affiliates and Representatives) in connection with the cooperation required by this Section 5.19.

(d)Notwithstanding the foregoing or anything herein to the contrary, Seller agrees to provide, and shall cause the Company Group and their respective officers, directors and employees to provide, in each case at Purchaser’s sole expense, and shall direct its and their respective Representatives to provide to Purchaser (i) at least six (6) Business Days prior to the Closing Date, all documentation and other information with respect to the Company Group as shall have been requested in writing by Purchaser at least nine (9) Business Days prior to the Closing Date that is required by the Debt Financing Sources to satisfy the conditions set forth in paragraph 5 of the Debt Commitment Letter as in effect on the date hereof, including information required by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and (ii) at least one (1) Business Day prior to the Closing Date, executed customary payoff letters and lien releases, in form and substance reasonably satisfactory to Purchaser and the Debt Financing Sources, in respect of Indebtedness described in clause (iv) of Section 3.12 of the Disclosure Schedules (other than Indebtedness owing to Automotive Rentals, Inc.) and the Seller Debt Obligations (which, in the case of Seller Debt Obligations, shall release the Company Group and its assets from all Seller Debt Obligations).

(e)For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.19 represent the sole obligation of Seller, its Subsidiaries, the Company Group and their Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

Section 5.20.Holding Fee.

(a)During the Statement Period, Purchaser shall not, shall cause the Company Group not to, and shall not permit the Guarantor Group and the Purchaser Parent Group to, cause the distribution, dividend or other transfer of any Relevant Receipts from Purchaser or the Company Group other than in accordance with this Section 5.20.

(b)After Guarantor Group (directly or by way of the Purchaser Parent Group) has received, in the aggregate, any dividends, distributions, proceeds from the liquidation, dissolution, recapitalization, reclassification, or winding up of the Company Group or any member thereof, proceeds from the direct or indirect sale, transfer, lease or other disposition of any of the Company Group’s (or any of its member’s) business or assets, proceeds from the direct or indirect issuance by any Group Company of any equity interest in the Company Group or any member thereof, or the direct or indirect acquisition of all or any portion of the equity interests in the Company Group or any member thereof, proceeds from the repayment for any loan advanced by Purchaser, Purchaser Parent or the Guarantor Group, including any payment of interest in cash, or any other receipts in respect of the Guarantor Group’s direct or indirect ownership interest in the Purchaser Parent Group, or the disposal of that ownership interest or of any part of it (such receipts being the “Relevant Receipts” and, to the extent that any of the foregoing are received other than in cash, the net cash proceeds of them as and when realized by the Guarantor Group will be deemed to be Relevant Receipts, provided that, to the extent any of the foregoing are distributed to the limited partners of the Guarantor Group in a form other than cash, then the fair market value thereof as of the time of such distribution shall be deemed to be Relevant Receipts) equal to (i) 3.0 times the amount of equity capital contributed at or within 14 days of the Closing in cash (by way of any subscription for shares of capital stock or other equity interests) by the Guarantor Group to the Purchaser Parent Group plus (ii) the amount of equity capital contributed on or following the 15th day after Closing, in cash (by way of any subscription for shares of capital stock or other equity interests) by the Guarantor Group to the Purchaser Parent Group, which amount in this clause (ii) shall be increased by 15% per annum, thereafter, from time to time, if the Guarantor Group receives or is deemed to receive any additional Relevant Receipts (such additional Relevant Receipts being the “Excess Relevant Profits”), Purchaser shall make, or shall cause the making of, a cash payment to Seller or its designees of an amount equal to 50% of any such Excess Relevant Profits (the “Seller Relevant Profits”, and the remaining 50% of such Excess Relevant Profits, the “Purchaser Relevant Profits”) as a holding fee (“Holding Fee”), subject to a cap of $125,000,000 in aggregate, no later than five (5) Business Days after the date the Guarantor Group actually receives or is deemed to receive the corresponding Purchaser Relevant Profits from time to time, provided, that if any portion of the Purchaser Relevant Profits are distributed to the limited partners of the Guarantor Group in the form of non-cash proceeds, then Purchaser may pay up to such portion of the Seller Relevant Profits in the same form of non-cash receipts and subject to the same terms (which non-cash proceeds will, for the avoidance of doubt, be valued at the fair market value thereof as of the date of such distribution).

(c)During the Statement Period, Purchaser shall, along with the quarterly financial statements delivered under Section 5.20(d), send to Seller a statement of the aggregate amount of the Relevant Receipts received (if any) by the Guarantor Group, the amount of Excess Relevant Profits received (if any) by the Guarantor Group in the form of Purchaser Relevant Profits and the amount of the Holding Fee paid (if any) in the form of Seller Relevant Profits to the Seller, in each such case, since the last such statement and in the aggregate.

(d)During the Statement Period, Purchaser shall deliver to Seller within forty-five (45) days after the end of each fiscal quarter unaudited quarterly financial statements and within one hundred and twenty (120) days after the end of each fiscal year, audited annual financial statements (solely to the extent audited financial statements are prepared with respect to such fiscal year, and otherwise, unaudited annual financial statements), provided that, in lieu thereof, for as long as Purchaser is obligated to deliver financial statements to the lenders under the credit facility of the Purchaser and the other borrowers and guarantor party thereto with PNC Bank, National Association, as agent, and certain lenders party thereto (together with any replacements, supplements, amendments or other modifications thereto), Purchaser shall deliver to Seller any unaudited quarterly financial statements or audited annual financial statements in the same form delivered to such lenders promptly and in any event within five (5) Business Days after delivery thereof to such lenders.

(e)Until there has been a Complete Disposal, if Purchaser or any Group Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving entity or entity of such consolidation or merger or (ii) shall transfer all or a significant portion of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser or the Company Group shall assume or succeed to all of the obligations set forth in this Section 5.20.

(f)For purposes of this Section 5.20, the following terms shall have the meanings assigned below:

“Guarantor Group” means the Guarantor and any of its Affiliates other than the Purchaser Parent Group.

“Purchaser Parent” means Project Heritage Holdings, Inc.

“Purchaser Parent Group” means the Purchaser Parent, its Subsidiaries and the Group Companies (whether or not Subsidiaries of the Purchaser Parent so long as they are beneficially owned (as defined in Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934 or any successor provision thereto) by the Guarantor Group or any of their respective successors or assigns.

“Statement Period” means the period from the date of Closing until the Holding Fee has been paid to Seller or its designees in full or, if earlier, the later of the date when (i) directly or indirectly, the Guarantor Group ceases to beneficially own (as defined in Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934 or any successor provision thereto) any ownership interest in any member of the Company Group or the Purchaser Parent Group (such cessation of ownership being the “Complete Disposal”) and (ii) the date when the last of the Relevant Receipts in respect of the Complete Disposal is received by the Guarantor Group.

Section 5.21.Cash Sweep.

Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to 11:59 p.m. Eastern Time on the date immediately before the Closing Date, Seller and its Affiliates shall use commercially reasonable efforts to transfer or cause to be transferred all Cash Amounts from the bank accounts of each Group Company (other than CompuCom — CSI Systems India Private Limited) to any bank account or accounts controlled by Seller or any of its Affiliates (other than any Group Company) save that the Seller shall leave Cash Amounts in CCSI – CompuCom GSC Mexico, S. de R.L. de C.V. not exceeding $2,500,000 as of 11:59 p.m. Eastern Time on the date immediately before the Closing Date.

Section 5.22.Collection on Certain Accounts Receivables.

From the Closing until six (6) months following the Closing Date, Purchaser shall, and shall cause its Affiliates (including the Company Group) to use commercially reasonable efforts to, (a) collect, in the ordinary course of business consistent with the past practice of the Company Group, accounts receivables of the Company Group that, as of the Closing Date, remain past due by more than 120 days, and (b) nine (9) months following the Closing Date, remit to Seller (or any of its designees) all cash (net of expenses incurred in connection with collecting such cash) from any such collections until Seller has received cash (gross of any such expenses) pursuant to this Section 5.22 in the aggregate amount of $5,000,000.

Section 5.23.Remittance of Certain Excess Cash.

Purchaser shall, and shall cause its Affiliates (including the Company Group) to use commercially reasonable efforts to, promptly following the Closing, remit to Seller any Excess Cash in CompuCom — CSI Systems India Private Limited, net of any Taxes or other fees and expenses payable with respect to any repatriation to the United States of such amounts of Excess Cash.

Article VI
CERTAIN TAX MATTERS

Section 6.1.Tax Returns; Allocations

.

(a)The parties hereto shall, to the extent permitted by Law (at a “more likely than not” standard), allocate any tax deductions related to the Company Transaction Expenses to the Pre-Closing Tax Period and shall apply the 70% safe harbor election under Revenue Procedure 2011-29 to any “success-based fees”. For purposes of this Agreement, in the case of any Taxes of any Group Company that are payable with respect to a Straddle Period, the portion of any such Taxes for periods or portions thereof ending on or before the Closing Date will (A) in the case of Taxes based upon or related to income, gain or receipts, be the amount that would be payable if the Straddle Period had ended at the end of the day on the Closing Date and the books of the Company Group were closed as of the close of such date, (B) in the case of Taxes imposed on specific transactions or events, be the Taxes imposed on specific transactions or events occurring on or before the Closing Date, and (C) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (A) or (B) above, be the amount of such Taxes for the entire Straddle Period multiplied by a fraction (x) the numerator of which is the number of calendar days in the period ending on the Closing Date and (y) the denominator of which is the number of calendar days in the entire Straddle Period. For the avoidance of doubt, this Section 6.1(a) does not address Transfer Taxes, the payment of which is addressed in Section 6.6. The parties hereto shall prepare all Tax Returns consistent with the foregoing.

(b)Seller shall prepare and timely file, or cause to be prepared and timely filed, (i) any Tax Returns of any combined, consolidated, affiliated or unitary group that includes any Group Company and for which Parent or Seller (or any Affiliate thereof that is not a Group Company) is the common parent (“Seller Consolidated Returns”) and (ii) any other income Tax Returns of the Company Group for Pre-Closing Tax Periods that is required to be filed prior to the Closing Date (including any thereof extensions) (“Seller Separate Returns”, and together with the Seller Consolidated Returns, the “Seller Prepared Returns”). Seller shall include the Company Group’s income (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on the Seller Consolidated Returns as and to the extent provided by the Treasury Regulations under Section 1502 of the Code. Seller shall pay all Taxes due with such Seller Prepared Returns, except to the extent such Tax return includes any amounts included in the Cash Sweep Withholding Amount, in which case Purchaser shall bear and pay such Taxes over to Seller reasonably in advance of date such Tax Returns are filed. Except to the extent inconsistent with applicable Law, any such Seller Separate Returns shall be prepared in accordance with past practice. For the avoidance of doubt, Purchaser shall have no rights to review or comment on any Seller Consolidated Returns. Purchaser shall have a reasonable opportunity to review any Seller Separate Returns, and Seller shall consider in good faith any reasonable comments made by Purchaser on such Seller Separate Returns.

(c)Following the Closing, Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company Group (other than any Seller Consolidated Returns) for any Pre-Closing Tax Period that are not described in Section 6.1(b). Purchaser shall provide any such Tax Returns to Seller for its review and comment no less than 15 days prior to the due date for filing such Tax Return, and Purchaser shall consider in good faith any reasonable comments made by Seller on such Tax Returns. Seller shall pay to Purchaser (or an appropriate member of the Company Group) any Pre-Closing Taxes reported on such Tax Returns reasonably in advance of date such Tax Returns are filed, except to the extent as applicable, such Taxes are reflected, recorded or included in the Cash Sweep Withholding Amount, Funded Debt or Working Capital on the Post-Closing Statement.

(d)Without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law, Purchaser shall not file or amend or permit the Company to file or amend any Tax Return relating to any taxable period (or portion thereof) ending on or before the Closing Date, or make or change any election that is retroactive to any taxable period (or portion thereof) ending on or before the Closing Date, if such amendment or election would result in an increase in any Tax liability included in Closing Working Capital, require Seller or its Affiliates to bear any additional Taxes pursuant to this Agreement, or reasonably be expected to result in Seller or its Affiliates being required to file any amended Seller Consolidated Return, or otherwise take any action that could reasonably be expected to have an adverse effect on Seller or any Affiliate of Seller for any taxable period or portion thereof prior to the Closing.

(e)The amount of any refunds of Pre-Closing Taxes that are received by a member of the Company Group (or any credit or offset against in lieu of a refund of Taxes for which Seller is responsible under this Agreement) shall be paid to Seller promptly upon receipt thereof, less any out-of-pocket costs and expenses incurred in connection with obtaining such refund, other than refunds (i) resulting from a carryback of a loss or other tax asset from a Post-Closing Tax Period; (ii) as a result of any change in Law after the Closing; or (iii) reflected, recorded or included in Working Capital on the Post-Closing Statement. Following the filing of any Tax Return that includes the payment of any Taxes that were included in the calculation of the Cash Sweep Withholding Amount, if the amount of such Taxes required to be paid over to the relevant Governmental Entity is less than the amount included in the Cash Sweep Withholding Amount, Purchaser shall promptly pay the difference to Seller

(f)Following the Closing, Purchaser shall reasonably cooperate, and shall cause its Affiliates (including the Company Group) and its and their respective Representatives to reasonably cooperate, in connection with the preparation and filing of any Tax Returns by any other party; provided, that notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Seller or its Affiliates or agents be obligated to furnish or provide to Purchaser or its Affiliates or their respective Representatives any Seller Consolidated Returns.

(g)Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that it is their mutual intention that the Seller bears the Cash Sweep Withholding Amount and that such amounts shall not be duplicated or borne by Seller more than once. Furthermore, the parties acknowledge and agree that to the extent the Cash Sweep Withholding Amount exceeds the amount of actual Tax required to be paid in respect thereof, such excess amounts shall be for the benefit of Seller.

Section 6.2.Notice of Tax Contests

. If Purchaser receives written notice from a Governmental Entity of an audit or other legal proceeding or a written notice of deficiency for Taxes of the Company Group relating to a Tax Return filed on or prior to the Closing Date and for Taxes which Seller is obligated to indemnify Purchaser pursuant to Article IX (a “Pre-Closing Tax Proceeding”), Purchaser shall notify Seller of its receipt of such communication as soon as reasonably practicable; provided, however, that no delay on the part of the Purchaser in notifying the Seller will relieve the Seller from any obligation under this Article VI or Article IX, except to the extent such delay actually prejudices the Seller. Seller shall have the exclusive right to control the audit of any Seller Consolidated Return; provided, however, that the Seller shall keep Purchaser reasonably informed with respect to the commencement, status, and nature of such audit. In addition, Seller shall have the right to control all Pre-Closing Tax Proceedings that do not involve a Seller Consolidated Return; provided, however, that Seller shall (i) keep Parent reasonably informed with respect to the commencement, status and nature of such audit, (ii) provide Parent with opportunity to participate (at its own expense) in the conduct of such Pre-Closing Tax Proceeding and (iii) shall not settle or otherwise resolve any Pre-Closing Tax Proceeding without Purchaser’s consent (such consent not to be reasonably withheld, conditioned or delayed). Purchaser shall have the exclusive right to control any other Tax audit, contest or proceeding of the Company, and Seller shall have the exclusive right to control any Tax audit, contest or proceeding relating to a Seller Consolidated Return.

Section 6.3.Cooperation on Tax Matters

. Purchaser and Seller shall cooperate fully (and shall cause the Company Group to cooperate fully), as and to the extent reasonably requested by the other party hereto, in connection with any Tax matters relating to the Company Group (including by the provision of reasonably relevant records or information). The party hereto requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

Section 6.4.Tax Sharing Agreements

. To the extent relating to the Company Group, Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax Sharing Agreements (other than this Agreement), if any, to which any Group Company, on the one hand, and Seller or any of its Affiliates (other than the Company Group), on the other hand, are parties, and neither Seller nor any of its Affiliates nor any Group Company or their respective Subsidiaries shall have any rights or obligations thereunder after the Closing.

Section 6.5.No Section 338 Election

. Purchaser shall not make any election under Section 338 of the Code (or any similar provision under state, local, or non-U.S. Tax related Law) with respect to the acquisition of the Company.

Section 6.6.Transfer Taxes

. Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay, when due, and be responsible for, any sales, use, transfer (including real estate transfer), documentary, stamp, value added, goods and services, or similar Taxes imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). For the avoidance of doubt, a withholding Tax required to be collected from the consideration paid to Seller hereunder shall be treated as a Pre-Closing Tax of the Seller and not as Transfer Tax.  The party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Article VII
CONDITIONS PRECEDENT

Section 7.1.Conditions to Each Party’s Obligations to Close

. The respective obligations of Seller and Purchaser to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)Antitrust Approvals. Approvals and/or termination or expiration of any applicable waiting periods (including any extension thereof) required to be obtained or to have occurred under the Antitrust

Laws of the jurisdictions listed on Section 7.1(a) of the Seller Disclosure Schedules prior to Closing shall have been obtained or shall have occurred.

(b)No Injunctions or Restraints. No applicable Law shall be in effect, and no injunction or other Judgment issued by any court of competent jurisdiction or other Governmental Entity shall have been entered and remain in effect, in each case, which prevents the consummation of the Transaction.

Section 7.2.Conditions to Obligations of Purchaser to Close

. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing of the following additional conditions:

(a)Representations and Warranties. (i) Each of Seller’s Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions that do not result in Purchaser failing to acquire 100% of the Equity Interests of the Company) on and as of the date of this Agreement and the Closing Date as if made on such date (other than any such representation or warranty that expressly relates to a specified date, which representation and warranty shall be so true and correct on the date so specified), (ii) the representations and warranties of Seller set forth in Section 3.2 shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as if made on such date (except for any failure to be so true and correct that is de minimis in nature), (iii) the representations and warranties of Seller set forth in Section 3.9(b) shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as if made on such date, and (iv) all other representations and warranties of Seller contained in Article III of this Agreement (without giving effect to any “material” or “Company Material Adverse Effect” qualifier or other similar qualifier therein), shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on and as of such date (other than any such representation or warranty that expressly relates to a specified date, which representation and warranty shall be so true and correct on the date so specified) except, with respect to clause (iii), where the failure of such representations and warranties to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)Performance of Obligations of Seller. All covenants and agreements of Seller and the Company to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects; provided, however, that with respect to covenants and agreements that are qualified by materiality, each of the Seller and the Company shall have performed and complied with such covenants and agreements in all respects; provided, further the covenants of Seller and the Company to be performed pursuant to Section 2.4(b) shall have been performed in all respects.

(c)Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3.Conditions to Obligations of Seller to Close

. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:

(a)Representations and Warranties. (i) Each of Purchaser’s Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and the Closing Date as if made on such date (other than any such representation or warranty that expressly relates to a specified date, which representation and warranty shall be so true and correct on the date so specified), and (ii) all of the other representations and warranties of Purchaser contained in Article IV of this Agreement (without giving effect to any “material” or “Purchaser Material Adverse Effect” qualifier or other similar qualifier therein) shall be true and correct on and as of the date of this Agreement and the Closing Date as if made on and as of such date (other than any such representation or warranty that expressly relates to a specified date, which representation and warranty shall be so true and correct on the date so specified) except, with respect to clause (ii), where the failure of such representations and warranties to be true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)Performance of Obligations of Purchaser. All covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects; provided, however, that with respect to covenants and agreements that are qualified by materiality, each of the Purchaser and its applicable Affiliates shall have performed and complied with such covenants and agreements in all respects; provided, further the covenants of Purchaser to be performed pursuant to Section 2.4(a) shall have been performed in all respects.

(c)Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4.Frustration of Closing Conditions

. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was proximately caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.

Article VIII
TERMINATION; EFFECT OF TERMINATION

Section 8.1.Termination

. Anything to the contrary in this Agreement notwithstanding, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)by mutual written consent of Seller and Purchaser;

(b)by Seller, if any of Purchaser’s representations and warranties contained in Article IV of this Agreement shall fail to be true and correct or Purchaser shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied as of the Closing Date and is not curable by the Outside Date or has not been cured by the earlier of (i) the date that is thirty (30) Business Days after the date that Seller has notified Purchaser of such failure or breach and (ii) the Outside Date; provided, that Seller and the Company is not then in breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement such that such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied as of the Closing Date or if Seller’s or the Company’s failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Closing to occur on or prior to such date;

(c)by Purchaser, if any of Seller’s representations and warranties contained in Article III of this Agreement shall fail to be true and correct or Seller or the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied as of the Closing Date and is not curable by the Outside Date or has not been cured by the earlier of (i) the date that is thirty (30) Business Days after the date that Purchaser has notified Seller of such failure or breach and (ii) the Outside Date; provided, that Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied as of the Closing Date or if Purchaser’s failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Closing to occur on or prior to such date;

(d)by Seller or by Purchaser, if the Closing shall not have occurred on or prior to January 1, 2022 (such date, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(e)by Seller or by Purchaser, if a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction or other Governmental Entity shall have become final and nonappealable, preventing the consummation of the Transaction; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used its reasonable best efforts to prevent the entry of such permanent injunction or other permanent Judgment, as applicable, to the extent required by Section 5.1; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any party if any action of such party or failure of such party to perform or comply with its obligations under this Agreement shall have caused the denial of such Approval or the entry of such permanent injunction or other permanent Judgment, as applicable, and such action or failure to perform constitutes a breach of this Agreement; or

(f)by Seller, if (i) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by the delivery of certificates or other documents at the Closing, but such conditions must be capable of being satisfied on such date as if it were the Closing Date), (ii) Seller stood ready, willing and able to consummate the Transaction and the other transactions contemplated hereby on that date and Seller had given Purchaser written notice on or prior to such date, irrevocably confirming that all conditions set forth in Sections 7.1 and 7.3 have been satisfied (other than those conditions that by their terms are to be satisfied by the delivery of certificates or other documents at the Closing, but such conditions are capable of being satisfied on such date as if it were the Closing Date) or Seller has irrevocably and unconditionally waived in writing any unsatisfied conditions and that if Purchaser complies with its obligations hereunder, then Seller and the Company will take all actions within their control to cause the Closing to occur, and (iii) Purchaser shall have failed to complete the Closing within three (3) Business Days following the receipt of such written notice; provided that during such three (3) Business Day period following the date the Closing should have been consummated pursuant to Section 2.3, neither party shall be entitled to terminate this Agreement pursuant to Section 8.1(d).

Section 8.2.Effect of Termination

.

(a)If this Agreement is terminated and the Transaction is abandoned pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect, except, subject in all respects to this Section 8.2, Section 10.6, and Section 10.14 (including, in each case, the limitations set forth therein), for the provisions of Section 5.3, Section 5.5, Section 5.19 relating to Purchaser’s reimbursement and indemnification obligations, this Article VIII and Article X, and there will be no Liability on the part of Seller, the Company or Purchaser to any other party. Subject in all respects to this Section 8.2 and Section 10.14 (including in each case, the limitations set forth therein), nothing in this Section 8.2 shall be deemed to release any party from any Liability for Fraud or Willful Breach, in each case, prior to such valid termination by such party of the terms and provisions of this Agreement.

(b)If this Agreement is terminated (i) by Seller pursuant to Section 8.1(b) or (f), (ii) by Purchaser pursuant to Section 8.1(d) when Seller was capable of terminating pursuant to Section 8.1(b) or

(f), or (iii) by Purchaser pursuant to Section 8.1(c) when Seller was capable of terminating pursuant to Section 8.1(b) or (f), then Purchaser shall, in consideration of Seller and the Company irrevocably and unconditionally agreeing not to (and causing their respective Related Parties not to) exercise, and agreeing to waive, any and all claims and rights Seller, the Company, and their respective Related Parties may have against Purchaser, its Affiliates, and their respective Related Parties arising out of, in connection with, or related to, this Agreement and the Transactions, pay $0 (the “Termination Fee”) to Seller (or any designee of Seller) as promptly as practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of same day funds.

(c)Purchaser acknowledges that in the event that Purchaser shall fail to pay the Termination Fee when due, Purchaser shall reimburse Seller and its Affiliates for all reasonable costs and expenses actually incurred or accrued by Seller and/or its Affiliates (including reasonable and documented fees and expenses of external counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amount, together with interest on such unpaid amounts at eight percent (8%) per annum, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. The parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their respective rights to specific performance under Section 10.6, including Seller’s right to specifically enforce Purchaser’s rights under the terms and conditions of the Equity Commitment Letter in accordance with the terms and conditions of the Equity Commitment Letter and the terms and conditions (including limitations) of Section 10.6 in order to specifically enforce this Agreement to the extent such rights are available as provided for herein.

(d)Notwithstanding anything to the contrary in the foregoing, the parties acknowledge and agree that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and (ii) any payment of the Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

(e)Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.2 and Section 5.19, Seller agrees and acknowledges that, in the event that the Termination Fee is payable, then (i) Seller’s receipt of the Termination Fee pursuant to this Section 8.2 and any other amounts payable pursuant to Section 8.2(c) and Seller’s right to seek specific performance of this Agreement by Purchaser prior to termination of this Agreement, as provided for and subject to the limitations set forth in Section 10.6, shall be Seller’s sole and exclusive remedy against Purchaser, the Debt Financing Sources, and their respective Related Parties, whether at law or equity, in contract, in tort or otherwise, for any loss arising out of this Agreement, the Guaranty or the other transactions contemplated hereby and (ii) upon receipt of the Termination Fee by Seller and any other amounts payable pursuant to Section 8.2(c), none of Purchaser, the Debt Financing Sources or their respective Related Parties shall have any further Liability whatsoever relating to or arising out of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby. For the avoidance of doubt, under no circumstances shall Seller be (x) entitled to collect the Termination Fee on more than one occasion (or, after the receipt thereof, any portion thereof or any further funds or amounts) or (y) permitted or entitled to receive both a grant of specific performance as contemplated by Section 10.6 and payment of the Termination Fee. Seller further agrees that the maximum aggregate liability of Purchaser and all of Purchaser’s Related Parties, taken as a whole, shall be limited to an amount equal to the amount of the Termination Fee, and in no event shall Seller be entitled to recover any money damages or other losses or damages of any kind, character or description in excess of such amount, except as expressly permitted by Section 8.2(c) (and only to such limited extent), provided that nothing in this Section 8.2 shall limit Purchaser’s reimbursement and indemnification obligations under Section 5.19. In no event shall Seller seek to recover, or be entitled to recover, monetary damages from any Related Party of Purchaser, other than Purchaser under this Agreement or the Guarantor under the Guaranty.

Section 8.3.Notice of Termination

. In the event of termination by Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating party to the other party to this Agreement in order to effect such termination.

Article IX
INDEMNIFICATION AND PARENT GUARANTY

Section 9.1.Survival

. None of the representations and warranties, covenants and agreements in this Agreement shall survive the Closing, except for (i) the Seller’s Fundamental Representations, which shall survive the Closing until the second (2nd) anniversary of the Closing Date; (ii) liability for breach of those covenants and agreements contained in Section 5.2, Section 5.6, Section 5.7(a), Section 5.9(a), Section 5.13 and Section 5.17 to the extent that its terms applies or is to be performed prior to the Closing (the “Seller Pre-Closing Covenants”), which shall survive the Closing until the first (1st) anniversary of the Closing Date; (iii) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, and (iv) this Article IX and Article X (and any corresponding definitions set forth in Article I). This Section 9.1 shall not limit any covenant or agreement of the parties hereto contained in this Agreement that by its terms contemplates performance after the Closing, and shall not extend the applicability of any covenant or agreement of the parties hereto contained in this Agreement that by its terms relates only to a period between the date of this Agreement and the Closing. Seller’s obligations to pay Pre-Closing Taxes under Section 9.2(a) shall survive the Closing for a period of five (5) years from the Closing Date (the “Tax Survival Date”). Provided, however, nothing in this Section shall limit Purchaser’s rights to indemnification with respect to sub-sections (i) to (iv) (inclusive) and pursuant to Section 9.2(a)(B) with respect to (i) any claim under such sub-section herein or Section 9.2(a)(B) made prior to the applicable survival date or (ii) any Proceeding commenced by the applicable authority prior to the applicable survival date. Further, nothing in this Section 9.1 shall affect the survival of any liability for Fraud.

Section 9.2.Indemnification by Seller

.

(a)Subject to the provisions of this Article IX, effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all (A) Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from (i) the failure of any of the Seller’s Fundamental Representations to be true and correct as of the date hereof and as of the Closing Date as if made on such date, (ii) any breach of any covenant or agreement of Seller contained in the Seller Pre-Closing Covenants, (iii) any breach of any covenant or agreement of Seller contained in this Agreement to be performed by Seller following the Closing, (iv) any Liabilities of Seller or any of its Affiliates to the extent not relating to, arising out of or resulting from, the Company Group or their respective assets or the Business, or (v) any third-party claims resulting from the Malware Incident and (B) Pre-Closing Taxes.

(b)Notwithstanding any other provision to the contrary, (x) Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, (i) any Covered Losses pursuant to Section 9.2(a)(ii) or any Pre-Closing Taxes to the extent that such Covered Losses or such Pre-Closing Taxes, as applicable, are reflected, recorded or included in Funded Debt or Working Capital on the Post-Closing Statement, or which were previously paid pursuant to Section 6.1, or to the extent a Cash Sweep Withholding Amount was left with the applicable

Group Company with respect to such Pre-Closing Taxes, (i) any lost or reduced future revenues or profits or other Covered Losses, in each case arising out of or resulting from any loss or threatened loss of, or disruption or threatened disruption in, business opportunities of the Company or the Company Subsidiaries, or the relationship of the Company or the Company Subsidiaries with their respective current or prospective customers or business relationships, as a direct or indirect result of the Malware Incident, or (iii) any breach of any covenant or agreement of Seller contained in the Seller Pre-Closing Covenants to which Purchaser has Knowledge of at or at any time prior to the Closing, (y) in no event shall the aggregate amount of Covered Losses for which Seller shall be liable pursuant to Section 9.2(a)(A)(v) exceed $10,000,000 and (z) in no event shall the aggregate amount of Covered Losses for which Seller shall be liable pursuant to clause (i) or (ii) of Section 9.2(a)(A) exceed $25,000,000.

Section 9.3.Indemnification by Purchaser

. Subject to the provisions of this Article IX, effective at and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any covenant or agreement of Purchaser contained in this Agreement to be performed by Purchaser following the Closing or (ii) any Liabilities to the extent arising out of or relating to the ownership or operation of the Business or the Company Group following the Closing by Purchaser or its Affiliates, in all cases other than (i) with respect to any Liabilities arising out of, or related to, the Malware Incident; and (ii) any Liabilities which are the responsibility of the Seller or its Affiliates under this Agreement.

Section 9.4.Procedures

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(a)A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail (taking into account the information then available to the Indemnified Party) the facts and circumstances with respect to the subject matter of such claim or demand; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 5.10(a), Section 5.12(c) and this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure (as determined by a court of competent jurisdiction), it being agreed that notices for claims in respect of a breach of a covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such covenant or agreement.

(b)Except as provided in Article VI, upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 5.10(a), Section 5.12(c), Section 9.2(a) or Section 9.3, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided, that the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, if (i) the Third Party Claim relates to or arises in connection with any criminal Action or (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates; provided, further, that if the Indemnifying Party assumes the defense and control of such Third Party Claim, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense except that the Indemnifying Party shall pay the reasonable and documented fees and expenses of such external separate counsel if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 9.4(b), the Indemnified Party shall be entitled to assume and control such defense and the Indemnifying Party shall pay the reasonable and documented fees and expenses of external counsel retained by the Indemnified Party, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. Purchaser or Seller, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing Books and Records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or judgment does not involve any injunctive or other equitable relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party or any of its Affiliates and expressly unconditionally releases the Indemnified Party and its Affiliates from all Liabilities with respect to such Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party.

Section 9.5.Exclusive Remedy and Release

. Purchaser and Seller acknowledge and agree that, except as set forth in any other Transaction Document, following the Closing, (x) the indemnification provisions of Section 5.10(a), Section 5.12(c) and Section 9.2 shall be the sole and exclusive remedies of Seller and (y) and the indemnification provisions of Section 9.2 shall be the sole and exclusive remedies of Purchaser with respect to matters specifically set forth therein, in each case of the foregoing clause (x) and (y), for any Covered Losses and any other losses and Liabilities (including any Covered Losses and any other losses and Liabilities from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that such party hereto may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Transaction or the other transaction contemplated by this Agreement, including any breach of any representation or warranty in this Agreement by any party hereto, or any failure by any party hereto to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement or the other Transaction Documents; provided that nothing set forth in this Section 9.5 shall apply to (A) Fraud or (B) any remedies of Seller or any of its Affiliates for any losses and Liabilities (including any losses and Liabilities from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that Seller or any of its Affiliates may at any time suffer or incur, or become subject to, as a result of or in connection with the Promissory Note or the transaction contemplated thereby, including any breach of any representation or warranty in the Promissory Note by Purchaser or any of its Affiliates, or any failure by Purchaser or any of its Affiliates to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under the Promissory Note. Without limiting the generality of the foregoing and in furtherance thereof, the parties hereto hereby irrevocably waive (i) any right of rescission of this Agreement, and (ii) other than as provided in the foregoing, any claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, following the Closing, whether predicated on common law, statute, strict liability, or otherwise, that in either case (i) or (ii) they may otherwise have or to which they may become entitled; provided that nothing set forth in this sentence shall apply to Fraud or to any rights or claims relating to the Promissory Note.

Section 9.6.Additional Indemnification Provisions

. With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be net of any third-party insurance or indemnity, contribution or similar proceeds that have been recovered or are recoverable (unless the

Indemnified Party has exhausted commercially reasonable efforts to receive the proceeds without the proceeds being recovered) by the Indemnified Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss to the same extent as it would if such Covered Loss were not subject to indemnification hereunder; provided that all deductibles, co-pay amounts and costs or expenses reasonably incurred in connection with such recovery, including all premiums and other costs of such insurance policies (and any increase in premium payable by such indemnified party, or any retroactive adjustment under any such policy) shall constitute Covered Losses and nothing set forth herein shall require that any party or Affiliate thereof take any legal action against any insurer or third party provider for indemnification or contribution or similar payment. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third party insurers and any third parties that do not have any material ongoing relationship with Purchaser, its Affiliates or the Business with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party upon the written request of the Indemnifying Party.

Section 9.7.Limitation on Liability

. Notwithstanding anything to the contrary contained in this Agreement (including this Article IX), neither party hereto shall be liable to the other party hereto or its Affiliates, whether in contract, tort (including negligence and strict liability) or otherwise, at law or in equity, and “Covered Losses” shall not include any amounts, for (a) any consequential, special, incidental, indirect, punitive or similar damages (including lost profits, diminution of value, or damages calculated on multiple of earnings or other metrics approaches), in each case except to the extent reasonably foreseeable or payable to a third party or (b) any punitive damages except to the extent payable to a third party.

Section 9.8.Indemnification After-Tax

. Payments by an Indemnifying Party pursuant to this Article IX in respect of any Covered Loss will be reduced by an amount equal to (i) any Tax benefit for U.S. federal, state, local or non-U.S. income Tax purposes to the extent actually resulting in a reduction in a cash Tax liability (within the taxable year in which the Covered Loss was incurred or the immediately following two taxable years) as a result of such Covered Loss by the Indemnified Party, less (ii) any Tax detriment (including any reduction in depreciation or amortization) actually realized as a result of such Covered Loss by the Indemnified Party (including as a result of the receipt of a payment by an Indemnifying Party).

Section 9.9.Mitigation

. Each of the parties hereto agrees to use its commercially reasonable efforts to mitigate its respective Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder.

Section 9.10.Interpretation

. To the extent of any inconsistency between Article IX and Article VI with respect to a Tax matter, the provisions in Article VI shall control.

Section 9.11.Parent Guaranty

. Parent hereby (x) agrees to take all actions reasonably necessary to ensure that Seller shall remain in existence and not be wound up or dissolved until the later of the following: (i) five (5) years from the Closing Date and (ii) the later of the date: (A) when Seller ceases to be subject to any material obligation under this Agreement and (B) the end of the Statement Period; and (y) guarantees the Seller’s due, prompt and faithful performance and discharge (including with respect to payment) of, and compliance with, whether before or after Closing, all of the obligations (including payment), covenants, terms, conditions and undertakings by Seller under this Agreement in accordance with the terms hereof. Purchaser hereby agrees that Parent shall have all defenses to its obligations hereunder that would be available to Seller under this Agreement other than those relating to financial distress, insolvency or illiquidity of Seller. Parent represents and warrants to Purchaser that Parent has the power and authority to execute this Agreement and undertake the obligations set forth in this Section 9.11. Should Parent cease to be the ultimate parent company of Seller, Parent shall remain liable pursuant to this Section 9.11.

Article X
GENERAL PROVISIONS

Section 10.1.Entire Agreement

. This Agreement and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto and the Guaranty, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither party hereto shall be liable or bound to the other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

Section 10.2.Assignment

. Neither this Agreement nor any of the rights or obligations of the parties hereunder may be assigned in whole or in part (including by operation of law in connection with a merger or consolidation or conversion) by Purchaser, Seller or the Company without the prior written consent of Seller (in the case of Purchaser) or Purchaser (in the case of Seller or the Company Group), which may be withheld in the absolute discretion of the party with such consent right, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that (i) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Purchaser without the consent of Seller (and any Affiliate of Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to another Affiliate of Purchaser or to Purchaser without the consent of Seller), but must remain liable hereunder, (ii) each of Seller and the Company may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that acquires all or substantially all of Seller’s assets related to this Agreement, whether by merger, stock purchase, asset purchase or otherwise without the consent of Purchaser (including any entity that acquires all or substantially all of the assets of Parent or any division or business segment of Parent), but, in each case Seller must remain liable hereunder and the applicable assignee must agree in writing to bound by the terms of this Agreement and the Transaction Documents applicable to Seller and any remaining obligations of Seller under this Agreement and the Transaction Documents will be fully assumed by such Person (including by operation of Law, if applicable), (iii) each of Seller and the Company may assign its rights and interests (but not its obligations) under this Agreement to any debt financing sources (or the agents for such debt financing sources) as collateral security without the consent of Purchaser but, in each case, must remain liable hereunder and (iv) Purchaser and its Affiliates may assign their rights and interests (but not their obligations) under this Agreement to any of the Debt Financing Sources (or the agents for the Debt Financing Sources) as collateral security without the consent of Seller, but, in each case, must remain liable hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

Section 10.3.Amendments and Waivers

. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or Seller or the Company, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other party was or is obligated to comply with or perform.

Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 10.4.No Third-Party Beneficiaries

. This Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided that (i) the Related Parties of Seller, the Company or Purchaser, as applicable, are intended third-party beneficiaries of, and may enforce, Section 10.14, and (ii) if the Closing occurs, the Indemnified Parties are intended third-party beneficiaries of, and may enforce, the provisions of Article IX to the extent applicable to such Indemnified Parties.

Section 10.5.Notices

. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or email address as such party shall designate by like notice):

(i)if to Purchaser,

Project Heritage Acquisition, LLC
c/o Variant Equity Advisors, LLC
1880 Century Park East, Suite 825

Los Angeles, CA 90067
Attention:Managing Partner
Email:fwadia@variantequity.com

with a copy (which shall not constitute notice) to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention:Christian Matarese

Adam Levin
Emails:Christian.Matarese@dechert.com

Adam.Levin@dechert.com

(ii)if to Seller or the Company,

c/o The ODP Corporation
6600 North Military Trail,
Boca Raton, FL 33496
Attention:General Counsel
Email:legalgcsupport@officedepot.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:Alan M. Klein
Jakob Rendtorff
Email:aklein@stblaw.com
jrendtorff@stblaw.com

Section 10.6.Specific Performance

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(a)Subject to Section 8.2, the parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions, and accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. The parties hereto acknowledge and agree that prior to the Closing, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other parties hereto or to enforce specifically the terms and provisions of this Agreement and the Equity Commitment Letters (subject to the limitations expressly set forth therein) to prevent breaches of, enforce compliance with, this Agreement, or, in the case of Seller or the Company, to cure breaches of those covenants of Purchaser that require Purchaser to use its reasonable best efforts to obtain the Financing (including, to the extent required, Alternative Financing), to enforce its rights under the Equity Commitment Letter (subject to the limitations expressly set forth therein), including complying with and performing its covenants and agreements herein, including the covenants set forth in Section 5.1 and Section 5.18. If any party hereto brings any claim to enforce specifically the performance of the terms and provisions of this Agreement, in accordance with the terms of this Agreement, then, notwithstanding anything to the contrary contained herein, the Outside Date shall automatically be extended by the period of time between the commencement of such claim and the date on which such claim is fully and finally resolved.

(b)Notwithstanding Section 10.6(a), Section 10.6(b), or any other provision of this Agreement to the contrary, the Company and the Seller shall be entitled to specific performance of Purchaser’s obligations to cause the Equity Financing to be funded (or to cause directly such Equity Financing to be funded under the Equity Commitment Letter on the terms set forth therein) and to cause the Closing to occur in accordance with Section 2.3 only in the event that: (i) all of the conditions set forth in Section 7.1 have been satisfied or waived in writing, (ii) all of the conditions set forth in Section 7.2 have been satisfied or waived in writing (other than those conditions which by their nature are to be satisfied at the Closing, but which are capable of satisfaction at the Closing); (iii) the Debt Financing and, if applicable, any Alternative Financing have been funded or the Debt Financing Sources and, if applicable, the alternative financing sources have confirmed in an irrevocable writing that the Debt Financing and, if applicable, any Alternative Financing will be funded if the Equity Financing is funded at the Closing (provided that Purchaser shall not be required to draw down the Equity Financing or to consummate the Closing if the Debt Financing and, if applicable, the Alternative Financing are not in fact funded at the Closing); (iv) the Closing will occur substantially simultaneously with the drawdown of the Debt Financing or, if applicable, the Alternative Financing; (v) each of the Company and the Seller has irrevocably confirmed in writing that it stands ready, willing and able to consummate the Transaction and if specific performance is granted and such Equity Financing and Debt Financing (and, if applicable, any Alternative Financing) are funded, then Seller and the Company will take all actions within their control to cause the Closing to occur, and (vi) Purchaser fails to complete the Closing within three (3) Business Days after the delivery of such irrevocable written confirmation described in the foregoing clause (v) (which written confirmation shall not have been revoked, modified or withdrawn during such three (3) Business Day period); provided that nothing in this Section 10.6 shall prevent Seller or the Company from seeking and obtaining specific performance against (A) the Guarantor under the Guaranty to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein or (B) Purchaser to cause Purchaser to use its reasonable best efforts to obtain the Financing (including, to the extent required, Alternative Financing), including by enforcing its rights under the Commitment Letters against any Debt Financing Source. Notwithstanding anything to the contrary contained herein: (x) except with respect to the applicable obligations of Purchaser to cause the Equity Financing to be funded, in which case, the parties agree that Seller’s sole remedy in connection with Purchaser’s failure to cause the Equity Financing to be funded or to consummate the transactions contemplated hereby shall be, subject to the terms of Section 8.2(b), the right to terminate this Agreement pursuant to Section 8.1(f) and receive the Termination Fee and any applicable reimbursements pursuant to Section 8.2(c) and Section 5.19(c) (or the guarantees thereof pursuant to the Guaranty), this Section 10.6 shall not limit or otherwise affect the rights of the Company or the Seller to obtain specific performance or other equitable relief with respect to any other obligation of Purchaser hereunder; and (y) under no circumstances shall the Company or the Seller be permitted or entitled to receive both a grant of specific performance pursuant to this Section 10.6(b) and payment of the Termination Fee.

(c)The parties further agree that, subject in all cases to Section 10.6(b), (x) by seeking the remedies provided for in this Section 10.6, a party shall not in any respect waive its right to seek any other form of available relief that may be available to a party under, and in accordance with, this Agreement in the event that the remedies provided for in this Section 10.6 are not available or otherwise are not granted, and (y) nothing set forth in this Section 10.6 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 10.6 prior to or as a condition to exercising any termination right under Article VIII (and/or receipt of any amounts due pursuant to Section 8.2), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 10.6 or anything set forth in this Section 10.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII, or pursue any other remedies under this Agreement or the Equity Commitment Letter that may be available then or thereafter in each case on the terms and conditions set forth herein and therein; provided, however, for the avoidance of doubt, notwithstanding anything contained in this Section 10.6(c), (i) nothing set forth in this Section 10.6(c) expands any rights or limits any obligations otherwise set forth in, or otherwise modifies, any other Section of this Agreement or any other Transaction Document and (ii) under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance pursuant to Section 10.6(b) and payment of the Termination Fee. Subject to compliance with Section 8.2, Section 10.6(b), and the remainder of this Section 10.6, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief in accordance with this Section 10.6 on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

(d)If Seller brings an Action for specific performance pursuant to, and in accordance with, this Section 10.6, and a court of competent jurisdiction determines that Purchaser breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, but such court declines to enforce specifically the obligations of Purchaser to effect the Closing in accordance with this Agreement, then, in addition to the right of Seller to terminate this Agreement pursuant to Article VIII, Seller shall be entitled to pursue payment of the Termination Fee as provided for in Article VIII (and any applicable reimbursements pursuant to Section 8.2(c) and Section 5.19(c) (or the guarantees thereof pursuant to the Guaranty)). For the avoidance of doubt, while Seller may, subject in all respects to this Section 10.6, Section 8.2, and Section 10.14 (including, in each case, the limitations set forth therein), pursue both a grant of specific performance to the extent permitted by this Section 10.6, on the one hand, and the payment of (x) the Termination Fee, if, as, and when due under Section 8.2 (and any applicable reimbursements pursuant to Section 8.2(c) and Section 5.19(c) (or the guarantees thereof pursuant to the Guaranty)), or (y) damages for Fraud or Willful Breach prior to the valid termination of this Agreement, on the other hand, for the avoidance of doubt and notwithstanding anything to the contrary herein or in any other Transaction Document or otherwise, under no circumstances shall the Company or Seller be permitted or entitled to receive (i) both a grant of specific performance to cause the Equity Financing to be funded (or to cause directly such Equity Financing to be funded under the Equity Commitment Letter on the terms set forth therein) and/or to require Purchaser to consummate the Closing, on the one hand, and payment of any monetary damages whatsoever or payment of the Termination Fee, if, as, and when due under Section 8.2(b) (and any applicable reimbursements pursuant to Section 8.2(c) and Section 5.19(c) (or the guarantees thereof pursuant to the

Guaranty)), on the other hand, or (ii) both payment of any monetary damages whatsoever on the one hand, and payment of the Termination Fee, if, as, and when due or Section 8.2(b) (and any applicable reimbursements pursuant to Section 8.2(c) (or the guarantees thereof pursuant to the Guaranty)), on the other hand.

Section 10.7.Governing Law and Jurisdiction

. Subject to Section 10.13, this Agreement and its enforcement, and any controversy arising out of or relating to the making or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to Delaware’s principles of conflicts of law. In addition, each of the parties hereto (a) submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the Delaware Court of Chancery; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that (x) any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named court, or (iii) should be stayed by reason of the pendency of some other proceeding in any court other than the above-named court, or (y) this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each party hereto agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 10.5.

Section 10.8.Waiver of Jury Trial

. SUBJECT TO SECTION 10.13, EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH (INCLUDING IN CONNECTION WITH THE DEBT FINANCING) OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS (INCLUDING IN CONNECTION WITH THE DEBT FINANCING). NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 10.8. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS Section 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.9.Severability

. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10.Counterparts

. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each party hereto and delivered (by e-mail or otherwise) to the other party. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 10.11.Expenses

. Except as otherwise expressly provided herein, whether or not the Closing takes place, and except as set forth otherwise in this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.12.Interpretation; Absence of Presumption

. It is understood and agreed that the specification of any Dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules) shall be deemed an admission by either party hereto or any of its Affiliates, in any Proceeding or Action, that such party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract. Notwithstanding any materiality or “Material Adverse Effect” qualifications in any of the representations and warranties of Seller or Purchaser in this Agreement, for administrative ease, certain items, information or other matters may be included in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules that are not necessarily limited to items, information or matters required to be disclosed by this Agreement to be reflected in the Seller Disclosure Schedules or Purchaser Disclosure Schedules, as applicable, considered by Seller to be material to the Business (including the Company Group) or the financial condition or results of operations of the Business (including the Company Group) or considered by Seller or Purchaser to reasonably be expected to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Nothing contained in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement. The fact that any item, information or other matter has been included, referred to or disclosed in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules (i) shall not be construed to establish, in whole or in part, any standard of the extent disclosure is required (including any standard of materiality), for purposes of such schedules; (ii) does not represent a determination by Seller or Purchaser, as applicable, that such item did not arise in the ordinary course of business; and (iii) shall not constitute an admission or indication by Seller or Purchaser, as applicable, that such disclosure is required to be made pursuant to any of the representations and warranties contained in this Agreement. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “Dollars” or “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall mean “and/or”; (g) references to “written” or “in writing” include in electronic form; (h) the phrase “ordinary course of business” shall mean “ordinary course of business, consistent with past practice”; (i) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (j) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the parties hereto or thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) when reference is made to information that has been “made available,” “provided” or “delivered” to Purchaser or its Representatives that shall mean that such information was continuously maintained in the “Project Heritage” electronic data room hosted by Intralinks for a period beginning at least 24 hours prior to the date hereof through the date hereof; and (o) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

Section 10.13.Debt Financing Sources

. Notwithstanding anything in this Agreement to the contrary, Seller on behalf of itself, its Subsidiaries hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon Seller or its Subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 10.5, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Sources Related Parties will have any liability to Seller or any of its Subsidiaries (in each case, other than Purchaser and the Company Group and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and neither Seller nor any of its Subsidiaries will have any rights or claims against any Debt Financing Sources Related Parties hereunder or thereunder (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Purchaser against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Transaction), and (vii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.13, Section 5.19, Section 8.2(e), Section 10.2, Section 10.3, Section 10.7 or Section 10.8, and such provisions and the definition of “Debt Financing Sources” and “Debt Financing Sources Related Parties” shall not be amended or waived in any way material and adverse to the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources.

Section 10.14.Non-Recourse

. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against, and any Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement (other than with respect to claims of a Purchaser Indemnified Party) and none of the former, current and future Affiliates, directors, officers, managers, employees, advisors, Representatives, shareholders, members, managers, partners, successors and assigns of any party hereto or any Affiliate thereof or any former, current and future Affiliate, director, officer, manager, employee, advisor, Representative, shareholder, member, manager, partners, successor and assign of any of the foregoing (collectively, “Related Parties”) that is not a party hereto shall have any Liability for any Liabilities of the parties hereto for any Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, none of the parties hereto shall have any rights of recovery in respect hereof against any Related Party that is not a party hereto and no personal Liability shall attach to any Related Party that is not a party hereto through any party hereto or otherwise, whether by or through attempted piercing of the corporate veil, by or through a Proceeding (whether in tort, contract or otherwise) by or on behalf of a party hereto against any Related Party that is not a party hereto, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise. Notwithstanding anything to the contrary in this Section 10.14, nothing in this Section 10.14 shall be deemed to limit any Liabilities of, or claims against, any party to any Transaction Document or serve as a waiver of any right on the part of any party to such Transaction Document (x) in the case of Fraud and (y) to initiate any Proceeding permitted pursuant to, and in accordance with the specific terms of such Transaction Document.

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IN WITNESS WHEREOF, Seller, Company, Parent and Purchaser have duly executed this Agreement as of the date first written above.

LINCOLN MERGER SUB TWO LLC

By:/s/ N. DAVID BLEISCH
Name:N. David Bleisch
Title:Authorized Signatory

COMPUCOM SUPER HOLDINGS LLC

By:/s/ N. DAVID BLEISCH
Name:N. David Bleisch
Title:Authorized Signatory

THE ODP CORPORATION, solely with respect to Section 9.11 of the Agreement

By:/s/ N. DAVID BLEISCH
Name:N. David Bleisch
Title:Executive Vice President, Chief Legal & Administrative Officer and Corporate Secretary

PROJECT HERITAGE ACQUISITION, LLC

By:/s/ FARHAAD CHANDUWADIA
Name:Farhaad Chanduwadia
Title:President